UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.1)

Filed by the Registrant ⌧
Filed by a party other than the Registrant ◻
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⌧	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
◻	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

SAFETY INSURANCE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
⌧	No fee required.
◻	Fee paid previously with preliminary materials.
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

SAFETY INSURANCE GROUP, INC.

20 Custom House Street, Boston, Massachusetts 02110

April 8, 2022
To Our Stockholders:

I am pleased to invite you to attend the 2022 Annual Meeting of Stockholders of Safety Insurance Group, Inc. (the “2022 Annual Meeting”), which will be held at 10:00 AM on June 1, 2022, at our headquarters, 20 Custom House Street, Boston, Massachusetts 02110. While attendance in person will be permitted, stockholders will be able to listen to a live teleconference of the meeting by dialing in at (866) 295-5205. The participation code for the meeting is 9510600. We will be taking questions from Stockholders only in advance of the meeting to reduce the risk of technology problems. If you have questions, please email them to InvestorRelations@SafetyInsurance.com by May 27, 2022.

Included with this letter are the Notice of Annual Meeting of Stockholders, a proxy statement detailing the business to be conducted at the Annual Meeting and a proxy card.

If you plan to attend the meeting, please bring a form of personal identification with you and, if you are acting as proxy for another shareholder, please bring written confirmation from the shareholder for whom you are acting as proxy.

Please be advised that shareholders will not be deemed to be “present” and will not be able to vote their shares, or revoke or change a previously submitted vote, at the Annual Meeting by participating in the live audio presentation of the Annual Meeting. As a result, to ensure that your vote is counted at the Annual Meeting, the Company strongly urges shareholders to submit their proxies or votes in advance of the Annual Meeting using one of the available methods described in the Proxy Statement and proxy card.

Whether or not you expect to attend the meeting, please sign and return the enclosed proxy card in the envelope provided. Your cooperation will assure that your shares are voted and will also greatly assist our officers in preparing for the meeting. If you attend the meeting, you may withdraw any proxy previously given and vote your shares in person if you so desire.

The matters to be voted on at the 2022 Annual Meeting are:

(i) the election of two directors;

(ii) the ratification, on an advisory (non-binding) basis, of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022;

(iii) the approval, on an advisory (non-binding) basis, of our named executive officer compensation;

(iv) the approval of an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws (the “Bylaws”) to allow stockholders the right to call a special meetings of stockholders;

(v) the approval of an amendment to the Certificate to allow stockholders to act by written consent;

(vi) the approval of an amendment to the Certificate to replace the supermajority voting requirement contained therein with a majority voting requirement,

(vii) the approval of the amended terms of the 2018 Long-Term Incentive Plan, and

(viii) to transact such other business as may properly come before the meeting or any adjournment or any postponement thereof.

Sincerely,

George M. Murphy
President and Chief Executive Officer

SAFETY INSURANCE GROUP, INC.

20 Custom House Street, Boston, Massachusetts 02110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 1, 2022

April 8, 2022
To Our Stockholders:

The 2021 Annual Meeting of Stockholders of Safety Insurance Group, Inc. (the “Company”) will be held on, June 1, 2022 at 10:00 AM local time, at our headquarters, 20 Custom House Street, Boston, Massachusetts 02110. At this meeting, you will be asked to consider and vote upon the following:

1.	a proposal to elect two of the Company’s directors to Class II with a term ending 2025;
2.to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2022;
3.to provide an advisory vote on the compensation of the named executive officers as disclosed in this Proxy Statement;
4.to approve an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws (the “Bylaws”) to allow stockholders the right to call a special meeting of stockholders;
5.to approve an amendment to the Certificate to allow stockholders to act by written consent;
6.to approve an amendment to the Certificate to replace the supermajority voting requirement contained therein with a majority voting requirement,
7.a proposal to approve the amended material terms of the 2018 Long-Term Incentive Plan; and
8.to transact such other business as may properly come before the Annual Meeting or any adjournment or any postponement thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

Our Board has fixed the close of business on April 8, 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders of the Company (the “2022” Annual Meeting”).

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF OUR BOARD’S NOMINEES UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, 4, 5, 6, and 7 USING THE ENCLOSED PROXY CARD.

By Order of the Board of Directors,

CHRISTOPHER T. WHITFORD
Vice President, Chief Financial Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials for

Our 2022 Annual Meeting of Stockholders to Be Held on June 1, 2022

The accompanying Proxy Statement and our 2021 Annual Report to Our Stockholders are available for viewing, printing and downloading at www.proxyvote.com and http://materials.proxyvote.com/78648T.

SAFETY INSURANCE GROUP, INC.

20 Custom House Street, Boston, Massachusetts 02110

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 1, 2022

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Safety Insurance Group, Inc. (the “Company” or “Safety” or “we”) for the 2022 Annual Meeting of Stockholders to be held on June 1, 2022 at the Company’s headquarters located at 20 Custom House Street, Boston, Massachusetts 02110 (the “2022 Annual Meeting”).

The record date for determining stockholders entitled to vote at the 2022 Annual Meeting has been fixed at the close of business on April 8, 2022 (the “Record Date”). As of the Record Date, 14,741,778 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), were outstanding and entitled to be voted. Every stockholder will be entitled to one vote for each share of Common Stock recorded in his or her name on the Company’s books as of the Record Date. The Company mailed this Proxy Statement and the related form of proxy (the “Proxy”) on or about [•].

If you timely return a validly executed proxy card without indicating how your shares should be voted on a matter and you do not revoke your proxy, your proxy will be voted in accordance with the Board’s recommendation as follows:

		Board
Item	Description	Recommendation	Page
1	Election of two Class II directors	FOR the Board’s Nominees	4
2	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	FOR	16
3	Advisory Vote on Executive Compensation	FOR	18
4	Vote to Provide Stockholders the Right to Call a Special Meeting	FOR	19
5	Vote to Provide Stockholders the Right to Act by Written Consent	FOR	23
6	Vote to Replace Supermajority Provisions	FOR	27
7	Vote to Approve the Amended and Restated 2018 Long-term Incentive Plan	FOR	29

With respect to Proposal 1, Election of the Company’s Directors, the shares of Common Stock represented by the enclosed Proxy will be voted as directed by the shareholder. Abstentions are not counted as a vote cast either “for” or “against” the nominee’s election. The Board adopted Amended and Restated Bylaws of the Company effective as of March 30, 2020 under which a director shall be elected by a majority of the votes cast in an uncontested election at which a quorum

(a majority of issued and outstanding shares of Common Stock entitled to vote) is present. For the 2022 Annual Meeting, so long as a quorum is present either in person or by proxy, a majority of the votes properly cast is required to elect each director. Votes withheld from a director nominee, abstentions and broker non-votes (when a registered broker holding a customer’s shares in the name of the broker has not received voting instructions on a matter from the customer and is barred from exercising discretionary authority to vote on the matter, which the broker indicates on the proxy card) will be treated as present at the 2022 Annual Meeting for the purpose of determining a quorum but will not be counted as votes cast.

With respect to Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm, an affirmative vote of a majority of the shares present or represented and entitled to vote on such proposal is required for approval. Abstentions are included in the number of shares present or represented and entitled to vote on the proposal and therefore have the practical effect of a vote against the proposal.

With respect to Proposal 3, Advisory Vote on Executive Compensation, an affirmative vote of a majority of the shares present or represented and entitled to vote on such proposal is required for approval (on a non-binding, advisory basis). Abstentions are included in the number of shares present or represented and entitled to vote on the proposal and therefore have the practical effect of a vote against the proposal. Your vote is advisory and will not be binding upon the Company, the Board of Directors, or the Compensation Committee. However, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal 4, an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws (the “Bylaws”) to allow stockholders the right to call a special meetings of stockholders, requires an affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of outstanding capital stock entitled to vote at the 2022 Annual Meeting. Abstentions and broker non-votes will count as votes against the proposal.

Proposal 5, an amendment to our Certificate to allow stockholders to act by written consent, requires an affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of outstanding capital stock entitled to vote at the 2022 Annual Meeting. Abstentions and broker non-votes will count as votes against the proposal.

Proposal 6, an amendment to our Certificate to replace the supermajority voting requirement contained therein with a majority voting requirement, requires an affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of outstanding capital stock entitled to vote at the 2022 Annual Meeting. Abstentions and broker non-votes will count as votes against the proposal.

With respect to Proposal 7 approval of the material terms of the amended 2018 Long Term Incentive Plan requires a majority of the votes cast to be in favor of approval. Under Delaware law, approval requires an affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions and broker non-votes will not be considered as votes cast for or against the proposal and will therefore have no effect on the outcome of the vote.

Any stockholder giving a Proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Secretary. Any stockholder attending the 2022 Annual Meeting may vote in person whether or not the stockholder has previously filed a Proxy. Presence at the 2022 Annual Meeting by a stockholder who has signed a Proxy, however, does not in itself revoke the Proxy. The enclosed Proxy is being solicited by the Board.

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2021, including financial statements and the report of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, thereon, accompanies this Proxy Statement. The Annual Report to Stockholders is neither a part of this Proxy Statement nor incorporated herein by reference.

The voting results of the 2022 Annual Meeting will be published no later than four business days after the Annual Meeting on a Form 8-K filed with the Securities and Exchange Commission.

PROPOSAL 1

ELECTION OF THE COMPANY’S DIRECTORS

The Board consists of seven members and three classes. Each class serves three years, with terms of office of the respective classes expiring in successive years. On March 24, 2022, Frederic H. Lindeberg communicated his intention to resign from the Board before the end of his term, which expires at the 2022 Annual Meeting. Additionally, on March 24, 2022, the Company appointed John D. Farina and Deborah E. Gray to its Board of Directors.

Each of the two Directors, whose term expires at this year’s 2022 Annual Meeting, Deborah E. Gray and George M. Murphy, have been nominated for election to a three-year term ending at the 2025 Annual Meeting of Stockholders and until a successor, if any, is elected and duly qualified. The remaining five directors will continue to serve in accordance with their terms.

THE BOARD RECOMMENDS VOTING FOR PROPOSAL 1 WHICH CALLS FOR THE ELECTION OF THE 2022 NOMINEES.

Name	Age **	Director Since
Class I - Term ending in 2024
Peter J. Manning (1C)(2)(3)	83	2003
Mary C. Moran (1)(2)(3C)	66	2020

Class II - Term ending in 2025*
Deborah E. Gray	58	2022
George M. Murphy (4)	55	2016

Class III - Term ending in 2023
David F. Brussard, Chairperson of the Board (4C)	70	2001
John D. Farina	58	2022
Thalia M. Meehan (1)(2C)(3)(4)	61	2017

*	Nominated at the 2022 Annual Meeting to a term ending in 2025
**	As of April 8, 2022.
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.
(4)	Member of the Investment Committee.
(C)	Chairperson of the Committee referenced.

Each of our directors brings to our board extensive management and leadership experience gained through their service as executives and, in several cases, chief executive officers of diverse businesses. In these executive roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital, risk and business cycles. The nominating committee’s process to recommend qualified director candidates is described under Nominating and Governance Committee Policies.

	Brussard	Farina	Gray	Manning	Meehan	Moran	Murphy
Business Management	X	X		X			X
Diversity			X		X	X
Financial Statement / Audit		X		X		X
Independence	X	X	X	X	X	X
Insurance Industry	X	X					X
Investment	X				X		X
Legal or Regulatory	X	X	X	X			X
Public Company Experience	X		X	X	X	X	X
Risk Management / ESG	X	X	X	X			X
Technology and Information Security			X

The following information with respect to the principal occupation, business experience, recent business activities involving the Company and other affiliations of the nominees and directors has been furnished to the Company by the nominees and directors.

Nominees for Director

Deborah E. Gray was appointed Director of the Company on March 24, 2022. Ms. Gray has served in various General Counsel roles over her 30-year career, including most recently providing her expertise to non-profit and start-up organizations. Currently, she is providing General Counsel services to the Achievement Network, a private, non-profit education organization where she leads all day-to-day legal, data privacy and security, and compliance initiatives. Prior to this role, Ms. Gray served as Vice President, General Counsel and Secretary at Acquia, Inc., a Software-as-a-Service (SaaS) company, from October 2011 to December 2013, where she led the creation and build out of its global legal, data security and corporate compliance functions including M&A, commercial contracts, licensing, real estate, employment, corporate and Board governance. From 2002 to 2011, Ms. Gray was with Charles River Laboratories International, Inc., a U.S. life sciences company providing pre-clinical/clinical lab services for pharma, medical devices and biotech companies. At Charles River Laboratories, she was responsible for corporate, licensing, employment law, SEC and NYSE reporting and compliance, corporate governance, M&A, and general commercial contracts. In 2006, she took on the role of chief employment counsel for offices in 19 states and various locations in Canada, Japan, China, India and Europe. Previous to this, Ms. Gray was a member of the Executive Team at Sapient Corporation, a publicly traded professional services tech company, as Vice President, General Counsel, and Assistant Secretary and with Harcourt General, a publicly traded holding company, as Senior Corporate & SEC Counsel. Ms. Gray began her legal career at WilmerHale in Boston where she was a Junior Partner specializing in mergers and acquisitions, initial public offerings, and SEC compliance matters

Ms. Gray has served on various non-profit boards including, The Home For Little Wanderers, the largest child welfare organization in the country, where she co-chaired the Nominating & Governance Committee and chaired the Risk Management Committee for many years. Previously, she was also a Trustee of Colby College and an Overseer of the Boston Symphony Orchestra. Ms. Gray graduated with a B.A. from Colby College and a J.D. from Boston College Law School. Her legal and business expertise with high-growth companies, ranging from start-ups to publicly traded multibillion-dollar corporations, are beneficial to Safety, particularly in relation to risk management, compliance, data privacy and security, and corporate governance matters.

George M. Murphy, CPCU, was appointed President and Chief Executive Officer of the Company effective April 1, 2016. He previously was the Vice President of Marketing since October 1, 2005. Mr. Murphy was appointed to the Board of Directors and to the Investment Committee in February 2016. Mr. Murphy has been employed by the Insurance Subsidiaries for over 32 years. Mr. Murphy is also on the Board of Trustees of the Insurance Library Association of Boston. Mr. Murphy’s leadership roles in the Company and our insurance subsidiaries which includes developing a deep understanding of our business as well strong personal relationships with Safety’s network of independent agents along with his knowledge of finance, regulation, corporate governance and other matters affecting public companies, make him well-qualified to serve on our Board of Directors.

Directors Continuing in Office

David F. Brussard served as President and Chief Executive Officer ("CEO") of the Company from June 2001 until his retirement on March 31, 2016. Mr. Brussard continues to serve the Company as Non-Executive Chairman of the Board. From January 1999 to March 31, 2016, Mr. Brussard served as the CEO and President of the Insurance Subsidiaries. Previously, Mr. Brussard served as Executive Vice President of the Insurance Subsidiaries from 1985 to 1999 and as Chief Financial Officer and Treasurer of the Insurance Subsidiaries from 1979 to 1999. Mr. Brussard was appointed Chairman of the Board in March 2004 and has served as a Director of the Company since October 2001. Mr. Brussard was also appointed Chairman of the Investment Committee on February 22, 2017. Based upon Mr. Brussard’s significant experience with the insurance industry and his leadership roles in the Company and our insurance subsidiaries since inception, as well as his understanding of the financial, regulatory, corporate governance and other matters affecting public companies, we believe that Mr. Brussard is well qualified to serve as Chairman of our Board.

John D. Farina was appointed Director of the Company on March 24, 2022 and is a retired partner of PricewaterhouseCoopers (“PwC”), where he spent 35 years advising both domestic and multinational Fortune 500 companies on financial accounting, regulatory, and tax matters. Mr. Farina also led PwC’s US Insurance Tax practice and has deep insurance industry expertise. During his time at PwC, Mr. Farina held a variety of senior leadership roles including Managing Partner of the Northeast Region, where he was responsible for over 3,800 partners and staff in five offices. In this role, he oversaw strategic planning, operations, finance, risk management, human capital, and marketing functions. Mr. Farina was elected by his fellow partners for two terms on both PwC’s US and Global Boards, providing 10 years of governance oversight to the firm.

After retiring from PwC in 2021, Mr. Farina was elected to join the National Committee of St. Jude Children's Research Hospital in Memphis, Tennessee, where he serves on the Audit & Compliance Committee. Mr. Farina has also served on several non-profit boards, including the Greater Boston Chamber of Commerce. Mr. Farina received his BBA in Accounting from Evangel University and is a CPA in Massachusetts and Texas. Mr. Farina qualifies as an “Audit Committee Financial Expert”' as defined by the U.S. Securities and Exchange Committee rules.

Peter J. Manning has served as a director of the Company since September 2003. Mr. Manning retired in 2003, as Vice Chairman Strategic Business Development of FleetBoston Financial, after 32 years with FleetBoston Financial Corporation (formerly BankBoston) where he also held the positions of Comptroller and Executive Vice President and Chief Financial Officer. Mr. Manning started his career with Coopers & Lybrand in 1962 prior to his 1972 employment with BankBoston. He is a former director of the Blue Hills Bank and a former director of Thermo Fisher Scientific and the Lahey Clinic. Mr. Manning qualifies as an “Audit Committee Financial Expert” as defined by the U.S. Securities and Exchange Committee rules. We believe that Mr. Manning’s many years of experience in finance and accounting in the banking industry provide him with the necessary qualifications to be a director of the Company and Chairperson of our Audit Committee.

Thalia M. Meehan was appointed Director of the Company on July 3, 2017. Ms. Meehan has also been appointed to serve as a member of the Audit Committee, the Investment Committee and the Nominating and Governance Committee, as well as Chairperson of the Compensation Committee of the Board effective February 24, 2021. Ms. Meehan, a Chartered Financial Analyst, has over 30 years of experience in the investment sector.  Ms. Meehan retired from Putnam Investments in 2016 with 27 years of experience and most recently served as a Team Leader and Portfolio Manager at Putnam Investments. Ms. Meehan currently serves on the Board of Cambridge Bancorp where she is a member of the Trust and Risk Committees and also serves on the Nominating and Finance Committees of the Municipal Securities Rulemaking Board and the Advisory Committee of the Board of Boston Women in Public Finance. Ms. Meehan’s leadership skills and vast experience in the investment sector enable her to provide valuable insight and advice regarding investment decisions and other matter of import to the Company, which we believe well qualify her to serve on our Board as well as Chairperson of the Compensation Committee.

Mary C. Moran was appointed Director of the Company on March 27, 2020. Ms. Moran has over 40 years of financial experience in both private industry as well as consulting. Ms. Moran began her career at KPMG, previously Peat Marwick, where she became a Senior Manager before serving as Senior Vice President of Finance and Administration for Boston Sand and Gravel Company from 1990 to 2001. Since 2002 she has served as CEO of MCM Financial Consulting, focusing on projects within in the banking, construction, higher education, manufacturing, not-for-profit and professional services industries. Ms. Moran is currently a director of Care Dimensions where she serves on the finance and audit committee and is a former director and audit committee member of Danvers Bankcorp, the College of the Holy Cross and Catholic Memorial School. Ms. Moran graduated from Northeastern University with a M.B.A. and MS in Accounting and from the College of the Holy Cross with a degree in Economics. Ms. Moran qualifies as an “Audit Committee Financial Expert” as defined by the U.S. Securities and Exchange Committee rules. We believe that Ms. Moran’s many years of experience in finance, along with her leadership skills and vast consulting experience in the financial sector provide her with the necessary qualifications which we believe well qualify her to serve on our Board.

Certain Information Regarding the Board of Directors

Board Refreshment

Over the past five years, our Board has undergone significant change as part of a conscious effort, led by the Nominating and Governance Committee, to refresh the Board and augment its composition with fresh, diverse perspectives and complementary skills and experiences that are aligned with the Company’s long-term strategy. In total, our Board has added four new directors – comprising a majority of the independent directors of the Board – since 2017, with two longer-tenured directors stepping down during that time.

The graphics below illustrate the efficacy of our Board refreshment in reducing the average tenure and age of the Board and enhancing the Board’s gender diversity.

Board Diversity and Inclusion

The Company is committed to creating and fostering an environment of diversity and inclusion, and that commitment extends to our Board of Directors. In considering our director nominees, the Nominating and Governance Committee considers candidates who represent a mix of skills and experiences and represent diversity of gender, age, race, ethnicity, background and perspective that enhance the quality of Board deliberations and align with the perceived needs of the Board and the Company’s strategy.

We believe that our Board, as currently comprised, consists of a highly qualified and diverse group of leaders in their respective fields, bringing together a fresh mix of perspectives and deep institutional knowledge of the Company and its business. The graphics below illustrate the diversity of our seven members with respect to tenure, age and gender.

The following table sets forth the diversity characteristics of the Board of Directors:

Board Diversity Matrix
Total Number of Directors	7
				Did Not
				Disclosure
	Female	Male	Non-Binary	Gender
Part I: Gender Identify
Directors	3	4	-	-
Part II: Demographic Background
African American or Black	1	-	-	-
Alaskan Native or Native American	0	-	-	-
Asian	0	-	-	-
Hispanic or Latino	0	-	-	-
Native Hawaiian or Pacific Islander	0	-	-	-
White	2	4	-	-
Two or More Races or Ethnicities	0	-	-	-
LGBTQ+	1	-	-	-

Meetings of the Board of Directors

During 2021, the following meetings of the Board were held: five meetings of the Board, four meetings of the Audit Committee, two meetings of the Compensation Committee, two meetings of the Nominating and Governance Committee and four meetings of the Investment Committee. All of the incumbent Directors attended 100% of the Board and committee meetings held while they were members during 2021. The directors also gathered throughout the year for less formal business updates and provided input to management. At each quarterly meeting of the Board, the non-executive directors held an executive session without management present.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by Mr. David F. Brussard and Mr. George M. Murphy, respectively. As the Chairman of the Board, Mr. Brussard provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. Mr. Brussard is considered independent under National Association of Securities Dealers, Inc. (“NASDAQ”) rules. As Chief Executive Officer, Mr. Murphy has general charge, supervision, and control of the business and affairs of the Company and is responsible generally for assuring that policy decisions of the Board are implemented as adopted.

On January 12, 2022, the Board appointed Thalia Meehan to the newly created role of Lead Independent Director. In this role, Ms. Meehan has the following responsibilities:

●	presiding at all meetings of the Board at which the chair is not present, including executive sessions of the independent directors;
●	serving as liaison between the chair and the independent directors;
●	approving information sent to the Board;
●	approving meeting agendas for the Board;
●	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
●	having the authority to call meetings of the independent directors; and
●	if requested by major stockholders, being available for consultation and direct communication.

We believe this Board leadership structure is appropriate for the Company, in that the Chairman of the Board, Chief Executive Officer, and Lead Independent Director provide strong leadership and direction for management to execute the Company’s strategy and business plan while contributing to a more efficient and effective Board.

Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s strategic, financial and operational risks. The Company’s Compensation Committee oversees the management of risks relating to the Company’s compensation policies and practices. The Audit Committee oversees the management of risks associated with accounting, auditing, financial reporting and internal controls over financial reporting. The Audit Committee is responsible for reviewing and discussing the guidelines and policies governing the process by which senior management and the internal auditing department assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Nominating and Governance Committee oversees risks associated with the independence of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Independent Directors

The Board has determined that David F. Brussard, Deborah E. Gray, John D. Farina, Peter J. Manning, Thalia M. Meehan and Mary C. Moran are “independent directors” as determined pursuant to the Marketplace Rules promulgated by NASDAQ and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Board Committees

The Audit Committee is comprised of Peter J. Manning (Chairperson), Thalia M. Meehan and Mary C. Moran (the “Audit Committee”). The Board has determined that Peter J. Manning, and Mary C. Moran are “Audit Committee Financial Experts” as established by the rules and regulations of the SEC. The Audit Committee meets at least quarterly and at each quarterly meeting meets with the independent auditors in an executive session without management present. For information regarding the functions performed by the Audit Committee, please refer to the Report of the Audit Committee included in this Proxy Statement, as well as the Charter of the Audit Committee, which is posted on our website, www.SafetyInsurance.com.

The Compensation Committee is comprised of Thalia M. Meehan (Chairperson), Peter J. Manning and Mary C. Moran (the “Compensation Committee”). For information regarding the functions performed by the Compensation Committee, please refer to the Compensation Discussion and Analysis and the Compensation Committee Report included in this Proxy Statement, as well as the Charter of the Compensation Committee, which is posted on our website, www.SafetyInsurance.com.

The Nominating and Governance Committee is comprised of Mary C. Moran (Chairperson), Peter J. Manning, and Thalia M. Meehan (the “Nominating and Governance Committee”). For information regarding the functions performed by the Nominating and Governance Committee, please refer to the Charter of the Nominating and Governance Committee, which is posted on our website, www.SafetyInsurance.com.

The Investment Committee is comprised of David F. Brussard (Chairperson), Thalia M. Meehan, and George M. Murphy (the “Investment Committee”). Christopher T. Whitford, the Company’s Chief Financial Officer is a participant on the Committee as a management designee. The Investment Committee reviews and evaluates, as may be appropriate, information relating to the Company’s invested assets and its investment policies, strategies, objectives and activities.

Board Evaluations

The board annually conducts a self-evaluation. Led by the lead independent director, feedback from individual directors is reviewed and discussed first by the nominating committee and then with the entire board. These discussions include specific governance topics such as director tenure, board refreshment and composition as well as the diversity of experience, skills, competencies and other qualities of current directors and future director candidates. The board intends for this annual process to help inform its decisions about how to best structure and govern itself in the short- and long-term, enabling it to provide effective oversight of the company for the benefit of stockholders.

Nominating and Governance Committee Policies

Pursuant to the Charter of the Nominating and Governance Committee, the Nominating and Governance Committee has developed the following policies and procedures related to the nomination process for directors of the Company and the means by which stockholders may communicate with the Board.

Stockholder Recommendations for Director-Nominees

The Nominating and Governance Committee will consider recommendations from stockholders as to candidates to be nominated for election to the Board. A stockholder wishing to submit such a recommendation should send a letter to the Secretary of the Company at Safety Insurance Group, Inc., 20 Custom House Street, Boston, Massachusetts 02110, who will forward such recommendations to the Chairperson of the Nominating and Governance Committee. Recommendations must be in writing and should include the candidate’s name and qualifications for Board membership. This policy is not intended to replace the provisions in the Company’s bylaws related to stockholder nominations for director, but rather addresses the Nominating and Governance Committee’s position on recommendations from stockholders for potential director-nominees. Stockholders wishing to nominate persons for director must comply with the Company’s bylaws and any applicable rules of the SEC.

Director-Nominee Evaluation Process

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee will regularly assess the appropriate size of the Board, and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies arise, the Nominating and Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders, or other persons. The Board is committed to a policy of inclusiveness and is committed to actively seeking out highly-qualified candidates with diverse gender, ethnicity, backgrounds, experiences, and skills for each search it undertakes.

Stockholder Communications to the Board

Stockholders may communicate directly with any member of the Board or the entire Board by sending correspondence to the Office of Investor Relations, Safety Insurance Group, Inc., 20 Custom House Street, Boston Massachusetts 02110, or emailing InvestorRelations@SafetyInsurance.com. Any such correspondence must contain a clear notation indicating that it is a “Stockholder-Director Communication,” and must indicate whether the intended recipients are all members of the Board or certain specified individual directors. The Office of Investor Relations will make copies of all such correspondence and circulate them to the appropriate director or directors. This procedure has been in place, and disclosed, at the Company since 2004. The Company welcomes direct communications from stockholders to the Board.

Director Attendance at Annual Meetings

Although our Board has not adopted a formal policy regarding directors’ attendance at the Company’s annual meeting of stockholders, attendance is normally encouraged. In 2021, only two of our directors attended the annual meeting in light of the ongoing coronavirus pandemic and the personal and community health risks then associated with large in-person gatherings.

Minimum Qualifications for Directors

In addition to the preceding policies and procedures adopted by the Nominating and Governance Committee, at the direction of the Board, the Board and Nominating and Governance Committee continue to evaluate their position on establishing minimum qualifications for directors. The Board seeks members with diverse business and professional backgrounds and outstanding integrity, judgment, and such other skills and experiences as will enhance the Board’s ability to best serve the interest of the Company. It is committed to a policy of inclusiveness and seeks out highly-qualified candidates with diverse gender, ethnicity, backgrounds, experiences, and skills for each search it undertakes. Matters reviewed include the candidate’s integrity, maturity and judgment, experience, collegiality, expertise, diversity, commitment and independence. The Board has not approved any criteria for nominees for director and believes that establishing such criteria is best left to an evaluation of the needs of the Company at the time the nomination is to be considered. Similarly, the Nominating and Governance Committee has not identified specific, minimum qualifications for director nominees or any specific qualities or skills that it believes are necessary for one or more of our directors to possess.

Recent Corporate Governance Enhancements

Our Nominating and Governance Committee is committed to maintaining a governance structure that supports long-term value creation by promoting accountability to stockholders. As part of its review of corporate governance, the Committee regularly considers stockholder feedback, best practices and other factors in recommending policy and governance changes to the Board.

In 2019, the Nominating and Governance Committee began evaluating potential changes as part of its board refreshment and corporate governance enhancement plan being implemented by the Company’s Board of Directors. During its deliberations, the Committee considered, among other factors, planned director retirements, the Company’s strategy and the needs of the business, the evolution of governance best practices and stockholder input. This process led to the adoption of a majority vote standard in uncontested director elections in 2019.

The Committee continued its governance review, and in January 2022, the Company announced a series of measures aimed at augmenting Board leadership, promoting refreshment and enhancing committee oversight:

●	Appointment of Thalia Meehan to the newly created role of Lead Independent Director;
●	Rotation of the chairs of the Audit, Nominating and Governance and Compensation Committee;
●	Adoption of three-year term limits for committee chairs; and
●	Expansion of the size of the Board from six to seven members in anticipation of further Board composition changes resulting from the Board’s refreshment process.

In March 2022, the Board completed its director search process and announced the appointment of John D. Farina and Deborah E. Gray to the Board, effective immediately. Mr. Farina and Ms. Gray bring extensive experience in finance, accounting, tax, insurance, legal, risk management and corporate governance matters. At the same time, the Company also announced the retirement of Frederic H. Lindeberg from the Board. As a result of these changes, a majority of the Company’s six independent directors have joined the Board within the past five years.

Also in March 2022, our Board approved several amendments to our Charter and Bylaws aimed at enhancing stockholder rights and facilitating accountability to stockholders. These amendments, which require stockholder approval in order to become effective, are expected to be voted upon at the Annual Meeting as Proposals 4, 5 and 6, and include:

●	Special Meetings. Stockholders will have the ability to call special meetings.
●	Action by Written Consent. Stockholders will have the right to act by written consent.
●	Eliminate Supermajority Provision in Certificate. Eliminate supermajority requirements in the Certificate of Incorporation, allowing stockholders to approve amendments to the Certificate with a simple majority vote.

We urge stockholders to vote FOR all proposals to approve each of these amendments.

The Committee will continue to review Board composition and corporate governance to ensure that they are aligned with the Company’s long-term value creation strategy and that they take into account evolving governance best practices and stockholder feedback.

Environmental, Social and Governance Matters

We believe that Safety has a responsibility to the communities and the environment in which it operates and that the effective management of ESG issues will help drive the continued success of the business. To that end, Safety is committed to developing environmentally and socially conscious solutions for employees, communities, customers and investors.

In 2021, we incorporated a formal ESG policy into our Own Risk Solvency Assessment.  This risk mitigation process combines our senior leadership team, who is responsible for evolving our ESG strategy and monitoring our ESG initiatives with Board oversight. Our Board recognizes the importance of these responsibilities and oversees our ESG initiatives. We are currently undertaking an initial materiality assessment and engaging with internal and external stakeholders on ESG topics to help further inform our future direction and priorities. Our areas of focus include human capital, social impact, environmental sustainability, and corporate governance.  Our ESG report will be posted to our Company’s website in conjunction with the filing of our definitive 2022 proxy statement.

The Nominating and Governance Committee is charged with oversight of the Company’s governance. The Company also has an internal Risk Management Committee comprised of the Chief Executive Officer, the Chief Financial Officer, the Vice President of Underwriting, the Vice President of Actuarial Services and the Director of Risk, Audit and Compliance who serves as the Chair of the Committee. The Risk Management Committee frequently evaluates, and scores risks that are aggregated to determine the key risks and opportunities for the organization. This Committee meets regularly, and the Chair issues a formal quarterly update to the Board on their review. Through this Committee, the Board of Directors also receives an annual Cybersecurity update and training from the Vice President of Management information Systems which was delivered on February 23, 2022.

Corporate Governance Highlights

As noted above and throughout this Proxy Statement, we are committed to fostering a sound corporate governance structure that protects and promotes the long-term interests of our stockholders and enhances management accountability. Our corporate governance framework includes the following highlights:

Independence and Thoughtful Refreshment
All members of our Board, other than our CEO, are independent	✓
Four of our six independent directors are new since 2017; two directors added in 2022	✓
The Audit, Compensation and Nominating and Governance Committees are comprised entirely of independent directors	✓
Average director tenure of 7.6 years	✓
Three of our seven directors (43%) are women	✓
Two of the Board’s key committees are chaired by women	✓
Empowered Lead Independent Director role with clearly articulated responsibilities	✓
Executive sessions at every Board meeting without management present	✓

Accountability to Stockholders
Majority vote standard for director nominees in uncontested elections	✓
Stockholder ability to call special meetings[1]	✓
Stockholder ability to take action by written consent[1]	✓
No supermajority provisions in the Certificate[1]	✓
Robust stock ownership guidelines for our executives and directors	✓
No stockholder rights plan (“poison pill”)	✓

1 Assumes that stockholders approve the proposal to adopt this change at the 2022 Annual Meeting.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE, LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022

The Audit Committee of the Board selected Deloitte & Touche LLP (“Deloitte”) to continue as the Company’s independent registered public accounting firm for 2022. In 2021, the Audit Committee conducted a request for proposal which led to the selection as Deloitte as auditor for the 2021 financial statements. There were no disagreements with the previous auditor, PricewaterhouseCoopers, (“PwC).

Deloitte is the Company’s independent registered public accounting firm for the most recently completed fiscal year ended December 31, 2021. A representative of Deloitte is expected to be present at the 2022 Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

Ratification of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2022 requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote.

THE BOARD RECOMMENDS VOTING FOR PROPOSAL 2 WHICH CALLS FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE.

If our stockholders do not ratify the selection of Deloitte, the appointment of the independent registered public accounting firm will be reconsidered by our Audit Committee. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Audit Fees for Services Performed Related to 2021 and 2020 Services

Audit Fees

Aggregate fees were $1,073,965 and $1,244,467 for 2021 and 2020, respectively. The fees in this category are for professional services rendered in connection with the audits of the Company’s annual financial statements, including the Company’s internal control over financial reporting, set forth in the Company’s Annual Report on Form 10-K, the review of the Company’s quarterly financial statements set forth in its Quarterly Reports on Form 10-Q, and the performance of other services that generally only the Company’s independent registered public accounting firm can provide, such as consents. The 2021 fees also include work performed by the predecessor auditor.

Audit-Related Fees

Aggregate fees were $30,000 for 2021. The fees in this category are for professional services rendered in connection with assurance and related services performed by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements.  These services include the statements of actuarial opinion. There were no aggregate fees in 2020.

Tax Fees

Aggregate fees were $55,000 and $68,575 for 2021 and 2020, respectively. The fees in this category were for professional services rendered in connection with tax compliance and tax consulting services.

All Other Fees

Aggregate fees were $1,800 in 2020. The fees in this category were solely for the Company’s licensing of PwC proprietary research tools.

The Audit Committee has considered and determined that the provision of non-audit services provided in 2021 and 2020 are compatible with maintaining both Deloitte’s and PwC’s independence.

Audit Committee’s Pre-Approval Policies and Procedures

Our Audit Committee has established a policy that all audit and permissible non-audit services provided by the independent auditors will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During fiscal years 2021 and 2020, all audit services and all non-audit services provided to the Company were pre-approved in accordance with the Audit Committee’s pre-approval policies and procedures described above.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board adopted the stockholders’ recommendation at the 2017 Annual Meeting and elected to hold a stockholder vote on “say-on-pay” annually. Accordingly, in this Proposal 3, the Company again this year seeks your vote on the following advisory resolution:

“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers listed in the 2021 Summary Compensation Table included in the Proxy Statement for the 2022 Annual Meeting, as such compensation is disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the section titled Compensation Discussion and Analysis as well as the compensation tables and other narrative executive compensation disclosures thereafter.”

Our goal for the Company’s executive compensation program is to attract, motivate and retain a talented, dedicated and knowledgeable team of executives who will provide leadership for the Company’s success in competitive markets. We seek to accomplish this goal in a way that rewards performance and is strongly aligned with our stockholders’ long-term interests.

The Company, the Board of Directors, and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under the heading Compensation Discussion and Analysis in the Proxy Statement. We are committed to paying for performance and making sure our decisions align with the long-term interests of Safety and its stockholders. Since our November 22, 2002 Initial Public Offering through December 31, 2021, Safety has delivered a total of 1,283% in total return to our stockholders, well above the major indexes and our property-casualty insurance peers. As always, the Board of Directors and the Compensation Committee will continue to review all elements of the executive compensation program and take any steps they deem necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the Compensation Discussion and Analysis section, the compensation tables and other narrative discussion in the Proxy Statement which discuss in detail our compensation policies and procedures and our compensation philosophy.

Because your vote is advisory, it will not be binding upon the Company, the Board of Directors, or the Compensation Committee. However, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD RECOMMENDS VOTING FOR THE ADOPTION OF THE RESOLUTION ABOVE APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

VOTE TO PROVIDE STOCKHOLDERS THE RIGHT TO CALL SPECIAL MEETINGS

Our Board is committed to strong corporate governance and believes in maintaining policies and practices that serve the best interests of all stockholders. Stockholder input has been and continues to be an important consideration in our Board’s discussions around our corporate governance policies and practices. We have a strong history of taking proactive steps in response to our shareholders’ feedback and endeavor to establish governance and compensation structures that are aligned with stockholders’ interests.

Stockholders do not currently have the right to call a special meeting.

The Proposed Amendment

After careful consideration and upon the recommendation of the Nominating and Governance Committee, the Board has unanimously adopted and declared advisable, and recommends that our stockholders approve, an amendment to our Certificate (the “Special Meeting Certificate Amendment”) to enable the adoption of a special meeting right for holders of our Common Stock. If stockholders approve the Special Meeting Certificate Amendment, as described in more detail below, one or more stockholders owning shares representing at least 25% of the voting power of all outstanding shares of Common Stock then entitled to vote on the other matter or matters to be brought before the proposed special meeting would have the ability to require the Company to call a special meeting of stockholders (the “Special Meeting Right”). The relevant section of the Certificate to be amended is set forth in Appendix A. This summary of the Special Meeting Certificate Amendment is qualified in its entirety by reference to Appendix A.

If the Special Meeting Certificate Amendment is approved by stockholders and becomes effective (as described below), our Certificate will be amended to provide that special meetings of stockholders may be called at any time by (i) the Board of Directors or the President or (ii) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from one or more stockholders of record representing ownership of not less than twenty five percent (25%) of the voting power of all outstanding shares of Common Stock of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as set forth in the Certificate and the Bylaws, as applicable.

The Special Meeting Certificate Amendment will not affect our Board’s existing authority to call special meetings of stockholders. The Special Meeting Right set forth in the Bylaws may be amended in the future by the Board or the stockholders, as authorized in the Certificate and Bylaws.

Purpose and Effect of the Special Meeting Certificate Amendment

The Special Meeting Certificate Amendment and the Special Meeting Right are a result of the Board’s ongoing review of our corporate governance policies and profile. In developing the Special Meeting Right, the Board carefully considered the implications of amending our Certificate to enable the adoption of the Special Meeting Right.

Our Board believes that the Special Meeting Right strikes an appropriate balance between enhancing stockholder rights and adequately protecting stockholder interests. The Board recognizes that providing stockholders the ability to call special meetings is viewed by some stockholders as an important corporate governance practice. However, special meetings of stockholders can be potentially disruptive to business operations and to long-term stockholder interests and can cause the Company to incur substantial expenses. Accordingly, the Board believes that the proposed 25% threshold for calling special meetings of stockholders will help balance these considerations and will help ensure that special meetings are extraordinary events. In addition, the Board believes that stockholder-requested special meetings should not be held in close proximity to annual meetings or when the matters to be addressed have been recently considered or are planned to be considered at another meeting. Our Board would continue to have the ability to call special meetings of our stockholders in instances when, in the exercise of their fiduciary obligations, they determine it is appropriate.

In light of these considerations, the Board adopted resolutions declaring it advisable to amend the Certificate to enable the adoption of the Special Meeting Right, and resolved to submit the Special Meeting Certificate Amendment to our stockholders for consideration.

Overview of Related Changes to the Bylaws

In connection with the Special Meeting Certificate Amendment, the Board is also proposing that stockholders approve related amendments to the Bylaws (the “Special Meeting Bylaws Amendments”), by adding the language substantially in the form attached as Appendix B.

Ownership Provisions

The Special Meeting Certificate Amendments require the Company to call a special meeting of stockholders upon the written request of one or more stockholders who own shares representing at least 25% of the voting power of all outstanding shares of our Common Stock. Where a stockholder intends to engage in a “public solicitation” to reach the special meeting ownership threshold, the stockholder would initiate the process of requesting a special meeting by asking the Board to set an initial record date for determining the shares of Common Stock that count toward the 25% ownership threshold.

Information Provisions

The Special Meeting Certificate Amendments provide that any stockholders seeking to require that the Company call a special meeting or soliciting other stockholders to support a call for the special meeting must furnish information that is the same in all material respects as what would be required when stockholders seek to propose action or nominate directors at a stockholders’ meeting under our advance notice bylaws. This is intended to promote transparency and to provide the Company and stockholders comparable information about matters that a stockholder seeks to present for a stockholder vote, whether the stockholder is seeking to use the advance notice process or the Special Meeting Right.

Additional Provisions

A special meeting called pursuant to the Special Meeting Certificate Amendment would have to be held not more than 90 days after the Company receives a valid special meeting request. The Special Meeting Certificate Amendment sets forth certain procedural requirements that the Board believes are appropriate to avoid duplicative or unnecessary special meetings. Under these provisions, a special meeting request would not be valid if it:

●	the Board of Directors has called or calls for an annual or special meeting of the stockholders to be held within 90 days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such meeting includes (among any other matters properly brought before the meeting) the business specified in the request;
●	the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law;
●	the stated business to be brought before the special meeting relates to an item of business that is identical or substantially similar to any item of business (a “Similar Item”) that was presented at any meeting of stockholders held within 90 days prior to the receipt by the Secretary of the request for the special meeting (and, for purposes of Article IX of the Certificate, the election of directors shall be deemed a Similar Item with respect to all items of business involving the election or removal of directors); or
●	the special meeting request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

Under the Special Meeting Certificate Amendment, a stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary at the Corporation’s principal executive offices, and if, following such revocation, there are unrevoked requests from stockholders holding in the aggregate less than the requisite number of shares entitling the stockholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting.

The Special Meeting Certificate Amendment specifies that the business to be transacted at a stockholder-requested special meeting would be limited to the business stated in a valid special meeting request and any additional business that the Board determines to include in the notice for such special meeting.

Legal Effectiveness of Proposed Amendments

The Special Meeting Certificate Amendment is binding. If stockholders approve the Special Meeting Certificate Amendment by an affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast at the 2022 Annual Meeting by the holders of outstanding capital stock, we will file with the Secretary of State of the State of Delaware a Certificate of Amendment to the Certificate setting forth the Special Meeting Certificate Amendment shortly following the 2022 Annual Meeting to incorporate the approved amendment and the Special Meeting Bylaw Amendments described above will become effective. Collectively, the Special Meeting Certificate Amendment and the Special Meeting Bylaw Amendments are referred to as the “Special Meeting Amendments.” The Special Meeting Certificate Amendment will become effective upon the effectiveness of the Certificate of Amendment with the Secretary of State of the State of Delaware.

If stockholders do not approve the Special Meeting Amendments by the requisite vote, then the Certificate of Amendment setting forth the Special Meeting Certificate Amendment will not be filed with the Secretary of State of the State of Delaware, the Special Meeting Bylaw Amendments will not become effective and holders of our Common Stock will not have the right to call special meetings.

Required Vote

Approval of the Special Meeting Amendment requires the affirmative “FOR” vote from the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of shares outstanding and entitled to vote. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal.

THE BOARD RECOMMENDS VOTING “FOR” THE SPECIAL MEETING AMENDMENT TO PROVIDE STOCKHOLDERS THE RIGHT TO CALL SPECIAL MEETINGS.

PROPOSAL 5

VOTE TO PROVIDE STOCKHOLDERS THE RIGHT TO ACT BY WRITTEN CONSENT

Under Section 228 of Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if a consent, in writing or by electronic transmission, to the action is signed by the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

Stockholders do not currently have the ability to act by written consent.

The Proposed Amendment

The Board is committed to understanding stockholder perspectives in this area and, after careful consideration and upon the recommendation of the Nominating and Governance Committee, has unanimously adopted and declared advisable, and recommend that our stockholders approve an amendment to Article VIII of our Certificate to allow action by written consent of stockholders, subject to certain limitations (the “Written Consent Amendment”). If stockholders approve the Written Consent Amendment, as described in more detail below, the Bylaws will also be amended accordingly. The relevant section of the Certificate to be amended is set forth in Appendix C. This summary of the Written Consent Amendment is qualified in its entirety by reference to Appendix C.

If the Written Consent Amendment is approved by stockholders and becomes effective (as described below), our Certificate will be amended to provide that stockholders may act by written consent in accordance with the Certificate. The Board has taken a thoughtful approach to action by written consent and believes it is in the best interests of the Company and stockholders to adopt action by written consent with procedural safeguards. The Written Consent Amendment addresses stockholder and Board concerns regarding written consent through specific procedural safeguards, described below, that are designed to ensure accountability and a democratic process for all stockholders.

Purpose and Effect of the Written Consent Certificate Amendment

The Written Certificate Amendment would allow stockholders to act by written consent if stockholders holding at least 20% of our outstanding Common Stock deliver a valid request for the Board to set a record date to determine the stockholders entitled to act by written consent. The Board determined to set the threshold to request a record date for action by written consent at 20% of our outstanding shares. While the Board believes that this right offers an equitable and transparent mechanism for stockholders to raise certain matters, it also recognizes that there may be expenses and distractions associated with such a mechanism.

Ownership Provisions

To ensure that the written consent process provides our stockholders with an equitable and transparent manner to raise matters for consideration by the company’s stockholders, the Written Certificate Amendment includes the following safeguards:

●	To ensure that stockholders who have limited support for their proposed action do not cause the company to incur unnecessary expense or disruption by a written consent solicitation, the Written Certificate Amendment requires that stockholders seeking to act by written consent must own, individually or in the aggregate, at least 20% of our outstanding shares of Common Stock to request that the Board set a record date to determine the stockholders entitled to act by written consent. The Board believes the 20% threshold strikes a suitable balance between enhancing the ability of stockholders to initiate stockholder action and limiting the risk of subjecting stockholders to numerous written consent solicitations that may only be relevant to particular constituencies.
●	To protect against stockholder disenfranchisement, stockholders seeking to act by written consent must use their best efforts to solicit written consents from all stockholders entitled to vote on the matter, giving each stockholder the right to consider and act on a proposal. This protection eliminates the possibility that a small group of stockholders could act without a democratic process for determining the merits of any proposed action. At the same time, the “best efforts” standard protects stockholders seeking to act by written consent by ensuring that they are not prevented from seeking to take action in the event that consents cannot be solicited from certain stockholders.

Information Provisions

To ensure transparency, stockholders requesting action by written consent must provide the company with the same information that would be required to propose such action at a stockholder meeting. In addition, if the proposed action receives sufficient written consents to pass, all stockholders who did not give their written consent must be provided prompt notice of the taking of the action.

To provide the Board with a reasonable timeframe to properly evaluate and respond to a valid stockholder request that the Board set a record date to determine the stockholders entitled to act by written consent, the Written Consent Amendment requires that the Board must adopt a resolution fixing a record date by the later of (i) twenty days after delivery of such request and (ii) five days after delivery by the stockholder(s) of any information requested by the company to determine the validity of such request or to determine whether the proposed action to which the request relates may be effected by written consent. The record date must be no more than ten days after the date on which the Board resolution fixing the record date is adopted. If the Board fails to set a record date by the required date, the record date will be the first date on which a signed written consent relating to the proposed action is delivered to the company.

Additional Provisions

To ensure that stockholders have sufficient time to consider the proposal, as well as to provide the Board the opportunity to present its views regarding the proposed action, no executed consents may be delivered until sixty days after the delivery of a valid request to set a record date.

To ensure that the written consent is in compliance with applicable laws and is not duplicative, the Written Consent Amendment provides that the written consent process would not be available in a limited number of circumstances, including:

●	for matters that are not a proper subject for stockholder action,

●	if the request to set a record date is delivered to the company during the period beginning ninety days prior to the first anniversary of the date of notice for the most recent annual meeting and ending on the earlier of the date of the next annual meeting and thirty days after the first anniversary of the most recent annual meeting,
●	if an identical or substantially similar item was presented at a stockholder meeting held within twelve months before the company received the request for a record date (or for an identical or substantially similar item consisting of the election or removal of directors), if such item was presented at a stockholder meeting held within ninety days before the company received the request for a record date,
●	if an identical or substantially similar item is included in our notice for a stockholder meeting that was called, but not yet held, by the time the company received the request for a record date,
●	if the record date request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law, and
●	if sufficient written consents are not delivered to the company prior to the first anniversary of the date of notice for the most recent annual meeting.

Overview of Related Changes to the Bylaws

If the Written Consent Certificate Amendment is approved by the stockholders, the Board intends to make corresponding amendments to the Bylaws. Stockholders are not being asked to take any action at this time with respect to the Bylaws.

Legal Effectiveness of Proposed Amendments

The Written Consent Amendment is binding. If stockholders approve the Written Consent Amendment by an affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast at the 2022 Annual Meeting by the holders of outstanding capital stock, we will file with the Secretary of State of the State of Delaware a Certificate of Amendment to the Certificate setting forth the Written Consent Amendment shortly following the 2022 Annual Meeting to incorporate the approved amendment. The Board expects to make corresponding amendments to the Bylaws if the Written Consent Amendment is approved by the requisite vote at the 2022 Annual Meeting. The Written Consent Amendment will become effective upon the effectiveness of the Certificate of Amendment with the Secretary of State of the State of Delaware.

If stockholders do not approve the Written Consent Amendment by the requisite vote, then the Certificate of Amendment setting forth the Written Consent Amendment will not be filed with the Secretary of State of the State of Delaware and holders of our Common Stock will not have the ability to act by written consent.

Required Vote

Approval of the Written Consent Amendment requires the affirmative “FOR” vote from the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of shares outstanding and entitled to vote. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions and broker non-votes will count as votes against the proposal.

THE BOARD RECOMMENDS VOTING “FOR” THE WRITTEN CONSENT AMENDMENT TO PROVIDE STOCKHOLDERS THE RIGHT TO ACT BY WRITTEN CONSENT.

PROPOSAL 6

VOTE TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

In evaluating the current voting requirement contained in our Certificate, the Nominating and Governance Committee and our Board considered, among other matters, certain of the principal positions for and against the current voting standard imposed by our Certificate and the viewpoints regarding supermajority voting provisions expressed by our investors, and reviewed trends and best practices in corporate governance, as well as the corporate governance practices and policies of a number of other corporations. Supermajority voting requirements like those in our Certificate are intended to facilitate corporate governance stability and provide protection against self-interested action by certain stockholders by requiring broad stockholder consensus to make certain fundamental changes. However, while such protection can be beneficial to stockholders, the Board is aware that some stockholders oppose these provisions, viewing supermajority provisions as limiting the Board’s accountability to stockholders and the ability of stockholders to participate in corporate governance.

Currently, Article XII of the Certificate provides that certain amendments to the Certificate require the affirmative vote of at least two-thirds of the outstanding shares of our common stock (the “Supermajority Provision”).

The Proposed Amendment

After careful consideration and upon the recommendation of the Nominating and Governance Committee, the Board has unanimously adopted and declared advisable, and recommends that our stockholders approve, an amendment to the Certificate to eliminate the Supermajority Provision and replace it with the majority voting standard (the “Supermajority Elimination Amendment”). This summary of the Supermajority Elimination Amendments is qualified in its entirety by reference to Appendix D.

Legal Effectiveness of Proposed Amendments

The Supermajority Elimination Amendment is binding. If stockholders approve the Supermajority Elimination Amendment by an affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast at the 2022 Annual Meeting by the holders of outstanding capital stock, we will file with the Secretary of State of the State of Delaware a Certificate of Amendment to the Certificate setting forth the Supermajority Elimination Amendment. The Supermajority Certificate Amendment will become effective upon the effectiveness of the Certificate of Amendment with the Secretary of State of the State of Delaware.

If stockholders do not approve the Supermajority Elimination Amendment by the requisite vote, then the Certificate of Amendment setting forth the Supermajority Elimination Amendment will not be filed with the Secretary of State of the State of Delaware, and the Supermajority Provisions will continue to apply to the holders of our Common Stock.

Required Vote

Approval of the Supermajority Elimination Amendment requires the affirmative “FOR” vote from the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of shares outstanding and entitled to vote. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions and broker non-votes will count as votes against the proposal.

THE BOARD RECOMMENDS VOTING “FOR” THE SUPERMAJORITY ELIMINATION AMENDMENT TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT.

PROPOSAL 7

APPROVAL OF THE AMENDED AND RESTATED SAFETY INSURANCE GROUP INC., 2018 LONG-TERM INCENTIVE PLAN

At the Annual Meeting, the stockholders will be asked to approve the amendment and restatement of the Company’s 2018 Long-Term Incentive Plan (the “2018 Plan”).  The 2018 Plan was originally approved by the stockholders on May 23, 2018.

On March 24, 2022, our Board approved the Amended and Restated Safety Insurance Group, Inc. 2018 Long-Term Incentive Plan (the “Amended 2018 Plan”), subject to stockholder approval. The Amended 2018 Plan increases the share pool limit by adding 350,000 common shares to the Amended 2018 Plan as of its effective date. The material features of the Amended 2018 Plan are described below. If approved by the Company’s stockholders, the Amended 2018 Plan will become effective on the date of such approval.

As of April 8, 2022 there were 17,173 shares available under the 2018 Plan assuming all currently awarded performance shares achieved maximum payout. This remaining share pool will not be sufficient to fulfill the Company’s equity compensation program during the next several years. We consider it important to maintain a strong association between compensation of our employees and service providers and our stockholders’ long-term interests. Awards under the Amended 2018 Plan are intended to provide our employees significant incentive to protect and enhance stockholder value. We believe that there is an insufficient number of shares remaining available for new grants under our 2018 Plan to sustain these important stock-based incentives.

Timing of Proposal

The last time we asked our shareholders to approve a long-term equity incentive plan, in full, was in 2018. The 2018 Plan has served us well, but approval of the Amended 2018 Plan by our stockholders will allow us to continue to grant equity incentive awards in order to secure and retain the services of our employees, directors and other service providers and to provide long-term incentives that align the interests of our employees, directors and other service providers with the interests of our stockholders. Adopting the Amended 2018 Plan at this time will make an additional 350,000 common shares of the Company available for issuance to participants, bringing the total number of shares available to approximately 367,173.

Key Amendments in the Amended 2018 Plan:

●	Increase the number of shares currently available for awards under the Amended 2018 Plan from 350,000 to 700,000
●	Revise the termination date of the Plan from April 2, 2028 to March 24, 2032

Key Features of the Amended 2018 Plan Designed to Protect Stockholders’ Interests

The Amended 2018 Plan’s design reflects our commitment to strong corporate governance and the desire to preserve stockholder value as demonstrated by the following Amended 2018 Plan features:

●	Independent Administrator. The Board of Directors (the Board), or the Compensation Committee of the Board, will generally be the administrator of the Amended 2018 Plan. Administrative powers may be delegated to officers and other employees, but all determinations regarding awards to our executive officers must be made by the Board or the Compensation Committee, and all determinations regarding awards to our non-employee directors must be made by the Board.

●	No Evergreen Feature; Stockholder Approval is Required for Additional Shares. The Amended 2018 Plan does not include an “evergreen” provision providing for annual automatic increases to the shares available for grant pursuant to the plan. The Amended 2018 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation programs.

●	Repricing Prohibited. The Amended 2018 Plan requires that stockholder approval be obtained for any repricing, exchange or buyout of underwater awards.

●	Reloading Prohibited. The Amended 2018 Plan prohibits granting stock options with replenishment features.

●	No Discount Awards; Maximum Term Specified. Stock options and stock appreciation rights must have an exercise price or base price no less than the closing price of our Common Stock on the date the award is granted and a term no longer than ten years.

●	Per-Participant Limits on Awards. The Amended 2018 Plan limits the size of awards that may be granted during any one year to any one participant.

●	No Dividends on Unvested Awards. The Amended 2018 Plan prohibits the payment of dividends or dividend equivalents on awards unless and until the award has vested or, with respect to performance awards, the applicable performance goals for such award have been met, as determined by the Board.

●	No Liberal Share Recycling Provision. The Amended 2018 Plan does not include liberal share recycling provisions.

●	Double-trigger Change-in-Control Provisions. Vesting of outstanding awards is not accelerated automatically upon a change in control of the Company unless the awards are not assumed or converted by the acquirer; rather, vesting will accelerate if the employee is involuntarily terminated in connection with or within 18 months after the change in control.

●	No Liberal Change in Control Definition. The change in control definition in the Amended 2018 Plan is not a “liberal” definition. A change in control transaction must actually occur in order for the change in control provisions in the Amended 2018 Plan to be triggered.

●	Limit on Non-Employee Director Awards. The sum of any cash compensation and the grant date fair value of awards granted under the Amended 2018 Plan to any non-employee director as compensation for services during any calendar year may not exceed $750,000 for an annual grant ($1,000,000 for a non-employee director’s first year of service), subject to limited exception in extraordinary circumstances.

●	Recoupment/Clawback. Awards granted under the Amended 2018 Plan will be subject to recoupment in accordance with our clawback policy.

●	Stock Ownership and Holding Guidelines. As further described in this Proxy Statement, our executives and directors are required to comply with robust stock ownership guidelines.

Why We Support the Proposal

The Amended 2018 Plan is key to our attracting and retaining top talent. Attracting and retaining top talent in this very competitive industry is one of our fundamental strategic imperatives. Our long-term equity compensation program for our officers and employees is a significant element of our compensation strategy for attracting and retaining our top employees and directors. We have found that equity-based awards are valued by our executives and employees. That sense of value, when coupled with multi-year vesting periods, and performance-based vesting in certain cases, serves to enhance retention of these employees as well as collaboration among them. We believe an equity incentive plan is key to our long-term success and the future success of our stockholders.

The Amended 2018 Plan will be used to align the long-term interests of our employees, with those of our stockholders. We consider it crucial to maintain a strong association between compensation of our key employees and our stockholders’ long-term interests. Our long-term equity compensation program is a significant factor in achieving this goal.

Governance-related Provisions. As discussed below, the Amended 2018 Plan includes terms that reflect our strong commitment to governance measures and plan design features considered important by key institutional stockholders and proxy advisory firms.

For these reasons, we are asking our stockholders to approve the additional shares authorized for issuance under the Amended 2018 Plan and thereby enable us to continue to implement our long-term equity compensation program.

Request for Approval of Share Pool Increase

If stockholders do not approve our Amended 2018 Plan, our ability to grant equity awards to our planned new hires, as well as our existing employees and management team, will be severely limited, which would place us at a competitive disadvantage. After a review of our historical practices and our anticipated future growth, we believe that the shares that would become available under our Amended 2018 Plan if this proposal is approved would enable us to continue to grant equity awards for approximately 4.7 years, which is vital to our ability to attract and retain the talent required to support our continued growth in the extremely competitive labor market in which we compete.

In determining the share pool under our Amended 2018 Plan, our Board of Directors considered the historical number of equity awards granted by the Company in the past three years. In 2019, 2020, and 2021 the Company made equity awards in respect of 80,160 shares, 82,923 shares, and 98,684 shares, respectively, under our 2018 Plan (assuming maximum performance, for awards subject to performance-based vesting). The weighted average number of shares of our common stock outstanding in 2019, 2020 and 2021 was 15,201,132, 15,002,755 and 14,925,726, respectively. The Company’s three-year average burn rate is 1.89%. We believe our historical burn rate is below the benchmark for a company of our size in our industry, especially given our broad-based use of equity awards to compensate our employees and other key service providers.  We believe a low burn rate reflects a judicious use of equity for compensation purposes.  We will continue to monitor our equity use in future years to ensure our burn rate is within competitive market norms.

Outstanding Equity Awards

In setting the number of shares authorized for issuance under the Amended 2018 Plan, we considered the total outstanding equity awards under the 2018 Plan. Under the heading “Policies and Practices Related to the Company’s Compensation Program beginning on page 59, we provide information about shares of common stock that may be issued under our equity compensation plans as of December 31, 2021. To facilitate the approval of the Amended 2018 Plan, set forth below is certain additional information as of the record date, April 8, 2022.

As of April 8, 2022 we had 14,741,778 shares of common stock issued and outstanding.  The closing price of the common stock as reported on the NASDAQ Stock Market on April 8, 2022 was $91.23.

Historical Equity Award Granting Practices

We also considered both our total equity "overhang" and our historical and projected annual "burn rate" in developing our share increase to the Amended 2018 Plan and analyzing the impact of using equity as a means of compensation on our stockholders.

Burn rate provides a measure of the potential dilutive impact of our equity award program which we calculate by dividing the number of shares subject to equity awards granted during the year by the basic weighted average number of shares outstanding. In proposing the number of shares authorized for issuance under the Amended 2018 Plan, we considered the number of equity awards granted under the 2018 Plan in the past three fiscal years.  In 2019, 2020 and 2021, the Company granted equity awards representing a total of approximately 56,969 shares, 58,861 shares and 69,262 shares at target expected performance payout (80,160 shares, 82,923 shares, and 98,684 shares at maximum level), as follows:

	2019	2020	2021
Stock options granted	—	—	—
Restricted stock granted	33,778	34,799	39,840
Performance share awards granted*	23,191	24,062	29,422
Weighted-average shares of common stock outstanding during the fiscal year	15,201,132	15,002,755	14,925,726
Burn rate	2.33%	1.54%	1.79%

* Amounts in table are determined at target level for outstanding performance share awards. Maximum level is 200% of target.

We also considered our three-year average burn rate (2021, 2020, and 2019) which as noted above is 1.89%. We believe our historical burn rate is reasonable and below the benchmark for a company of our size in our industry, especially given our broad-based use of equity awards to compensate our employees and other key service providers. We will continue to monitor our equity use in future years to ensure our burn rate is within competitive market norms.

Our future burn rate will depend on a number of factors, including the number of participants in the Amended 2018 Plan, the price per share of our common stock, any changes to our compensation strategy, changes in business practices or industry standards, changes in our capital structure due to stock splits or similar events, the compensation practices of our competitors or changes in compensation practices in the market generally, and the methodology used to establish the equity award mix.

Expected Share Usage Needs

In setting the number of shares authorized for issuance under the Amended 2018 Plan, we also considered the potential dilution that would result by approval of the authorization of the share pool for the Amended 2018 Plan.  The actual dilution will depend on several factors, including the types of awards made under the Amended 2018 Plan.

Overhang is a measure of potential dilution which we define as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future award grants, divided by the sum of (a) the total number of shares underlying all equity awards outstanding, (b) the total number of shares available for future awards and (c) the number of shares outstanding. As of April 8, 2022, there were 219,735 shares of common stock underlying all equity awards outstanding at maximum performance metric goals, 17,173 shares of common stock available for future awards, and the number of shares of common stock outstanding as of April 8, 2022, was 14,741,778 shares, or 14,758,951 shares when shares available for grant are included. Accordingly, our overhang as of April 8, 2022 was 1.58%. If the 350,000 additional shares of common stock proposed to be authorized for grant under the Amended 2018 Plan are included in the calculation, our overhang on the date of approval of the Amended 2018 Plan, March 24, 2022 would be 3.83%. Our review of competitive practices, including in partnership with Pay Governance, our external compensation consultant, suggests that this level of overhang is competitive with and slightly below the median of similarly situated companies.

Summary of the Amended 2018 Plan

The following summary describes the most significant features of the Amended 2018 Plan. This summary is not intended to be complete and is qualified in its entirety by reference to the full text of the Amended 2018 Plan, a copy of which is attached as Appendix E this proxy statement.  As of the date of this proxy statement, 7 non-employee directors and approximately 108 employees and consultants are eligible to participate in the Amended 2018 Plan.

Eligibility and Participation

The administrator selects the individuals who will participate in the Amended 2018 Plan. Eligibility to participate is open to officers, directors and employees of, and other individuals who provide bona fide services to or for, us or any of our subsidiaries. The Board may also select as participants prospective officers, employees and service providers who have accepted an offer of employment or another service relationship from us or one of our subsidiaries. Any awards granted to such a prospect before the individual’s start date may not become vested or exercisable, and no shares may be issued to such individual, before the date the individual first commences performance of services with us.

Administration

The Board will generally be the administrator of the Amended 2018 Plan. Except as provided otherwise under the Amended 2018 Plan, the administrator has plenary authority to grant awards pursuant to the terms of the Amended 2018 Plan to eligible individuals, determine the types of awards and the number of shares covered by the awards, establish the terms and conditions for awards and take all other actions necessary or desirable to carry out the purpose and intent of the Amended 2018 Plan.

The Board may delegate to the officers and employees of the Company limited authority to perform administrative actions under the Amended 2018 Plan to assist in its administration to the extent permitted by applicable law and stock exchange rules. With respect to any award to which Section 16 of the Exchange Act applies, the administrator shall consist of our Board. Any member of the administrator who does not meet the foregoing requirements shall abstain from any decision regarding an award and shall not be considered a member of the administrator to the extent required to comply with Rule 16b-3 of the Exchange Act.

Shares Available Under the Amended 2018 Plan

The shares of our Common Stock issuable pursuant to awards under the Amended 2018 Plan will be shares authorized for issuance under our Amended and Restated Certificate of Incorporation. When the Amended 2018 Plan first becomes effective, the number of shares of our Common Stock issuable pursuant to awards granted under the Amended 2018 Plan (the “Share Pool”) will be equal to 700,000.

Adjustments to Share Pool. Following the effective date of the Amended 2018 Plan, the Share Pool will be adjusted as follows:

●	The Share Pool will be reduced by one share for each share of our Common Stock made subject to an award granted under the Amended 2018 Plan;
●	The Share Pool will be increased by the number of unissued shares of our Common Stock underlying or used as a reference measure for any award or portion of an award granted under the Amended 2018 Plan that is cancelled, forfeited, expired, terminated unearned or settled in cash, in any such case without the issuance of shares; and
●	The Share Pool will be increased by the number of shares of our Common Stock that are forfeited back to us after issuance due to a failure to meet an award contingency or condition with respect to any award or portion of an award granted under our Amended 2018 Plan.

For the avoidance of doubt, the Share Pool will not be increased by (A) shares of our Common Stock that are used as a reference measure for any award granted under the Amended 2018 Plan that are not issued upon settlement of such award due to net settlement, (B) shares of our Common Stock withheld by or surrendered (either actually or through attestation) to us in payment of the exercise price of any award, or (C) shares of our Common Stock withheld by or surrendered (either actually or through attestation) to us in payment of any tax withholding obligation that arises in connection with any award.

In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting the Company or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of the Company, our Board will adjust the Share Pool proportionately to reflect the transaction or event. Similar adjustments will be made to the award limitations described below and to the terms of outstanding awards.

Types of Awards

The Amended 2018 Plan enables the grant of stock options, stock appreciation rights, stock awards, stock unit awards, performance shares, cash-based performance units and other stock-based awards, each of which may be granted separately or in tandem with other awards.

Stock Options and Stock Appreciation Rights. Stock options represent a right to purchase a specified number of shares of our Common Stock from us at a specified price during a specified period of time. Stock options may be granted in the form of incentive stock options, which are intended to qualify for favorable treatment for the recipient under U.S. federal tax law, or as nonqualified stock options, which do not qualify for this favorable tax treatment. Only employees of the Company or its subsidiaries may receive tax-qualified incentive stock options within the U.S. The administrator may establish sub-plans under the Amended 2018 Plan through which to grant stock options that qualify for preferred tax treatment for recipients in jurisdictions outside the U.S. Stock appreciation rights represent the right to receive an amount in cash, shares of our Common Stock or both equal to the fair market value of the shares subject to the award on the date of exercise minus the exercise price of the award. All stock options and stock appreciation rights must have a term of no longer than ten years’ duration. Stock options and stock appreciation rights generally must have an exercise price equal to or above the fair market value of our shares of Common Stock on the date of grant except as provided under applicable law or with respect to stock options and stock appreciation rights that are granted in substitution of similar types of awards of a company acquired by us or an affiliate or with which we or our affiliate combine (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) to preserve the intrinsic value of such awards. As of April 8, 2022, the fair market value of a share of our Common Stock was [•] as reported on the NASDAQ Global Select Market.

Prohibition on Reload Options. The administrator is prohibited from granting stock options under the Amended 2018 Plan that contain a reload or replenishment feature. A reload or replenishment feature means that if an option holder delivers shares of our Common Stock to us in payment of the exercise price or any tax withholding obligation upon exercise of an outstanding stock option, we grant to that option holder a new at-the-market option for the number of shares that he or she delivered.

Prohibition on Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of stock options and stock appreciation rights granted under the Amended 2018 Plan may not be amended, after the date of grant, to reduce the exercise price of such stock options or stock appreciation rights, nor may outstanding stock options or stock appreciation rights be canceled in exchange for (i) cash, (ii) stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original outstanding stock options or stock appreciation rights, or (iii) other awards, unless such action is approved by our stockholders.

Restricted Stock. Awards of restricted stock are actual shares of our Common Stock that are issued to a participant, but that are subject to forfeiture if the participant does not remain employed by us for a certain period of time and/or if certain performance goals are not met. Except for these restrictions and any others imposed by the administrator, the participant will generally have all of the rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock, but will not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of restricted stock before the risk of forfeiture lapses.

Dividends declared payable on shares of restricted stock that are granted subject to risk of forfeiture conditioned solely on continued service over a period of time will be deferred for payment to such later date as determined by the administrator, and may be paid in cash or as unrestricted shares of our Common Stock or may be reinvested in additional shares of restricted stock. Dividends declared payable on shares of restricted stock that are granted subject to risk of forfeiture conditioned on satisfaction of performance goals will be held by us and made subject to forfeiture at least until the applicable performance goal and/or service-based restriction related to such shares of restricted stock has been satisfied.

Restricted Stock Units. An award of restricted stock units represents a contractual obligation of the Company to deliver a number of shares of our Common Stock, an amount in cash equal to the fair market value of the specified number of shares subject to the award, or a combination of shares and cash. Until shares of our Common Stock are issued to the participant in settlement of stock units, the participant shall not have any rights of a stockholder of the Company with respect to the stock units or the shares issuable thereunder. Vesting of restricted stock units may be subject to performance goals, the continued service of the participant or both. The administrator may provide that dividend equivalents will be paid or credited with respect to restricted stock units, but such dividend equivalents will be held by us and made subject to forfeiture at least until any applicable performance goal related or other service-based restriction to such restricted stock units has been satisfied.

Performance Shares and Performance Units. An award of performance shares, as that term is used in the Amended 2018 Plan, refers to shares of our Common Stock or stock units that are expressed in terms of our Common Stock, the issuance, vesting, lapse of restrictions or payment of which is contingent on performance as measured against predetermined objectives over a specified performance period. An award of performance units, as that term is used in the Amended 2018 Plan, refers to dollar-denominated units valued by reference to designated criteria established by the administrator, other than our Common Stock, whose issuance, vesting, lapse of restrictions or payment is contingent on performance as measured against predetermined objectives over a specified performance period. The applicable award agreement will specify whether performance shares and performance units will be settled or paid in cash or shares of our Common Stock or a combination of both, or will reserve to the administrator or the participant the right to make that determination prior to or at the payment or settlement date.

The administrator will, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an award of performance shares or performance units upon (A) the attainment of performance goals during a performance period or (B) the attainment of performance goals and the continued service of the participant. The length of the performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the administrator in the exercise of its absolute discretion. Performance goals may include minimum, maximum and target levels of performance, with the size of the award or payout of performance shares or performance units or the vesting or lapse of restrictions with respect thereto based on the level attained. An award of performance shares or performance units will be settled as and when the award vests or at a later time specified in the award agreement or in accordance with an election of the participant, if the administrator so permits, that meets the requirements of Section 409A of the Code.

Performance goals applicable to performance-based awards are based on performance metrics selected by the administrator. For this purpose, performance metrics mean any criteria established by the administrator, including but not limited to, the following, as it may apply to individual, one or more business units, divisions, or Affiliates, or on a company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, or an index covering multiple companies:

●	Earnings or Profitability Metrics: any derivative of investment advisory revenue; mutual fund servicing revenue; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; operating margins; combined ratio; expense levels or ratios; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments or investment losses, early extinguishment of debt or stock-based compensation expense;

●	Return Metrics: any derivative of return on investment, assets, equity or capital (total or invested);

●	Investment Metrics: relative risk-adjusted investment performance; investment performance of assets under management;

●	Cash Flow Metrics: any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

●	Liquidity Metrics: any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios); and/or

●	Stock Price and Equity Metrics: any derivative of return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes);

Other Stock-Based Awards. The administrator may from time-to-time grant to eligible individuals awards in the form of our Common Stock or any other award that is valued in whole or in part by reference to, or is otherwise based upon, shares of our Common Stock, including without limitation dividend equivalents and convertible debentures (Other Stock-Based Awards). Other Stock-Based Awards in the form of dividend equivalents may be (A) awarded on a free-standing basis or in connection with another award other than a stock option or stock appreciation right, (B) paid currently or credited to an account for the participant, including the reinvestment of such credited amounts in Common Stock equivalents, to be paid on a deferred basis, and (C) settled in cash or our Common Stock as determined by the administrator; provided, however, that dividend equivalents payable on Other Stock-Based Awards that are granted as a performance award or restricted award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until the applicable performance goal or service-based restrictions related to such Other Stock-Based Awards has been satisfied, as applicable. Any such settlements, and any such crediting of dividend equivalents, may be subject to such conditions, restrictions and contingencies as the administrator may establish.

Award Limitations

The following limitations on awards are imposed under the Amended 2018 Plan:

ISO Award Limit. The maximum number of shares of our Common Stock that may be issued in connection with awards granted under the Amended 2018 Plan that are intended to qualify as incentive stock options under Section 422 of the Code is 700,000 shares.

Individual Award Limits:

●	Appreciation Awards. The maximum number of shares of our Common Stock that may be made subject to awards granted under the Amended 2018 Plan during a calendar year to any one person in the form of stock options or stock appreciation rights is, in the aggregate, 500,000 shares.

●	Stock-Based Performance Awards. The maximum number of shares of our Common Stock that may be made subject to awards granted under the Amended 2018 Plan during a calendar year to any one person in the form of performance shares is, in the aggregate, 500,000 shares. If such performance shares will be settled in cash, the maximum cash amount payable thereunder is the amount equal to the number of performance shares to be settled in cash multiplied by the closing price of the shares, as determined as of the payment date.

●	Cash-Based Performance Units. In connection with awards granted under the Amended 2018 Plan during a calendar year to any one person in the form of cash-based performance units, the maximum cash amount payable under such performance units is $5,000,000.

●	Adjustments to Limits during Initial Year of Service. Each of the individual limits set forth above are multiplied by two when applied to awards granted to any individual during the calendar year in which such individual first commences service with us.

●	Adjustments for Multi-year Performance Periods. The individual limits set forth above for stock-based performance awards are multiplied by the number of calendar years over which the applicable performance period spans (in whole or in part), if the performance period is longer than 12 months’ duration.

Non-Employee Director Limits

The Administrator may establish compensation for directors who are not employees of our company or any of our Affiliates, as defined in the Amended 2018 Plan, or the Non-Employee Directors, from time to time, provided that the sum of any cash compensation and the grant date fair value of Awards granted under the Amended 2018 Plan to a non-employee director as compensation for services as a non-employee director during any calendar year may not exceed $750,000 for an annual grant, provided however that in a non-employee's director first year of service, compensation for services may not exceed $1,000,000. The Administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other compensation decisions involving non-employee director.

Adjustments to Awards for Corporate Transactions and Other Events

Mandatory Adjustments. In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting us (a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of the Company, the administrator will make such equitable and appropriate substitutions or proportionate adjustments to:

●	the aggregate number and kind of shares of Common Stock or other securities on which awards under the Amended 2018 Plan may be granted to eligible individuals;

●	the maximum number of shares of Common Stock or other securities with respect to which awards may be granted during any one calendar year to any individual;

●	the maximum number of shares of Common Stock or other securities that may be issued with respect to incentive stock options granted under the Amended 2018 Plan;

●	the number of shares of Common Stock or other securities covered by each outstanding award and the exercise price, base price or other price per share,
●	, and other relevant terms of each outstanding award; and

●	all other numerical limitations relating to awards, whether contained in the Amended 2018 Plan or in award agreements.

Discretionary Adjustments. In addition to the adjustments specified above, in the case of Corporate Events, the administrator may make such other adjustments to outstanding awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such awards, (ii) the substitution of securities or other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of Common Stock subject to outstanding awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the administrator, of the surviving or successor entity or a parent thereof. The administrator may, in its discretion, adjust the performance goals applicable to any awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes.

Treatment of Awards upon Dissolution or Liquidation or a Change in Control

Dissolution or Liquidation. Unless the administrator determines otherwise, all awards outstanding under the Amended 2018 Plan will terminate upon the dissolution or liquidation of the Company.

Change in Control - Termination of Awards.  Outstanding Awards will terminate upon the effective time of such change in control unless provision is made in connection with the transaction for the continuation or assumption of such awards by, or for the issuance therefor of substitute awards of, the surviving or successor entity or a parent thereof.  Solely with respect to awards that will terminate as a result of the immediately preceding sentence and except as otherwise provided in the applicable award agreement: (i) the outstanding awards of stock options and stock appreciation rights that will terminate upon the effective time of the change in control will, immediately before the effective time of the change in control, become fully exercisable and the holders of such Awards will be permitted, immediately before the change in control, to exercise the Awards; (ii) the outstanding shares of restricted stock the vesting or restrictions on which are then solely time-based and not subject to achievement of performance goals will, immediately before the effective time of the change in control, become fully vested, free of all transfer and lapse restrictions and free of all risks of forfeiture; (iii) the outstanding shares of restricted stock the vesting or restrictions on which are then subject to and pending achievement of performance goals shall, immediately before the effective time of the change in control and unless the award agreement provides for vesting or lapsing of restrictions in a greater amount upon the occurrence of a change in control, become vested, free of transfer and lapse restrictions and risks of forfeiture in such amounts as if the applicable performance goals for the unexpired performance period had been achieved at the target level set forth in the applicable award agreement; (iv) the outstanding restricted stock units, performance shares and performance units the vesting, earning or settlement of which is then solely time-based and not subject to or pending achievement of performance goals shall, immediately before the effective time of the change in control, become fully earned and vested and shall be settled in cash or shares of Common Stock (consistent with the terms of the award agreement after taking into account the effect of the change in control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code; and (v) the outstanding restricted stock units, performance shares and performance units the vesting, earning or settlement of which is then subject to and pending achievement of performance goals shall, immediately before the effective time of the change in control and unless the award agreement provides for vesting, earning or settlement in a greater amount upon the occurrence of a change in control, become vested and earned in such amounts as if the applicable performance goals for the unexpired performance period had been achieved at the target level set forth in the applicable award agreement and shall be settled in cash or shares of Common Stock (consistent with the terms of the award agreement after taking into account the effect of the change in control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code.

Change in Control - Continuation, Assumption or Substitution of Awards.  Unless otherwise  provided in the applicable award agreement, if a change in control of the Company occurs via a transaction under which provision is made in connection with the transaction by the surviving or successor entity or a parent of such entity for outstanding awards to be continued or assumed or for equivalent awards to be substituted, then such awards will continue and will be subject to the double-trigger protections provided to participants holding outstanding awards are triggered. This means that if, coincident with the change in control or during the 18 month period following the change in control, a participant’s service with the surviving or successor entity is terminated involuntarily by the participant’s employer (other than for cause, as defined in the Amended 2018 Plan, disability or death), the following accelerated vesting and payment rules will apply to the participant’s outstanding awards: (i)any outstanding stock options and stock appreciation rights granted under the Amended 2018 Plan to a participant or any such substitute awards which are not then exercisable and vested shall become fully exercisable and vested; (ii) the restrictions and transferal limitations applicable to any shares of restricted stock granted under the Amended 2018 Plan to a participant or any such substitute awards shall lapse and such shares of restricted stock shall become free of all restrictions and become fully vested and transferable; (iii)all restricted stock units, performance shares and performance units granted under the Amended 2018 Plan to the participant or any such substitute awards shall be considered to be earned and payable at target level, any deferral or other restriction thereon shall lapse, any restriction period thereon shall terminate, and such restricted stock units, performance shares and performance units or any such substitute awards will be settled in cash or shares of Common Stock (consistent with the terms of the award Agreement after taking into account the effect of the change in control transaction on the shares) as promptly as is practicable; (iv) each outstanding performance award granted under the Amended 2018 Plan to a participant or any such substitute award shall be deemed to satisfy any applicable performance goals as set forth in the applicable award agreement; and (v) the administrator may also make additional adjustments and/or settlements of outstanding awards granted to the participant or any substitute awards as it deems appropriate and consistent with the Amended 2018 Plan’s purposes.

Under the terms of the Amended 2018 Plan, a change in control is generally defined as (i) any acquisition by a person or entity of more than 50% of the total voting power of the Company’s stock, with certain exceptions, (ii) a contested change in the majority of the Board members within a 12-month period or (iii) acquisition by a person or entity over a 12-month period of assets from the Company that have a total gross fair market value equal to or more than 51% of the total gross fair market value of all of the Company immediately prior to such acquisitions.

Amendment and Termination

Our Board may terminate, amend or modify the Amended 2018 Plan or any portion of it at any time, subject to such restrictions on amendments and modifications as may apply under applicable laws or listing rules. No such amendment may be made without the approval of our stockholders, however, to the extent such amendment would (i) materially increase the benefits accruing to participants under the Amended 2018 Plan, (ii) materially increase the number of shares of our Common Stock which may be issued under the Amended 2018 Plan or to a participant, (iii) materially expand the eligibility for participation in the Amended 2018 Plan, (iv) eliminate or modify the prohibition on repricing of stock options and stock appreciation rights, (v) lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and stock appreciation rights, or (vi) modify the limitation on the issuance of reload or replenishment options.

The Amended 2018 Plan is scheduled to expire on March 24, 2032 which is ten years after its adoption by our Board.

Compliance with Listing Rules

While shares are listed for trading on any stock exchange or market, our Board agrees that it will not make any amendments, issue any awards or take any action under the Amended 2018 Plan unless such action complies with the relevant listing rules.

Material U.S. Federal Income Tax Consequences of the Amended 2018 Plan

The following discussion is intended only as a general summary of the material U.S. federal income tax consequences of awards issued under the Amended 2018 Plan, based upon the provisions of the Code as of the date of this proxy statement, for the purposes of stockholders considering how to vote on this proposal. It is not intended as tax guidance to participants in the Amended 2018 Plan. This summary does not take into account certain circumstances that may change the income tax treatment of awards for individual participants, and it does not describe the state income tax consequences of any award or the taxation of awards in jurisdictions outside of the U.S.

Stock Options and Stock Appreciation Rights. The grant of a stock option or stock appreciation right generally has no income tax consequences for a participant or the Company. Likewise, the exercise of an incentive stock option generally does not have income tax consequences for a participant or the Company, except that it may result in an item of adjustment for alternative minimum tax purposes for the participant. A participant usually recognizes ordinary income upon the exercise of a nonqualified stock option or stock appreciation right equal to the fair market value of the shares or cash payable (without regard to income or employment tax withholding) minus the exercise price, if applicable. We should generally be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonqualified stock option or stock appreciation right.

If a participant holds the shares acquired under an incentive stock option for the time specified in the Code (at least two years measured from the grant date and one year measured from the exercise date), any gain or loss arising from a subsequent disposition of the shares will be taxed as long-term capital gain or loss. If the shares are disposed of before the holding period is satisfied, the participant will recognize ordinary income equal to the lesser of (1) the amount realized upon the disposition and (2) the fair market value of such shares on the date of exercise minus the exercise price paid for the shares. Any ordinary income recognized by the participant on the disqualifying disposition of the shares generally entitles us to a deduction by us for federal income tax purposes. Any disposition of shares acquired under a nonqualified stock option or a stock appreciation right will generally result only in capital gain or loss for the participant, which may be short- or long-term, depending upon the holding period for the shares.

Full Value Awards. Any cash and the fair market value of any shares of Common Stock received by a participant under a full value award are generally includible in the participant’s ordinary income. In the case of restricted stock awards, this amount is includible in the participant’s income when the awards vest, unless the participant has filed an election with the IRS to include the fair market value of the restricted shares in income as of the date the award was granted. In the case of restricted stock units, performance shares and performance units, generally the value of any cash and the fair market value of any shares of Common Stock received by a participant are includible in income when the awards are paid. Any dividends or dividend equivalents paid on unvested full value awards are also ordinary income for participants.

Deductibility of Compensation. The Company generally is entitled to a deduction equal to the amount included in the ordinary income of participants and does not receive a deduction for amounts that are taxable to participants as capital gain.

New Plan Benefits

No awards have been previously granted under the Amended 2018 Plan. Awards that may be granted to eligible persons under the Amended 2018 Plan are subject to the discretion of the Compensation Committee, so we cannot currently determine the benefits or amounts that will be received or allocated to our current named executive officers, executive officers as a group, directors who are not executive officers as a group, and employees, including all current officers who are not executive officers, as a group. Consequently, no New Plan Benefits Table is included in this proxy statement.

Awards Granted Under the 2018 Plan

The following table sets forth, for each of the individuals and various groups indicated, the total number of shares of our common stock subject to awards at target that have been granted under the 2018 Plan as of April 8, 2022.

Name and Position	Number of Shares
George M. Murphy,	37,505
President and Chief Executive Officer
Christopher T. Whitford	14,116
Vice President, Chief Financial Officer and Secretary
James D. Berry	16,984
Vice President of Underwriting
Paul J. Narciso	16,817
Vice President of Claims
Stephen A. Varga	17,641
Vice President of Management Information Systems
All Current Executive Officers as a Group	138,248
All Current Directors who are not Executive Officers	17,000
Each Nominee for Election as Director	38,505
Each Associate of any such Directors, Executive Officers or Nominees	—
Each other Person who Received 5% of such Options	—
All Employees, including current Officers who are not Executive Officers, as a Group	79,259

Vote Required

If a quorum is present, approval of the Amended 2018 Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be considered as votes cast for or against the proposal and will therefore have no effect on the outcome of the vote.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE FORM, TERMS AND PROVISIONS OF THE AMENDED AND RESTATED SAFETY INSURANCE GROUP, INC. 2018 LONG-TERM INCENTIVE PLAN.

EXECUTIVE OFFICERS

Occupations of Executive Officers

The table below sets forth certain information concerning our executive officers as of the date of this Proxy Statement.

			Years
			Employed
Name	Age	Position	by Safety
George M. Murphy	55	President, Chief Executive Officer	33
Christopher T. Whitford	39	Vice President, Chief Financial Officer and Secretary	9
James D. Berry	62	Vice President - Underwriting	39
John P. Drago	55	Vice President - Marketing	27
Glenn R. Hiltpold	51	Vice President - Actuarial Services	22
Ann M. McKeown	55	Vice President - Insurance Operations	32
Paul J.Narciso	58	Vice President - Claims	31
Stephen A. Varga	54	Vice President - Management Information Services	29

George M. Murphy, CPCU. For information regarding Mr. Murphy, refer above to “Nominees for Director”.

  Christopher T. Whitford was appointed Chief Financial Officer, Vice President and Secretary of the Company on March 2, 2020. Mr. Whitford, a Certified Public Accountant in Massachusetts, previously held the Controller position with the Company since 2012 and began his career at PricewaterhouseCoopers in 2005. Mr. Whitford serves on the investment and audit committees of Guarantee Fund Management Services and serves on the audit committee of the Massachusetts Property Insurance Underwriting Association (“FAIR Plan”).

James D. Berry, CPCU, was appointed Vice President of Underwriting of the Company in July 2015, and was named as Secretary of the Insurance Subsidiaries at that time. Prior to that, he served as the Vice President of Insurance Operations since October 2005. Mr. Berry has been employed by the Insurance Subsidiaries for over 37 years and has directed the Company’s Massachusetts Private Passenger line of business since 2001. Mr. Berry is the Chairman of the Board of Directors of the FAIR Plan and previously served as the Chairman of that organization’s Executive Committee. He has served on several committees of Commonwealth Automobile Reinsurers (“CAR”) including Market Review and Defaulted Brokers and also served on Computer Sciences Corporation Series II and Exceed advisory councils. He also serves as Director and Treasurer of the In Control Family Foundation. He is also a member of the Executive, Finance, and Business Development Committee, where he serves as Chairperson.

John P. Drago was appointed Vice President of Marketing on February 1, 2016. Mr. Drago has been employed by the Insurance Subsidiaries for over 25 years and most recently served as Director of Marketing.

Glenn R. Hiltpold was appointed Vice President of Actuarial Services of the Company on March 1, 2021. Mr. Hiltpold, a Fellow of the Casualty Actuarial Society, has held the Director of Actuarial Services position with the Company since 2004 and has been an employee of the Company for 22 years.

Ann M. McKeown was appointed Vice President of Insurance Operations of the Company on July 1, 2015. Ms. McKeown has been employed by the Insurance Subsidiaries for over 30 years wherein she has held management positions in the Underwriting, Information Technology, and Insurance Operations departments. Ms. McKeown has served on the Massachusetts Assigned Insurance Plan (“MAIP”) Steering and Operations Committees of CAR.

Paul J. Narciso was appointed Vice President of Claims of the Company on August 5, 2013.  Mr. Narciso has held various adjusting and claims management positions with the Company since 1990.  Mr. Narciso has 34 years of claim experience having worked at two national carriers prior to joining Safety.

Stephen A. Varga was appointed Vice President of Management Information Systems (“MIS”) of the Company on August 6, 2014. Mr. Varga has held various information technology positions with the Company since 1992 and most recently served as Senior Director of MIS.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our compensation program objectives are to attract and retain individuals key to our future success, to motivate and reward employees in achieving our business goals and to align the long-term interests of employees with those of our stockholders. We are committed to paying for performance and making sure our decisions align with long-term interests of Safety and its stockholders.

In this section, we discuss and analyze our compensation practices with respect to Messrs. Murphy, Whitford, Berry, Narciso and Varga, who are respectively, our Chief Executive Officer, Chief Financial Officer, and three other highest paid executives (collectively, our "Named Executive Officers") in 2021.

Business Overview

Safety Insurance is a leading provider of private passenger automobile, commercial automobile, and homeowners insurance in Massachusetts. In addition to these coverages, we offer a portfolio of other insurance products, including dwelling fire, umbrella and business owner policies. Operating exclusively in Massachusetts, New Hampshire and Maine through our insurance company subsidiaries, Safety Insurance Company (“Safety Insurance”), Safety Indemnity Insurance Company (“Safety Indemnity”), Safety Property and Casualty Insurance Company (“Safety P&C”), and Safety Northeast Insurance Company (“Safety Northeast”) (together referred to as the “Insurance Subsidiaries”), we have established strong relationships with independent insurance agents, who numbered 856 in 1,088 locations throughout these three states during 2021. We have used these relationships and, in particular, our extensive knowledge of the Massachusetts market to become the fourth largest private passenger automobile carrier and the second largest commercial automobile carrier in Massachusetts. We also are the third largest homeowners insurance carrier in Massachusetts.

Executive Summary

The purpose of this summary is to help our investors understand Safety’s approach to executive compensation, specifically understanding what we pay our executives, how we pay them, and why. We are committed to paying for performance and making sure our decisions align with long-term interests of Safety and its stockholders.

The Compensation Committee (the “Committee”) is responsible for executive compensation at Safety. The Committee is comprised entirely of independent directors. The Committee engages Pay Governance, a leading independent executive compensation consulting firm, to help guide them in implementing best pay practices and help ensure strong pay and performance alignment. Highlights and features of our stockholder-friendly pay practices include:

●	A performance-based share program, which measures our performance over a three-year period and is specifically tied to total stockholder return (“TSR”) and combined ratio, which is a standard insurance industry profitability metric. In 2021, performance awards represented 55% of total long-term incentive shares awarded. We believe that maintaining a long-term performance-based share program in combination with our existing performance-based annual cash bonus will help ensure strong pay and performance alignment.
●	A “double trigger” rather than “single trigger” vesting acceleration in a potential change of control. For the vesting of shares to accelerate, the executive would need to be terminated and a change of control would have to occur.
●	No tax gross-ups for potential excise tax that might be incurred if a change of control were to occur.
●	Our equity plan prohibits share recycling and repricing of stock options without advance approval of stockholders.
●	Robust stock ownership guidelines for our executives and Directors.
●	A recoupment or “clawback” policy for incentive compensation awarded to executives in the event of an accounting restatement during a three-year period in cases of material fraud, misstatement or misconduct.
●	An insider trading policy that prohibits the hedging or pledging of the Company’s equity securities.

Long-term Performance

We have had strong absolute and relative TSR over the 1-, 3-, and 5-year periods. Our TSR of 1,277% from our November 22, 2002, Initial Public Offering (“IPO”) through December 31, 2021, is well above the major indexes and our property and casualty insurance peers.

Returns Through December 31, 2021*	TSR
1 year (December 31, 2020 through December 31, 2021)	14%
3 years (December 31, 2018 through December 31, 2021)	18%
5 years (December 31, 2016 through December 31, 2021)	42%

1	Source: FactSet. Data from November 22, 2002 to December 31, 2021.

2021 Results and Impact on Actual Pay

We are proud of our achievements in 2021, as we returned to a more normal operating environment following a record year in 2020. We continued our track record of operational excellence, posting a strong combined ratio of 93.0%. As has been the case for several years, our combined ratio compared favorably to the average of our Performance Peer Group that have reported Fiscal Year 2021 results of 95.2% and is below our own five-year average of 93.9%. Our book value increased by 5.2% and reached a record high of $62.47 per share as of December 31, 2021.

1 Source: FactSet and company filings. Data as of March 15, 2022.

In 2021, earnings per share (“EPS”) was $8.85 and earnings before income taxes was $164.3 million. Earnings before interest, taxes, changes in unrealized gains on equity securities and credit loss expense was $148.3 million, which is calculated in the table below. The Compensation Committee believes that this is an effective measure for assessing annual profitability and company performance.

Beginning in 2020, the Company was required to adopt a new accounting pronouncement from the Financial Accounting Standards Board (“FASB”) which changed the impairment model used on financial instruments to the Current Expected Credit Loss model. This pronouncement requires the Company to estimate the amount of expected credit losses on an impaired financial instrument and record the loss or subsequent recovery through net income rather than through other comprehensive income. Furthermore, in 2018, the Company was required to adopt a new accounting pronouncement from the Financial Accounting Standards Board (“FASB”) which requires changes in unrealized gains (losses) on equity securities to be recorded through net income rather than through other comprehensive income. Eliminating the benefit or penalty of these adoptions gives a representation of true business performance. It is the core metric used in the annual incentive plan under which cash bonus payouts are determined.

Financial Statement Line Item	2021	2020
Income before income taxes	$ 164,270	$ 174,770
Interest expense	522	440
Change in net unrealized gains on equity investments	(16,130)	(10,449)
Credit loss expense	(363)	1,054
	$ 148,299	$ 165,815

Combined ratio, another measure of profitability, which is the sum of our loss and expense ratio, was 93.0% in 2021.

Due to the above accomplishments and other strong financial performance, we funded performance-based variable pay as follows:

●	2021 annual incentive bonus was achieved at maximum, representing 128% of target;
●	The 2019 – 2021 performance awards granted on February 26, 2019 had an actual payout of 128.0%, above the targeted amount granted. Please refer to the long–term incentive section below for further information.

The Committee is confident that the 2021 annual incentive and 2019-2021 performance share payouts are a fair reflection of Safety’s results during the relevant time periods.

Say on Pay Results

Safety’s Board of Directors takes its duty to the Company and its stockholders seriously. We strive to follow good process, apply our best judgment, and make the best decisions we can to make Safety an even stronger and more valuable company. Our ability to perform that role is greatly enhanced when we receive thoughtful and constructive feedback from our stockholders. Our stockholders responded very favorably to our executive compensation program with 98.6% voting in support of our 2021 Say on Pay vote. We continue to welcome your input and feedback on our approach to executive compensation and these disclosure materials. We look forward to receiving your continued support on our upcoming say-on-pay vote.

Objectives of the Company’s Compensation Program

The Committee is responsible for recommending to the Board compensation for the CEO and for determining the compensation of the other executive officers. The Committee acts pursuant to a charter that has been approved by the Board. The Committee bases its compensation policies and decisions on the following principles.

●	Compensation should be structured to allow us to motivate, retain and attract executive talent.
●	Compensation should be directly linked to the Company’s and individual’s performance as well as the individual’s level of responsibility.
●	Compensation should be driven by our long-term financial performance and in doing so work to align the interests of management and stockholders.
●	Compensation should reflect the value of each officer’s position in the marketplace and within the Company.

The Committee annually reviews executive performance and compensation, including base pay, annual cash incentives, and equity awards for our executives. The Committee considers specific recommendations regarding compensation for other executives from the CEO and reviews the CEO’s annual assessment of other executives’ performance. Our Committee makes a final determination of compensation amounts for our CEO and other executives with respect to each of the elements of the executive compensation program for actual compensation based on performance in the preceding year and target compensation for the current year.

Policies and Practices Related to the Company’s Compensation Program

We strive to create an overall compensation package for each Named Executive Officer that satisfies these objectives, recognizing that certain elements of compensation are better suited to reflect different compensation objectives. Our primary goal is to provide strong performance-based total compensation plans that enable us to provide highly competitive compensation when our performance leads the peer group and industry.

Compensation Consultant and Compensation Study

The Committee selected and directly engaged Pay Governance as its compensation consultant. Pay Governance receives compensation only for services related to executive compensation issues, and neither it nor any affiliate company provides any other services to the Company. Pay Governance reports directly to the Committee and is responsible for reviewing Committee materials, attending Committee meetings, assisting the Committee with program design and generally providing advice and counsel to the Committee as compensation issues arise. Based on the consideration of the various factors as set forth in the rules of the SEC, the Compensation Committee has determined that its relationship with Pay Governance and the work of Pay Governance on behalf of the Committee has not raised any conflict of interest.

As part of its review of the compensation of executive management at the Company, Pay Governance recommended and the Committee approved the following thirteen companies which comprise the Company’s peer group for 2021 as follows:

Donegal Group, Inc., Employers Holdings, Inc., Hallmark Financial Services, Inc., Hanover Insurance Group, Inc., Heritage Insurance Holdings Inc., Horace Mann Educators Corporation, Mercury General Corporation, Protective Insurance Corporation, Selective Insurance Group, Inc., State Auto Financial Corporation, United Fire Group, Inc., United Insurance Holdings Corporation, and Universal Insurance Holdings, Inc.

There were no changes in the peer group from 2020 to 2021

Equity Grant Practices

The grant date of our equity awards is scheduled in advance and is based on the timing of the completion of our annual performance and compensation review process. We have not granted stock options to our Named Executive Officers since 2003 and none of our Named Executive Officers hold any Company stock options.

Stock Ownership Guidelines and Hedging / Pledging Policy

We have stock ownership guidelines for our Named Executive Officers to help ensure alignment of our Named Executive Officers’ interests with those of our stockholders. Stock ownership guidelines are set as a multiple of annual base salary divided by the current share price on the date of the annual evaluation. The multiple of annual base salary for the CEO is set at five, and for the remaining executive officers is set at three. All of our Named Executive Officers currently meet these guidelines.

Our Directors are also subject to stock ownership guidelines, which require them to have a value four times their annual cash retainer. A director must meet this requirement within five years of becoming a director. All Directors, outside of the recently appointed Ms. Gray, Mr. Farina, and Ms. Moran, currently meet the guideline.

As part of our insider trading policy, our executives and directors are already subject to an anti-hedging policy that prohibits them from purchasing financial instruments that are designed to hedge or offset any fluctuations in the market value of the Company’s equity securities they hold. The insider trading policy also prohibits the pledging of the Company’s equity securities.

Elements of Executive Compensation

The Committee, after reviewing information provided by Pay Governance, determines what it believes to be the appropriate level for cash and non-cash compensation components. After receiving the results of the Pay Governance study and considering our compensation philosophy and the actual practices of the selected peer group, the Committee determined that the elements of targeted overall compensation for executive officers should include the following:

Pay at Risk

A significant percentage of each named executive’s target total direct compensation is “pay at risk” through long-term equity awards and annual incentive awards that are linked to actual performance. The Committee believes that the executive pay at Safety should contain a high percentage of pay at risk consistent with our pay for performance philosophy. For example, in 2021, Safety’s CEO had 67% of his target pay (target annual incentive and long-term incentives) at risk, which was above that of peer CEOs according to the Pay Governance executive benchmarking report. The actual mix of compensation for 2021 for our CEO is shown in the chart below.

2021 CEO Pay Mix

Long-Term Incentive
33%
Base Salary
33%
Annual Incentive
34%

Base Salaries

Base salaries are generally targeted at the median (50th percentile) of peer group companies and reflect the roles, responsibilities and individual performance of the executives. In 2021, in accordance with the executive officers’ employment contracts, salary increases were based on the change in cost of living for the Boston metropolitan market as reported by the U.S. Department of Labor statistics. This resulted in an increase of 0.4% to each NEO.

Annual Cash Incentives

The purpose of the Annual Performance Incentive Plan is to provide designated key executive employees with meaningful financial rewards for the accomplishment of our annual financial and strategic objectives. This annual cash incentive compensation award directly reflects the actual performance of the Company. This direct reflection of Company performance is illustrated by the 2021 annual incentive payouts, under which, as discussed below, performance results exceeded the maximum payout and resulted in a maximum payout to our Named Executive Officers

Under the Annual Performance Incentive Plan, once the threshold performance level (as defined by the Committee annually) has been achieved, the payouts may range from 50% to 150% of the target payout.

The 2021 payout opportunity for our executive officers ranged as follows:

	% of Salary Payable
Position	Threshold	Target	Maximum
Chief Executive Officer	40%	80%	120%
Other Executive Officers	30%	60%	90%

On or before the end of the first 90 days of each fiscal year, the Committee selects the participants to whom incentive awards are granted, establishes the target incentive awards, and establishes the performance objective or objectives that will determine the dollar amount available for these incentive awards. Performance objectives are based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee: net income, earnings before interest, taxes, changes in unrealized gains on equity securities and credit loss expense, earnings before interest and taxes (“EBIT”), EPS, return on stockholders’ equity, expense management, profitability of an identifiable business unit or product, ratio of claims to revenues, revenue growth, earnings growth, total stockholder return, cash flow, return on assets, operating income, net economic profit (operating earnings minus a charge for capital), customer satisfaction, agency satisfaction, employee satisfaction, quality of services, strategic innovation, or any combination of the foregoing.

For 2021, the financial measure established by the Committee was earnings before interest, taxes, changes in unrealized gains on equity securities and credit loss expense. The Compensation Committee believes this is an effective measure for assessing annual profitability and company performance.

The target goal for 2021 was $115.7 million and was based on the average of the actual earnings before interest, taxes, changes in unrealized gains on equity securities and credit loss expense achievements for 2020 and 2019 on which the executives were paid bonuses. This establishes a consistent methodology tied to the operating results of the Company as explained on page 17. This means that if the actual achievement was above 150% of that year’s target, the goal setting calculation uses the 150% achievement for determining the two-year average. This practice avoids penalizing the executives for over achievement and creating unachievable performance goals. The two-year average also enables us to set targets that provide for a reasonable time to adjust to factors that are out of the Company’s control, such as changes in regulatory requirements or unusual weather occurrences. Once the target goal is set, the range of performance is 50% (threshold) to 150% (exceptional) of this target, and the payouts are based on achievement relative to the goal. The Committee prorates the payouts within this range to correspond to the actual performance.

For 2021, our actual earnings before interest, taxes, changes in unrealized gains on equity securities and credit loss expense of $148.3 million was 128.0% of our $115.7 million target. For 2020 our actual financial performance of $165.8 million was 185% of our $89.6 million target. This resulted in a 128% and 150% of target payout for 2021 and 2020 as follows.

Metric	2021 Target	2021 Actual
Earnings before interest, taxes, changes in unrealized gains on equity securities and credit loss expense	$115.7 million	$148.3 million

Name	2021 Non-Equity Incentive Plan Compensation	2020 Non-Equity Incentive Plan Compensation
George M. Murphy	812,540	948,360
Christopher T. Whitford	226,560	247,500
James D. Berry	292,610	341,550
Paul J. Narciso	228,100	249,120
Stephen A. Varga	221,490	258,570

Long-Term Incentives (“LTI”)

On April 2, 2018, the Company’s Board of Directors adopted the Safety Insurance Group, Inc. 2018 Long-Term Incentive Plan (“the 2018 Plan”), which was subsequently approved by our stockholders at the 2018 Annual Meeting of Stockholders. The 2018 Plan enables the grant of stock awards, performance shares, cash-based performance units, other stock-based awards, stock options, stock appreciation rights, and stock unit awards, each of which may be granted separately or in tandem with other awards. Eligibility to participate includes officers, directors, employees and other individuals who provide bona fide services to the Company. The 2018 Plan supersedes the Company’s 2002 Management Omnibus Incentive Plan (“the 2002 Incentive Plan”).

We use our incentive plans to grant long-term equity-based incentive awards. A description of the 2018 Plan can be found in the narrative following the Grants of Plan-Based Awards table. Long-term incentive compensation, which may include nonqualified stock options, incentive stock options, stock appreciation rights and restricted stock awards, is intended to reinforce the long-term growth in stockholder value of the Company by linking pay to the value of our shares. The amounts awarded annually are based on the performance of the Company. The actual amount awarded and accumulated reflects our historical performance.

On February 24, 2021, the Committee, after reviewing information provided by Pay Governance, determined what it believed to be the appropriate level of each of the various compensation components. The Committee awarded restricted stock awards under the 2018 Plan with an aggregate total market value of $3,150,000 as of the date of the grant to the executive team. The executives were granted 55% of their overall LTI mix in the form of performance-based restricted shares, while the remaining 45% were in the form of time-based restricted shares. Shares will not be earned or vested until performance criteria and / or time-based service requirements are met. The distribution resulted in the following share allocation for 2021:

Name	2021 Time-Based Stock Award Shares	2021 Performance-Based Stock Award Shares	2021 Total Stock Award Shares	2021 Total Stock Award Value
George M. Murphy	4,541	5,610	10,151	$ 800,000
Christopher T. Whitford	2,129	2,630	4,759	$ 375,000
James D. Berry	1,987	2,455	4,442	$ 350,000
Paul J. Narciso	2,271	2,805	5,076	$ 400,000
Stephen A. Varga	2,271	2,805	5,076	$ 400,000

As noted above, executives are granted 55% of their overall LTI mix in the form of performance-based restricted shares, while the remaining 45% is in the form of time-based restricted shares. The performance share design has the following features: three-year performance measurement period tied to the Company’s relative TSR versus its property-casualty insurance company’s performance peers (weighting of 40%) and Safety’s three-year average combined ratio (weighting of 60%), which is a standard insurance industry profitability metric. The Committee believes that a three-year average combined ratio is a strong long-term proxy for performance, and when used with relative TSR will ensure strong pay and performance alignment while ensuring sufficient line of sight for executives. Actual payouts can range from 0% to 200%, depending on actual performance. The TSR portion of the performance share design employs a stockholder friendly feature that caps payout to 100% of target if absolute TSR is negative (even though the Company might have exceeded target in the relative TSR metric). The earned performance shares will cliff vest after the three-year performance period based on the performance measures attained.

Both time vested awards and performance awards granted include a retirement provision. For time vested awards, if termination of service occurs on or after the first anniversary of the date of grant and because of retirement after attaining age 62 with at least 10 years of service with the Company, the periods of restriction shall expire on the date of termination of service with respect to 100% of the shares subject to remaining periods of restriction.

For performance vested awards, if during the performance period, the grantee’s termination of service occurs because of the grantee’s retirement after attaining age 62 with at least 10 years of service with the Company, the award shall not be forfeited on the retirement date, but the number of shares earned shall be prorated and equal to the number of shares earned determined based on actual attainment of the performance measures as of the end of the performance period multiplied by a fraction, the numerator of which is the number of months (rounded up to the next integer) from the beginning of the performance period until the date of termination of service, and the denominator of which is 36.

The 2019 – 2021 performance awards granted on February 26, 2019 had an actual payout of 128.0%, above the targeted granted amount compared to 170.0% payout in the prior year. The actual payout of 120.0% is based on Safety’s combined ratio for the three year period ending December 31, 2021 of 91.9% (a 200% payout), and TSR performance of 9%, equal to relative performance at the 10th percentile. As this is below our threshold of the 30th percentile, no payout was received for the TSR portion of the award. The actual number of shares awarded compared to the target number of shares granted is shown in the table below.

		Performance	Performance
		Based	Based	Actual	Additional
Name	Year	Granted Value	Number of Shares	Number of Shares	Number of Shares
George M. Murphy	2019	440,000	4,460	5,706	1,246
Christopher T. Whitford	2019	77,395	785	1,004	219
James D. Berry	2019	220,000	2,231	2,854	623
Paul J. Narciso	2019	206,250	2,091	2,676	585
Stephen A. Varga	2019	206,250	2,091	2,676	585

The 2019-2021 SAFT Average Combined Ratio target was set at the beginning of the period and was based off a formulaic calculation: the median of a four year historical performance peer combined ratio performance. For relative TSR, we are ranked compared to the same performance peer group, excluding the five private companies mentioned below, that is used in the combined ratio target.

Performance Level	2019 - 2021 SAFT Combined Ratio	Payout as % of Target			Relative 2019 - 2021 3-Year TSR	Payout as % of Target
Below Threshold	>101.2%	0%			> 90th Percentile	200%
Threshold	101.2%	50%	x	60%	90th Percentile	200%	x	40%	=	Ultimate
Intermediate < Target	99.0%	75%		Weighting	70th Percentile	150%		Weighting		Payout
Target	96.7%	100%			50th Percentile	100%
Intermediate > Target	95.4%	150%			40th Percentile	75%
Maximum	94.1%	200%			30th Percentile	50%
Above Maximum	<94.1%	200%			< 30th Percentile	0%

The twenty-four competitors used in the establishment of these goals for the 2019 performance shares were The Allstate Corporation, The Chubb Corporation, Cincinnati Financial Corporation, CNA Financial Corporation, Donegal Group Inc., EMC Insurance Group Inc., Erie Indemnity Company, Hallmark Financial Services Inc., Hanover Insurance Group Inc., Hartford Financial Services Group, Inc., Hilltop Holdings Inc., Horace Mann Educators Corporation, Loews Corporation, Mercury General Corporation, Navigators Group Inc., Old Republic International Corp., Progressive Insurance Corporation, Protective Insurance Corporation, Selective Insurance Group Inc., State Auto Financial Corp., The Travelers Companies, Inc., United Fire Group, Inc., W.R .Berkley Corporation and White Mountains Insurance Group, Inc. In addition to these competitors five private companies are also used in the establishment of the Combined Ratio target only. These companies were The Andover Companies, Arbella Insurance, Mapfre Insurance, Plymouth Rock Assurance and Quincy Mutual Insurance.

At December 31, 2021, the performance awards granted on February 24, 2021, and February 26, 2020 would be projected to payout at 128%, respectively. These amounts are calculated based on the Company’s actual combined ratio to date, as well as relative TSR performance (compared to its performance peer group) to date. Final actual results may differ and will continue to be calculated until the end of each award’s applicable performance period.

Performance-Based Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation plan, the Executive Incentive Compensation Plan (the “EICP”) to further our objective of providing our executive officers with compensation that is competitive with that provided by comparable companies. The EICP is a performance-based program that allocates 1.75% of our insurance subsidiaries annual consolidated statutory net income to a pool that is then distributed as deferred compensation to the eligible executives. The amount allocated is based on the total annual cash compensation (salary plus annual incentive received, or deferred, in the year) of the eligible executives. Our insurance subsidiaries experienced a combined statutory net income of $108.9 million in 2021, and Messrs. Murphy, Whitford, Berry, Narciso and Varga earned the following allocations under the EICP in 2021: $644,953, $200,779, $267,444, $202,147, and $202,538, respectively. The allocations are retained by the Company, invested in mutual funds, and only paid to the executive upon employment termination as defined in the EICP.

The EICP also provides a deferred compensation benefit with a supplemental matching provision similar to our 401(k) plan. Our intention is to provide additional retirement benefits to eligible executives in the absence of a traditional defined benefit pension arrangement. The provision enables the executive officer to elect to defer amounts from current compensation above the federally limited amount that can be deferred under our tax-qualified 401(k) plan and receive an employer matching contribution on such supplemental deferrals. In accordance with the EICP, we make a matching contribution annually at the close of each plan year in an amount equal to 75% of the participant’s elective deferrals under the plan up to a maximum amount of 8% of the participant’s compensation. The participant’s compensation for this purpose means the participant’s base salary and annual incentive received (or deferred) in the plan year. Amounts deferred under the EICP do not include amounts deferred under the 401(k) plan, thus our matching contributions under the EICP do not include amounts we have matched under the 401(k) plan. We made the following employer matching contributions for 2021 to the EICP on behalf of the Named Executive Officers: Mr. Murphy - $35,223; Mr. Whitford - $8,645; Mr. Berry - $18,355; Mr. Narciso - $18,684: and Mr. Varga - $15,940.

A description of our Named Executive Officers’ benefits under the EICP and other material terms of the EICP can be found in the narrative following the Nonqualified Deferred Compensation Plan table.

Other Employee Benefits

In addition to the main elements of compensation previously discussed in this section, our Named Executive Officers are eligible for the same welfare and other benefits as are available to all of our employees. These benefits include medical and dental insurance, short-term and long-term disability insurance, life and accidental death insurance, and a 401(k) plan. The 401(k) plan allows employees to contribute on a pre-tax basis up to the maximum allowed under federal law. At the close of each plan year, the Company makes a matching contribution equal to 100% of the amount each participant contributed during the plan year from their total pay, up to a maximum amount of 8% of the participant’s base salary, provided the participant is employed on the last day of the plan year. We have no defined benefit pension plan for employees at this time.

We provide our Named Executive Officers with limited perquisites that the Committee believes are reasonable and competitive. In 2021 these perquisites included use of an automobile parking space.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and Form 10-K.

THALIA M. MEEHAN, CHAIRPERSON

PETER J. MANNING

MARY C. MORAN

The above report of the Compensation Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

Compensation Policies and Practices as They Relate to the Company’s Risk Management

The Compensation Committee considers, among other things, in establishing and reviewing our executive compensation program, whether the program pays the executives for performance and whether the program encourages unnecessary or excessive risk taking. The Compensation Committee reviews annually the principal components of executive compensation and believes that our allocation of compensation among base salary and annual and long-term incentives encourages our executives to deliver strong results for our stockholders without taking excessive risk.

We set base salaries at levels that provide our executives with assured cash compensation that, when combined with annual and long-term incentive awards, motivates them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of compensation. With respect to incentive opportunities under our annual incentive plan, we believe that our use of measurable corporate financial performance goals and multiple performance levels associated with minimum, target and maximum achievable payouts, together with the Compensation Committee’s discretion to reduce awards, serve to mitigate against excessive risk-taking. We also believe that our strategic balancing of annual incentives and long-term incentives in the form of restricted stock and performance shares, with multi-year vesting schedules, encourages our executives to deliver incremental value to our stockholders while discouraging short-term risk taking that could negatively affect the value of their long-term awards. The Company’s robust stock ownership guidelines combined with high level executive stock ownership additionally help mitigate short-term risk-taking.

The Compensation Committee believes that these incentive plans appropriately balance risk, payment for performance and the desire to focus executives on specific financial and leadership measures and that they do not encourage unnecessary or excessive risk taking. We believe that the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonable and do not create any material risk or adverse effect on the Company.

Summary Compensation Table

The following table shows the cash and non-cash compensation for the 2021, 2020 and 2019 fiscal years awarded to or earned by the five individuals who served as our CEO, CFO, and the three other most highly compensated executive officers (the “Named Executive Officers” or “NEOs”). In accordance with the rules promulgated by the SEC, certain columns relating to information that is not applicable have been omitted from this table.

				Performance	Non-Equity
			Time Vested	Based	Incentive Plan	All Other
			Stock Awards	Stock Awards	Compensation	Compensation
Name	Year	Salary	(1)	(2)	(3)	(4)	Total
George M. Murphy	2021	793,500	360,000	440,000	812,540	830,516	3,236,556
	2020	790,300	360,000	440,000	948,360	911,910	3,450,570
	2019	774,000	360,000	440,000	928,800	816,860	3,319,660

Christopher T. Whitford	2021	295,000	168,750	206,250	226,560	252,741	1,149,301
	2020	262,500	135,000	165,000	247,500	142,967	952,967
	2019	203,834	68,225	77,395	-	26,976	376,430

James D. Berry	2021	381,000	157,500	192,500	292,610	375,530	1,399,140
	2020	379,500	180,000	220,000	341,550	408,641	1,529,691
	2019	371,700	180,000	220,000	334,530	304,347	1,410,577

Paul J. Narciso	2021	297,000	180,000	220,000	228,100	300,793	1,225,893
	2020	276,800	146,250	178,750	249,120	315,507	1,166,427
	2019	271,100	168,750	206,250	243,990	239,753	1,129,843

Stephen A. Varga	2021	288,400	180,000	220,000	221,490	296,441	1,206,331
	2020	287,300	180,000	220,000	258,570	317,220	1,263,090
	2019	281,400	168,750	206,250	253,260	229,268	1,138,928

(1)	This column shows the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The fair value per share of the stock awards is equal to the closing price of the Company’s common stock on the grant date. Information concerning the stock awards is shown in the table below.

Grant Date	Grant Price
February 24, 2021	$ 79.27
February 26, 2020	$ 90.50
February 26, 2019	$ 92.52

(2)	This column shows the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The fair value per share of the stock awards under the combined ratio performance award calculation is equal to the closing price of the Company’s common stock on the grant date referenced in footnote (1). The fair value per share of the stock awards under the TSR performance award calculation is equal to a fair value determined using a Monte-Carlo scenario based fair value calculation. Actual award payout is calculated at the end of the performance period in 2023 for awards granted in 2021.
(3)	The amounts under this column consist of annual cash incentive awards earned in 2021, 2020 and 2019 under the Annual Performance Incentive Plan.

(4)	The amounts under this column include the following items for 2021:

	EICP
	Deferred	EICP	401(k) Plan	Dividends on	Other
	Compensation	Company	Company	Restricted	Compensation
Name	Bonus	Match	Match	Shares	(A)	Total
George M. Murphy	644,953	35,223	23,200	114,172	12,968	830,516
Christopher T. Whitford	200,779	8,645	19,500	21,178	2,639	252,741
James D. Berry	267,444	18,335	23,200	57,088	9,463	375,530
Paul J. Narciso	202,147	18,684	23,200	49,942	6,820	300,793
Stephen A. Varga	202,538	15,940	23,072	50,345	4,546	296,441

(A)	Other Compensation includes Company paid term life insurance premium for coverage exceeding $50,000 (Mr. Murphy - $4,942, Mr. Whitford - $779, Mr. Berry - $7,603, Mr. Narciso - $4,960, and Mr. Varga - $2,686, use of Company automobile (Mr. Murphy-$6,166), and Company paid parking ($1,860 each to Mr. Murphy, Mr. Whitford, Mr. Berry, Mr. Narciso. and Mr. Varga).

Grants of Plan-Based Awards

The following table summarizes the 2021 grants of non-equity and equity plan-based awards to the NEOs. The non-equity plan-based awards were granted under the Annual Performance Incentive Plan and the equity plan-based awards were granted under the 2018 Plan.

					All Other	Grant Date
		Estimated Future Payouts			Stock Awards	Fair Value
		Under Non-Equity Incentive			- Number of	of Stock
		Plan Awards (1)			Shares of	and Option
		Threshold	Target	Maximum	Stock or Units	Awards
Name	Grant Date	($)	($)	($)	(#) (2)	($) (3)
George M. Murphy	2/24/2021	-	-	-	10,151	800,000
	-	317,400	634,800	952,200	-	-

Christopher T. Whitford	2/24/2021	-	-	-	4,759	375,000
	-	88,500	177,000	265,500	-	-

James D. Berry	2/24/2021	-	-	-	4,442	350,000
	-	114,300	228,600	342,900	-	-

Paul J. Narciso	2/24/2021	-	-	-	5,076	400,000
	-	89,100	178,200	267,300	-	-

Stephen A. Varga	2/24/2021	-	-	-	5,076	400,000
		86,520	173,040	259,560	-	-

(1)	These columns represent the range of cash bonus incentive payouts that were targeted for fiscal 2021 performance under the Annual Performance Incentive Plan as described above in Compensation Discussion and Analysis. Although the table refers to these payouts in future terms, they have already been earned and paid to the NEOs. The actual cash bonus incentive amounts paid are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table
(2)	This column represents restricted stock awarded in fiscal 2021 under the 2018 Plan. The stock awarded is a combination of performance-based restricted shares representing 55% of the total and time-based restricted shares, representing 45% of the total. The awards were both granted February 24, 2021. The performance-based awards vest depending upon the attainment of pre-established performance objectives at the conclusion of the performance period in 2024. See Restricted Stock Awards below for a description of the performance objectives. The time-based restricted stock vests over three years with installments of 30% on February 24, 2022, 30% on February 24, 2023,

and the remaining 40% on February 24, 2024, provided the grantee is still an employee of the Company on such dates.
(3)	This column shows the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The fair value per share of the time-based stock awards is equal to the closing price of the Company’s common stock on the grant date. The fair value per share of the stock awards under the combined ratio performance award calculation is equal to the closing price of the Company’s common stock on the grant date. The fair value per share of the stock awards under the TSR performance award calculation is equal to a fair value determined using a Monte-Carlo scenario based fair value calculation. Actual award payout is calculated at the end of the performance period in 2023.

Employment Agreements

George M. Murphy. We renew our employment agreement on an annual basis with Mr. Murphy effective on January 1st of the respective year. Under this agreement, Mr. Murphy agreed to serve as CEO and President of the Company for a term ending December 31, 2021. The employment agreement requires formal action to renew for an additional one-year term by the Compensation Committee at least 90 days in advance of the scheduled expiration date, unless Mr. Murphy notifies the Company of his decision to decline any additional term before at least 120 days prior to this scheduled expiration date.

The Compensation Committee approved the renewal of Mr. Murphy’s contract for an additional one-year term ending December 31, 2022. Under the terms of the employment agreement, Mr. Murphy is entitled to receive an annual base salary increase on an annual basis to reflect increases in the cost of living index specified therein or as otherwise determined by the Board or the Committee. As determined in the sole discretion of the Board, Mr. Murphy is also eligible to receive an annual bonus based on performance. Mr. Murphy is also entitled to other benefits, including severance, reimbursement of expenses, paid vacations, health, life and other similar insurance benefits and use of a Company car, all as determined by the Board.

Other Named Executive Officers. We renew our employment agreements with our other Named Executive Officers on an annual basis effective January 1st of the respective year. The employment agreements require formal action to renew for an additional one-year terms by the Compensation Committee at least 90 days in advance of the scheduled expiration date, unless the executive notifies the Company of his decision to decline any additional term before at least 120 days prior to this scheduled expiration date.

The Compensation Committee approved the renewal of these contracts for an additional one-year term ending December 31, 2022. Under their respective employment agreements, Messrs. Whitford, Berry, Narciso, and Varga are entitled to receive annual increases to reflect increases in the cost-of-living index specified therein or as otherwise determined by the Board or the Committee. As determined in the sole discretion of the Board or the Committee, Messrs. Whitford, Berry, Narciso and Varga are each eligible to receive an annual bonus based on performance. In addition, Messrs. Whitford, Berry, Narciso and Varga are also entitled to other benefits, including severance, reimbursement of expenses, paid vacations, health, life and other similar insurance benefits.

Restricted Stock Awards

In February 2021, the Committee granted time-based restricted stock awards for our Named Executive Officers under our Incentive Plans. Provided there is no termination in service, the shares vest on February 24, 2022, 2023 and 2024 with respect to 30%, 30%, and 40% of the shares, respectively. The shares have voting and dividend rights and are held in custody by the Company during the period of restriction.

In addition to time-based awards, the Committee approved performance-based restricted stock awards for our Named Executive Officers. These performance shares will cliff vest after a three-year performance period provided certain performance measures are attained. A portion of these awards, which contain a market condition, vest according to the level of total stockholder return achieved by the Company compared to its property-casualty insurance peers over a three-year period. The remainder, which contain a performance condition, vest according to the level of Company’s combined ratio results compared to its property-casualty insurance peers over the same three-year performance period.

Actual payouts can range from 0% to 200% of target shares awarded depending upon the level of achievement of the respective market and performance conditions during a three fiscal-year performance period ending at the end of 2022. Compensation expense for performance-based share awards is based on the probable number of awards expected to vest using the performance level most likely to be achieved at the end of the performance period. Performance-based awards with market conditions are accounted for and measured differently from an award that has a performance or service condition. The effect of a market condition is reflected in the award’s fair value on the grant date. That fair value is recognized as compensation cost over the requisite service period regardless of whether the market-based performance objective has been satisfied.

Equity Compensation Plan Information

The following table sets forth information regarding all of our equity compensation plans as of December 31, 2021.

	Number of		Number of securities
	securities to be		remaining available
	issued upon	Weighted-average	for future issuance
	exercise of	exercise price of	under equity
	outstanding	outstanding	compensation plans
	options, warrants	options, warrants	(excluding securities
	and rights	and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans
approved by stockholders (1)	-	$-	164,908
Equity compensation plans
not approved by stockholders	-	-	-
Total	-	$-	164,908

(1)	The equity compensation plan approved by stockholders is the 2018 Long-Term Incentive Plan, which we refer to in this Proxy Statement as the 2018 Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the unvested restricted stock held at fiscal year-end December 31, 2021 by the NEOs.

		Market
	Number of	Value of
	Shares or	Shares or
	Units of	Units of
	Stock That	Stock That
	Have Not	Have Not
Name	Vested (#)	Vested (8)
George M. Murphy
Restricted Stock (1)	1,556	132,307
Restricted Stock (2)	4,460	379,234
Restricted Stock (3)	2,785	236,775
Restricted Stock (4)	4,803	408,399
Restricted Stock (5)	4,541	386,121
Restricted Stock (6)	5,610	477,018

Christopher T. Whitford
Restricted Stock (7)	91	7,738
Restricted Stock (1)	295	25,084
Restricted Stock (2)	785	66,749
Restricted Stock (3)	1,044	88,771
Restricted Stock (4)	1,801	153,139
Restricted Stock (5)	2,129	181,029
Restricted Stock (6)	2,630	223,629

James D. Berry
Restricted Stock (1)	778	66,153
Restricted Stock (2)	2,231	189,702
Restricted Stock (3)	1,392	118,362
Restricted Stock (4)	2,402	204,242
Restricted Stock (5)	1,987	168,955
Restricted Stock (6)	2,455	208,749

Paul J. Narciso
Restricted Stock (1)	730	62,072
Restricted Stock (2)	2,091	177,798
Restricted Stock (3)	1,131	96,169
Restricted Stock (4)	1,951	165,894
Restricted Stock (5)	2,271	193,103
Restricted Stock (6)	2,805	238,509

Stephen A. Varga
Restricted Stock (1)	730	62,072
Restricted Stock (2)	2,091	177,798
Restricted Stock (3)	1,392	118,362
Restricted Stock (4)	2,402	204,242
Restricted Stock (5)	2,271	193,103
Restricted Stock (6)	2,805	238,509

(1)	Represents time-based restricted stock awards effective February 26, 2019, which vest over three years with installments of 30% on February 26, 2020, 30% on February 26, 2021, and the remaining 40% on February 26, 2022, provided the grantee is still our employee on such dates.
(2)	Represents performance-based restricted stock awards effective February 26, 2019. Vesting of these shares is dependent upon the attainment of pre-established performance objectives, and any difference between shares granted and shares earned will be calculated at the end of the performance period.

(3)	Represents time-based restricted stock awards effective February 26, 2020, which vest over three years with installments of 30% on February 26, 2021, 30% on February 26, 2022, and the remaining 40% on February 26, 2023, provided the grantee is still our employee on such dates.
(4)	Represents performance-based restricted stock awards effective February 26, 2020 Vesting of these shares is dependent upon the attainment of pre-established performance objectives, and any difference between shares granted and shares earned will be calculated at the end of the performance period.
(5)	Represents time-based restricted stock awards effective February 24, 2021, which vest over three years with installments of 30% on February 24, 2022, 30% on February 24, 2023 and the remaining 40% on February 24, 2024, provided the grantee is still our employee on such dates.
(6)	Represents performance-based restricted stock awards effective February 24, 2021 Vesting of these shares is dependent upon the attainment of pre-established performance objectives, and any difference between shares granted and shares earned will be calculated at the end of the performance period.
(7)	Represents time-based restricted stock awards effective February 22, 2017, which vest over five years with installments of 20% on February 22, 2018, February 22, 2019, February 22, 2020, February 22, 2021, and February 22, 2022, provided the grantee is still our employee on such dates.
(8)	The amounts in this column were calculated using a per share value of $85.03, the closing market price of a share of our common stock on December 31, 2021.

There were no unexercised stock options or other equity incentive plan awards held at December 31, 2021 by the NEOs

Option Exercises and Stock Vested

The following table summarizes information with respect to restricted stock awards vested during the fiscal year ended December 31, 2021 for each of the NEOs.

	Stock Awards
	Number of
	Shares Acquired	Value Realized
Name	on Vesting (#)	on Vesting (1)
George M. Murphy	14,640	1,159,700
Christopher T. Whitford	3,014	238,704
James D. Berry	7,320	579,850
Paul J. Narciso	6,404	507,289
Stephen A. Varga	6,516	516,146

(1)	Value determined by multiplying the number of vested shares by the closing market price of a share of our common stock on the vesting date or on the previous business day in the event the vesting date is not a business day.

There were no stock option awards held or exercised by the NEO’s during the year ended December 31, 2021.

Pension Benefits Table

The table disclosing pension benefits is omitted because we do not have any such pension benefit plans.

Nonqualified Deferred Compensation

The following table summarizes information with respect to the participation of each of the NEOs in the EICP, a non-qualified deferred compensation plan, as of December 31, 2021.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
Name	Fiscal Year	Fiscal Year (1)	Fiscal Year	Distributions	Year End
George M. Murphy	46,964	788,056	765,487	-	5,839,177
Christopher T. Whitford	11,526	115,005	12,072	-	138,603
James D. Berry	24,447	330,751	366,433	-	3,505,665
Paul J. Narciso	24,912	246,505	97,900	-	1,325,246
Stephen A. Varga	21,254	252,380	67,107	-	1,153,006

(1)	Represents employer matching contributions credited to the NEOs’ EICP accounts in January 2021 for the plan year ended December 31, 2020 on behalf of each NEO who contributed during the plan year (Mr. Murphy - $34,886, Mr. Berry - $17,982, Mr. Narciso - $18,299, and Mr. Varga - $15,605) ; and annual deferred compensation bonuses credited to the NEOs’ EICP accounts in February 2021 and earned for the year ended 2020 under the EICP (Mr. Murphy - $753,170, Mr. Whitford - $115,005, Mr. Berry - $236,775, Mr. Narciso - $228,206, Mr. Varga - $236,775).

The EICP is a non-qualified deferred compensation plan designed to provide a means for retirement savings. With proper notice and approval by the Company, eligible employees may make elective deferral contributions of up to 75% of salary and 100% of annual cash incentives. We make a matching contribution annually in the amount of 75% of the participant’s elective deferral up to a maximum amount of 8% of the participant’s base salary plus annual cash incentive received during the plan year. We also make a fixed contribution annually in the amount of 1.75% of the combined statutory net income of our insurance subsidiaries. Elective deferrals, Company matching contributions, and the portion of the Company fixed contribution allocated to an eligible individual are credited to an account established for the individual. To measure gains and losses, the accounts are treated as though invested in mutual funds selected by the participants. Participants may change the mutual funds in which their accounts are notionally invested on a daily basis. The balance of an individual’s account is distributed in a lump sum upon an employee’s termination of employment, or six months thereafter if required to comply with applicable tax law, or upon change in control.

Under the EICP, change in control is defined to mean a change in control event, as that term is used in Section 409A of the Internal Revenue Code. Section 409A defines a change in control event to include a change in ownership, a change in effective control, or a change in the ownership of a substantial portion of assets. A change in ownership of the corporation occurs when one person or a group acquires stock that combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the corporation. A change in effective control occurs on the date that, during any 12-month period, either (i) any person or group acquires stock possessing 30% of the voting power of the corporation, or (ii) the majority of the board is replaced by persons whose appointment or election is not endorsed by a majority of the board. A change in ownership of a substantial portion of assets occurs on the date that a person or a group acquires, during any 12-month period, assets of the corporation having a total gross fair market value equal to 40% or more of the total gross fair market value of all of the corporation’s assets. The definition also contains exceptions that may cause a transaction or event meeting one of the foregoing definitions not to constitute a change in control event if the acquired or selling entity, or its stockholders, retains, directly or indirectly, a sufficient interest in the surviving or acquiring entity.

Potential Payments Upon Termination or Change in Control

As previously discussed, we have entered into employment agreements with each of the Named Executive Officers. Certain provisions relating to termination of employment and change in control are common to each of the employment agreements. These common provisions include, among other things, the following:

●	if the executive’s employment is terminated by us for a reason other than Cause, Material Breach, death, disability or continuous poor performance, or is terminated by the executive for Good Reason or as a result of our willful and material violation of the executive’s employment agreement or certain other agreements between the executive and us, then we must provide (i) any earned but unpaid base salary and bonus, (ii) a lump sum payment equal to the annual salary he would have received during the remaining term of his employment agreement; and (iii) life and health insurance benefits (but not disability insurance benefits) substantially similar to those the executive and any covered dependents were receiving immediately prior to the date of termination through the remaining portion of the term of his employment agreement (collectively, the “Severance Payment”);
●	if the executive’s employment is terminated by us for a reason other than Cause, Material Breach, death, disability or continuous poor performance, or is terminated by the executive for Good Reason or as a result of our willful and material violation of the executive’s employment agreement or certain other agreements between the executive and us, in each case, within three years after a change in control, then we must provide the greater of the Severance Payment or the following: (i) any earned but unpaid base salary and bonus, (ii) a lump sum payment equal to, for the CEO and CFO, three times, and for the remaining Named Executive Officers, two times, the sum of (1) the executive’s base salary in effect immediately prior to the date of termination and (2) the most recent annual bonus paid to the executive, and (iii) life and health insurance benefits for a three-year period after the date of termination (for the CEO and CFO) and for the two-year period after the date of termination (for the remaining Named Executive Officers);
●	The agreements contain non-competition and non-solicitation provisions; and
●	Each executive has agreed not to disclose confidential information.

For purposes of these employment agreements,

●	Change in control is defined, in general terms, to mean the closing of (i) a merger, combination, consolidation or similar business transaction involving the Company after which our stockholders cease to own a majority of the surviving entity, directly or indirectly, (ii) a sale or transfer of all or substantially all of our assets, other than to an entity the majority of which is owned by our stockholders or (iii) a sale of a majority of the Company’s common shares, other than to an entity the majority of which is owned by our stockholders;
●	Cause means the executive’s (i) commission or conviction of any crime or criminal offense involving monies or other property or any felony; (ii) commission or conviction of fraud or embezzlement; (iii) uncured material and knowing violation of any obligations imposed upon him personally; or (iv) egregious misconduct involving serious moral turpitude;
●	Good Reason means (i) a material reduction in the executive’s authority, perquisites, position, or responsibilities; (ii) relocation of our primary place of business or the executive to another office more than 75 miles from Boston, Massachusetts; or (iii) our willful and material violation of the employment agreement or any agreement between the executive and us; in each case that is uncured;
●	Material Breach means the executive’s uncured (i) breach of any of his fiduciary duties to us or our stockholders or making of a willful misrepresentation or omission, in each case which would reasonably be expected to materially adversely affect our business, properties, assets, condition (financial or other) or prospects; (ii) willful, continual and material neglect or failure to discharge his duties, responsibilities or obligations; (iii) habitual drunkenness or substance abuse which materially interferes with the executive’s ability to discharge his duties, responsibilities or obligations; or (iv) willful and material violation of any non-competition, non-disparagement, or confidentiality agreement.

2018 Long-Term Incentive Plan (the “2018 Plan”)

Under the 2018 Plan, upon a termination by the Company for a reason other than for Cause or disability, all unvested shares of restricted stock which were not granted during the year of termination will vest. Under the 2018 Plan, "Cause" means (i) the participant’s plea of guilty or nolo contendere to, or conviction of, a felony (or its equivalent in a non-United States jurisdiction) or other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of the Company, as determined by the Board in its sole discretion, or that legally prohibits the participant from working for the Company; or (ii) a breach by the participant of a regulatory rule that adversely affects the participant’s ability to perform the participant’s employment duties to the Company, in any material respect; (iii) the participant’s failure, in any material respect, to (A) perform the Participant’s employment duties, (B) comply with the applicable policies of the Company, or (C)  comply with covenants contained in any contract or Award Agreement to which the participant is a party. Awards granted under the 2018 Plan vest upon an award recipient’s termination of employment upon or following a change in control (i.e., “double trigger” vesting).

The following table sets forth the estimated incremental payments and benefits, beyond existing compensation and benefit entitlements described in this Proxy Statement that are not contingent upon a termination or change in control, payable to each NEO upon termination of his employment or a change in control of the Company, assuming that the triggering event occurred on December 31, 2021. We have not included amounts that would be provided upon a termination of employment under contracts, agreements, plans or arrangements, such as our 401(k) plan or our vacation policy, to the extent they are available generally to all of our salaried employees and do not discriminate in scope, terms, or operation in favor of our executive officers. Amounts shown below do not include amounts in the NEOs’ EICP deferred compensation accounts as of December 31, 2021. Excise tax gross-up reimbursements were eliminated from the executive officers respective employment agreements in December 2012 and hence, are not included in the amounts shown below.

	Change in Control		Involuntary Termination
		Termination
		Without Cause			Resignation
	Without	or For Good	With	Without	For Good	Death or
Name	Termination (1)	Reason (2)	Cause (3)	Cause (4)	Reason (5)	Disability (6)
George M. Murphy	-	$ 7,967,174	$ 205,620	$1,979,195	$822,480	$ 2,842,334
Christopher T. Whitford	-	2,638,038	81,033	665,614	324,133	1,070,272
James D. Berry	-	2,689,425	102,695	989,240	410,781	1,366,944
Paul J. Narciso	-	2,262,277	81,537	828,079	326,146	1,259,691
Stephen A. Varga	-	2,319,364	79,387	880,023	317,549	1,311,635

(1)	If there is a change in control but there is no termination of employment, the NEO would not be entitled to receive any incremental benefit under his respective employment agreement with the Company.
(2)	If there is a change in control followed by termination by the Company for a reason other than Cause, Material Breach, poor performance, death or disability or by the executive for Good Reason, the NEO would be entitled to incremental payments and benefits under his respective employment agreement with the Company. Amounts in the “Termination Without Cause or For Good Reason” column include the following:

Equity Awards. Under the 2018 Incentive Plan, upon a change in control and subsequent termination, any restrictions imposed upon restricted stock awards will lapse. The estimated value as of December 31, 2021 of the previously granted restricted stock awards that would have been accelerated for each NEO is as follows: Mr. Murphy - $2,019,854; Mr. Whitford - $746,139; Mr. Berry - $956,163; Mr. Narciso - $933,545; and Mr. Varga - $994,086. The estimated value of restricted stock awards was calculated based upon the closing price of our common stock on December 31, 2020.

Annual Incentive. Under the Annual Performance Incentive Plan, upon a change in control and subsequent termination, all performance objectives for the current Performance Period would be deemed to have been achieved at target levels of performance. The amount payable to each NEO based upon such assumed performance as of December 31, 2021 would have been as follows: Mr. Murphy - $634,800; Mr. Whitford - $177,000; Mr. Berry - $228,600; Mr. Narciso - $178,200; and Mr. Varga - $173,040.

Lump Sum Payments. The amount payable at three times annual base plus bonus for Mr. Murphy and Mr. Whitford and at two times annual base plus bonus for the remaining NEOs would have been as follows: Mr. Murphy - $5,225,580; Mr. Whitford - $1,627,500; Mr. Berry - $1,445,100; Mr. Narciso - $1,092,240 and Mr. Varga - $1,093,940.

Life and Health Insurance Benefits. The NEOs are entitled to Company provided life and health benefits for three years after the termination date for Mr. Murphy and Mr. Whitford and two years after the termination date for the remaining NEOs. The amounts are estimated as follows: Mr. Murphy - $86,940; Mr. Whitford - $87,399; Mr. Berry - $59,562; Mr. Narciso - $58,292; and Mr. Varga - $58,298.

(3)	Amounts in this column reflect incremental amounts payable upon a termination of the NEO’s employment by the Company for Cause or due to the NEO’s poor performance or Material Breach. The estimated incremental payments shown in this column include three months of base salary and life and health benefits. The three months’ of base salary and life and health benefits would be payable upon the Company’s termination of the NEO’s employment due to the NEO’s poor performance, but would not be payable upon the Company’s termination of the NEO’s employment with Cause or due to his Material Breach.
(4)	The estimated incremental payments shown in this column include the following incremental payments and benefits:

Lump Sum Payments. The amount payable equal to the annual base salary which would have been due under the remaining term of the NEOs employment contracts are as follows: Mr. Murphy - $793,500; Mr. Whitford - $295,000; Mr. Berry - $381,000; Mr. Narciso - $297,000; and Mr. Varga - $288,400.

Equity Awards. Under the 2018 Plan, if the termination by the Company is for a reason other than cause, all unvested shares of restricted stock which were not granted during the year in which the termination occurs will vest. The estimated value as of December 31, 2021 of the previously granted awards that would have been accelerated for each NEO is as follows: Mr. Murphy - $1,156,715; Mr. Whitford - $341,481; Mr. Berry - $578,459; Mr. Narciso - $501,933; and Mr. Varga - $562,474. The estimated value of restricted stock awards was calculated based upon the closing price of our common stock on December 31, 2021.

Life and Health Insurance Benefits. The NEOs are entitled to Company provided life and health benefits equal to the benefits which would have been provided under the remaining term of their respective employment contracts. The amounts are estimated as of December 31, 2021 as follows: Mr. Murphy - $28,980; Mr. Whitford - $29,133; Mr. Berry - $29,781; Mr. Narciso - $29,146; and Mr. Varga - $29,149.

(5)	The estimated payments shown in this column include the lump sum payments and life and health insurance benefits as shown in note (4). Under the 2018 Plan, if the termination by the NEO is for Good Reason, all unvested shares of restricted stock will be forfeited. Hence, the amounts shown in this column do not include an incremental benefit related to equity awards.
(6)	The estimated incremental payments shown in this column include a lump sum payment equal to 100% of the NEO’s base salary, Company provided life and health insurance benefits for one year (in the case of disability), and the estimated value of all unvested restricted stock awards as of December 31, 2021 as shown in note (2).

DIRECTOR COMPENSATION

Our bylaws provide that at the discretion of the Board, the directors may be paid their expenses, if any, at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as a director. Since we completed our initial public offering of common stock on November 27, 2002, directors who are employees have not received any compensation for serving as directors and directors who were not our employees have received an annual cash retainer paid in quarterly installments. The annual Director fees are $85,000 for each non-management director. Director fees also include an additional $60,000 annually to the Chairperson of the Board, an additional $15,000 annually to the Chairperson of the Audit Committee, an additional $10,000 annually to the Chairperson of our Compensation Committee, the Chairperson of our Nominating and Governance Committee, and the Chairperson of our Investment Committee.

On February 24, 2021, the Compensation Committee approved grants of 1,000 shares of restricted stock to each of our non-employee directors effective on such date. Board of Director members must maintain stock ownership equal to at least four times their annual cash retainer. This requirement must be met within five years of becoming a director.

The following table sets forth the fees paid to the non-employee members of the Board for services provided in 2021.

	Fees Earned
	or Paid in	Stock	All Other
Name	Cash	Awards (1)	Compensation	Total
David F. Brussard	$ 145,000	79,270	$ -	$ 224,270
Frederic H. Lindeberg	95,000	79,270	-	174,270
Peter J. Manning	100,000	79,270	-	179,270
Thalia M. Meehan	92,500	79,270	-	171,770
Mary C. Moran	85,000	79,270	-	164,270

(1)	The amounts in this column represent 1,000 shares granted to each Director multiplied by the closing price of the stock on February 24, 2021, the date of the grant. As of December 31, 2021, no directors who are not our employees held unvested stock awards or unexercised stock options.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s accounting and financial reporting process, and is more fully described in its charter which the Board and the Audit Committee have adopted and is posted on our website, www.SafetyInsurance.com.

Each member of the Audit Committee satisfies the definition of an “independent director” as established by Rule 4200 of the NASDAQ Marketplace Rules. The Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

Management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over the accounting and financial reporting process. Deloitte is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to express an opinion on the financial statements and on the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with the audit of the Company’s consolidated financial statements for the year ended December 31, 2021, the Audit Committee has:

●	reviewed and discussed the audited consolidated financial statements with management and Deloitte;
●	discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the SEC;
●	received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent auditors their independence;
●	met and held discussions with the head of the Company’s internal audit group; and
●	reviewed our written charter and practices and determined that they meet the applicable requirements of the NASDAQ Marketplace Rules and the SEC.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and be filed with the SEC.

Respectfully submitted,

PETER J. MANNING, CHAIRPERSON

THALIA M. MEEHAN

MARY C. MORAN

The above report of the Audit Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information as of the Record Date, April 8, 2022, with respect to the beneficial ownership of shares of common stock by the following individuals: (a) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of such stock; (b) each of our directors and director nominees; (c) each of our Named Executive Officers; and (d) all of our directors, director nominees and executive officers as a group. Except as stated below, each holder listed below has sole or shared investment and/or voting power with respect to the shares of common stock beneficially owned by the holder, subject to community property laws where applicable. The information in the table and the related notes has been furnished by or on behalf of the indicated owners.

		Amount of Shares	Percentage of
Name and Address of Beneficial Owner		Beneficially Owned	Class (%) (6)
(a)	Security ownership of certain beneficial owners:
	BlackRock, Inc. (1)	2,171,891	14.7%
	55 East 52nd Street
	New York, New York 10055
	SRB Corporation (2)	1,674,782	11.4%
	125 High Street
	Boston, MA 02110
	The Vanguard Group (3)	1,614,674	11.0%
	100 Vanguard Blvd
	Malvern, PA 19355
	Dimensional Fund Advisors LP (4)	697,119	4.7%
	6300 Bee Cave Road
	Austin, Texas 78746
(b)	Security ownership of directors and director nominees:
	David F. Brussard	357,806	2.4%
	John D. Farina	1,000	0.0%
	Deborah E. Gray*	1,000	0.0%
	George M. Murphy*	92,887	0.6%
	Peter J. Manning	7,000	0.0%
	Thalia M. Meehan	6,000	0.0%
	Mary C. Moran	3,000	0.0%
(c)	Security ownership of Named Executive Officers:
	James D. Berry	25,942	0.2%
	Paul J. Narciso	33,353	0.2%
	George M. Murphy*	92,887	0.6%
	Stephen A. Varga	26,399	0.2%
	Christopher T. Whitford	15,283	0.1%
(d)	All directors, director nominee and executive officers as a group
	(14 persons)	624,907	4.2%

*	Nominee for director.
(1)	Based on Schedule 13G, dated January 28, 2022 filed by Black Rock, Inc. which states sole voting power over 2,142,197 shares and sole dispositive power over 2,171,891 shares.
(2)	Based on Schedule 13G, dated February 14, 2022, filed by SRB Corporation which states shared voting power and shared dispositive power over 1,674,782 shares.

(3)	Based on Schedule 13G, dated February 10, 2022, filed by The Vanguard Group which states sole voting power over 0 shares, shared voting power over 14,725 shares, sole dispositive power over 1,587,153 shares and shared dispositive power over 27,521 shares.
(4)	Based on Schedule 13G, dated February 8, 2022, filed by Dimensional Fund Advisors LP which states sole voting power over 678,963 shares and sole dispositive power over 697,119 shares.
(5)	Percentage of class refers to percentages of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the 14,741,778 shares of common stock outstanding and eligible to vote on the Record Date.

The mailing address of each director, director nominee, and executive officer shown above is c/o Safety Insurance Group, Inc., 20 Custom House Street, Boston, MA 02110.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Thalia M. Meehan (Chairperson), Peter J. Manning, and Mary C. Moran who are three independent non-employee directors who have no “interlocking” relationships as defined by the SEC, or other relationships with us that would call into question their independence as a member of the Compensation Committee. During fiscal year 2021, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

PAY RATIO

We are providing the following information to comply with Item 402(u) of Regulation S-K. We have determined that our pay ratio for 2021 is 37 to 1, calculated pursuant to SEC rules by dividing our CEO’s annual total compensation set forth in the Summary Compensation Table for 2021 ($3,236,556) by $86,873, which represents the median of the annual total compensation of our employees (other than our CEO) for 2021. We identified our median employee as of December 31, 2021, using our entire workforce of approximately 552 employees. Total compensation including cash bonuses and stock related awards were used to determine the median employee for 2021. We then calculated the median employee’s annual total compensation based on the proxy rules for determining the annual total compensation of our NEOs in order to determine the pay ratio.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and make various assumptions that may differ from other companies’ methodologies and/or assumptions. As a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

We have adopted and maintain a code of business conduct and ethics that applies to all directors, executive officers and employees. The code covers matters that we believe are supportive of high standards of ethical business conduct, including those regarding legal compliance, conflicts of interest, insider trading, maintenance of corporate books and records, gifts and entertainment, political contributions, confidentiality, public communications, special obligations applicable to our CFO and members of the audit committee, and standards and procedures for compliance with the code. Among other things, the code covers all transactions required to be disclosed in this related party transactions section of the proxy statement. The code can be found on our website at www.SafetyInsurance.com. Stockholders may also obtain a copy of the code by writing to the Office of Investor Relations at the address set forth under “Available Information.”

The code does not distinguish between potential conflict of interest transactions involving directors or executive officers and those involving other employees. It notes that all covered persons shall be responsible for the enforcement of the policies set forth in the code and will be held accountable for any violations of the code. Any of our officers or employees having any information or knowledge regarding any transaction or activity prohibited by the code shall promptly report the same to our CFO, who shall review and determine whether to approve of potential conflicts of interest for employees. Review and approval of potential conflicts of interests of officers and directors shall be made by the audit committee of our board of directors.

The code does not expressly set forth the standards that would be applied in reviewing, approving or ratifying transactions in which our directors, executive officers or 5% stockholders have a material interest. We expect that in connection with the review, approval or ratification of any such transaction, our CFO and audit committee will be provided with all material information then available regarding the transaction, the nature and extent of the director’s, executive officer’s or 5% stockholder’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. We expect that any such transaction would be approved or ratified only if our CFO or audit committee, as applicable, concluded in good faith that it was in our interest to proceed with it. We expect that pre-approval will be sought for any such transaction when practicable, and when pre-approval is not obtained, that any such transaction will be submitted for ratification as promptly as practicable.

OTHER MATTERS

Inspectors of Election

Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, has been appointed as Inspectors of Election for the Company’s 2021 Annual Meeting. Representatives of Broadridge will attend the 2021 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots, and determine the results of the vote.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent, Broadridge Stockholder Services (in writing: P.O. Box 1342, Brentwood, NY 11717-0718; by telephone: 1-877-830-4936). If you participate in householding and wish to receive a separate copy of the 2020 Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Broadridge Stockholder Services as indicated above. Beneficial stockholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly upon written or oral request, a separate copy of the Annual Report to Our Stockholders, or Proxy Statement, as applicable, to a Company stockholder at a shared address to which a single copy of the document was delivered.

Available Information

The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934. In accordance therewith, the Company files reports, proxy statements and other information with the SEC. The Company will provide to any stockholder, upon request and without charge, copies of all documents (excluding exhibits unless specifically requested) filed with the SEC. Written, telephone, fax or e-mail requests should be directed to the Office of Investor Relations, Safety Insurance Group, Inc., 20 Custom House Street, Boston, MA 02110, Tel: 877-951-2522, Fax: 617-603-4837, or e-Mail to

InvestorRelations@SafetyInsurance.com. These documents are also made available on the Company’s website, www.SafetyInsurance.com, as soon as reasonably practicable after each SEC Report is filed with or furnished to the SEC.

Stockholder Proposals for the Annual Meeting of Stockholders

Any stockholder proposals intended to be presented at our 2023 Annual Meeting and considered for inclusion in our proxy materials must be received by December 9, 2022. Any stockholder proposals intended to be presented at our 2023 Annual Meeting and not included in our proxy materials must comply with the advance notice provisions in Article II, Section 2 and Article III, Section 1 of our bylaws. Notices must be received by December 9, 2022. In addition, stockholders who wish to nominate directors for election or make other proposals must comply with the procedures described in our bylaws and must be received by December 9, 2022. All stockholder proposals should be directed to our Secretary, Christopher T. Whitford, at our address listed on page 1 of this Proxy Statement.

By Order of the Board of Directors,

CHRISTOPHER T. WHITFORD
Vice President, Chief Financial Officer and Secretary

APPENDIX A

Special Meeting Certificate of Incorporation Amendment

ARTICLE IX

Special meetings of the stockholders of the Corporation for any purposes may be called at any time by (i) the Board of Directors or the President~~. Special meetings~~ or (ii) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from one or more stockholders of record representing ownership of not less than twenty five percent (25%) of the voting power of all outstanding shares of Common Stock of the Corporation ~~may not be called by any other person or persons.~~then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as set forth in this Article IX and the Bylaws, as applicable.

(a)NOTICE. A request to the Secretary of the Corporation shall be delivered to him or her at the Corporation’s principal executive offices and signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting and shall set forth:

(i)a brief description of each matter of business desired to be brought before the special meeting;

(ii)the reasons for conducting such business at the special meeting;

(iii)the text of any proposal or business to be considered at the special meeting (including the text of any resolutions proposed to be considered and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment); and

(iv)the information required in Article III, Section 2 of the Bylaws.

(b)BUSINESS. Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.

(c)TIME AND DATE. A special meeting requested by stockholders shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than 90 days after the request to call the special meeting is received by the Secretary. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if:

(i)the Board of Directors has called or calls for an annual or special meeting of the stockholders to be held within 90 days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such meeting includes (among any other matters properly brought before the meeting) the business specified in the request;

(ii)the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law;

(iii)a Similar Item was presented at any meeting of stockholders held within 90 days prior to the receipt by the Secretary of the request for the special meeting (and, for purposes of this Article IX, the election of directors shall be deemed a Similar Item with respect to all items of business involving the election or removal of directors); or

(iv)the special meeting request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(d)REVOCATION. A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary at the Corporation’s principal executive offices, and if, following such revocation, there are unrevoked requests from stockholders holding in the aggregate less than the requisite number of shares entitling the stockholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting.

A-1

APPENDIX B

Special Meetings Bylaws Amendment

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 3. Special Meetings. Unless otherwise prescribed by law or by the Certificate of Incorporation, Special Meetings of Stockholders (“Special Meetings”), for any purpose or purposes, may be called by (i) the Board of Directors or the President~~. Special Meetings may not be called by any other person or persons~~, or (ii) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least twenty five percent (25%) of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as set forth in the Certificate of Incorporation. Written notice of a Special Meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten (10) days nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. Such notice may be provided to each stockholder entitled to vote at such meeting electronically, as permitted by DGCL Section 232.

B-1

APPENDIX C

Written Consent Certificate of Incorporation Amendment

ARTICLE VIII

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken ~~only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided in the Bylaws of the Corporation, and may not be taken by a written consent of the stockholders pursuant to the GCL.~~without a meeting, without prior notice and without a vote only in accordance with the provisions of this Article VIII and applicable law.

(a)REQUEST FOR RECORD DATE. The record date for determining such stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article VIII. Any holder of Common Stock of the Corporation seeking to have such stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary of the Corporation, delivered to the Corporation and signed by holders of record at the time such notice is delivered holding shares representing an aggregate of at least twenty percent (20%) of the outstanding shares of Common Stock of the Corporation, request that a record date be fixed for such purpose. The written notice must contain the information set forth in paragraph (b) of this Article VIII. Following delivery of the notice, the Board of Directors shall, by the later of (i) 20 days after delivery of a valid request to set a record date and (ii) 5 days after delivery of any information required by the Corporation to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by written consent under paragraph (c) of the Article VIII, determine the validity of the request and whether the request relates to an action that may be taken by written consent and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a notice complying with the second and third sentences of this paragraph (a) has been duly delivered to the Secretary of the Corporation but no record date has been fixed by the Board of Directors by the date required by the preceding sentence, the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the Corporation in the matter described in paragraph (f) of this Article VIII; provided that, if prior action by the Board of Directors is required under the provisions of GCL, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(b)NOTICE REQUIREMENTS. The written notice required by paragraph (a) of this Article VIII must be delivered by the holders of record of at least twenty percent (20%) of the outstanding shares of Common Stock of the Corporation entitled to vote on the matter (with evidence of such ownership attached to the notice), must describe the action proposed to be taken by written consent of stockholders and must contain (i) such information and representations, to the extent applicable, then required by the Bylaws as though such stockholder was intending to make a nomination or to bring any other matter before a meeting of stockholders, other than as permitted to be included in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Securities Exchange Act of 1934 and (ii) the text of the proposal(s) (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the Bylaws). The Corporation may require the stockholder(s) submitting such notice to furnish such other information as may be requested by the Corporation to determine the validity of the request for a record date and to determine whether the request relates to an action that may be effected by written consent under this Article VIII. In connection with an action or actions proposed to be taken by written consent in accordance with this Article VIII, the stockholders seeking such action or actions shall further update and supplement the information previously provided to the Corporation in connection therewith, if necessary, as required by paragraph (c) of this Article VIII.

(c)ACTIONS WHICH MAY BE TAKEN WITH WRITTEN CONSENT. Stockholders are not entitled to act by written consent if (i) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) the request for a record date for such action is delivered to the Corporation during the period commencing 90 days prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the earlier of (x) the date of the next annual meeting and (y) 30 calendar days after the first anniversary of the date of the immediately preceding annual meeting, (iii) an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”), other than the election or removal of directors, was presented at a meeting of stockholders held not more than 12 months before the request for a record date for such action is delivered to the Corporation, (iv) a Similar Item consisting of the election or removal of directors was presented at a meeting of stockholders held not more than 90 days before the request for a record date was delivered to the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), (v) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholders meeting that has been called by the time the request for a record date is delivered to the Corporation but not yet held, (vi) such record date request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 or other applicable law, or (vii) sufficient written consents are not delivered to the Corporation prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting.

(d)MANNER OF CONSENT SOLICITATION. In addition to the other requirements set forth in this Article VIII and by applicable law, holders of Common Stock of the Corporation may take action by written consent only if the stockholder or group of stockholders seeking to take action by written consent of stockholders uses best efforts to solicit consents from all holders of capital stock of the Corporation entitled to vote on the matter and in accordance with applicable law.

(e)DATE OF CONSENT. No written consent purporting to take or authorize the taking of corporate action (each such written consent is referred to in this paragraph and in paragraph (f) as a “Consent”) shall be effective to take the corporate action referred to therein unless Consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner required by paragraph (f) of this Article VIII within 60 days of the first date on which a Consent is so delivered to the Corporation.

(f)DELIVERY OF CONSENTS. No Consents may be delivered to the Corporation or its registered office in the State of Delaware until 60 days after the delivery of a valid request to set a record date. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the delivery to the Corporation of Consents, the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent; provided, however, that if the action to which the Consents relate is the election or removal of one or more members of the Board of Directors, the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect to such Consent, and such Inspectors shall discharge the functions of the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, under this Article VIII. If, after such investigation, the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, shall determine that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

(g)EFFECTIVENESS OF CONSENT. Notwithstanding anything else in this Amended and Restated Certificate of Incorporation to the contrary, no action may be taken by written consent of the holders of Common Stock of the Corporation except in accordance with this Article VIII. If the Board of Directors shall determine that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article VIII, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article VIII, then the Board of Directors shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law. No action by written consent without a meeting shall be effective until such date as the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate, or the Inspectors, as applicable, certify to the Corporation that the Consents delivered to the Corporation in accordance with paragraph (f) of this Article VIII, represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and this Certificate of Incorporation; provided, that prompt notice of the taking of the corporate action shall be given to those holders of capital stock of the Corporation who have not consented in writing to such action.

(h)CHALLENGE TO VALIDITY OF CONSENT. Nothing contained in this Article VIII shall in any way be construed to suggest or imply that the Board of Directors of the Corporation or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, or to prosecute or defend any litigation with respect thereto.

(i)BOARD-SOLICITED STOCKHOLDER-ACTION BY WRITTEN CONSENT. Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article VIII shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

APPENDIX D

Voting Requirements Certificate of Incorporation Amendment

ARTICLE XII

~~The provisions set forth in Article II, Section 2 (except for the first paragraph thereof) and Section 3; Article III, Section 1 (except for the first paragraph thereof); and Article IX, Section 1 of the Bylaws of the Corporation or any~~Any provision contained in this Amended and Restated Certificate of Incorporation may be repealed, altered, amended or rescinded, in whole or in part, or a new Certificate of Incorporation may be adopted by a majority of the Board of Directors then in office with the consent of stockholders of the Corporation holding ~~at least sixty-six and two-thirds percent (66 2/3%)~~a majority of the votes entitled to be cast by the holders of all outstanding securities which by their terms may be voted on all matters submitted to stockholders of the Corporation generally.

D-1

APPENDIX E

AMENDED AND RESTATED SAFETY INSURANCE GROUP, INC.
2018 LONG-TERM INCENTIVE PLAN

E-i

(continued)

E-ii

1.History; Effective Date.

SAFETY INSURANCE GROUP, INC., a Delaware corporation (“Safety”), has established the AMENDED AND RESTATED SAFETY INSURANCE GROUP, INC. 2018 LONG-TERM INCENTIVE PLAN, as set forth herein, and as the same may be amended from time to time (the “Plan”). The Plan was adopted by the Board of Directors of Safety (the “Board”) on March 24, 2022 as a continuation of the Safety Insurance Group, Inc. 2018 Long-Term Incentive Plan (the “2018 Plan”). The Plan shall become and is effective as of the date that it is approved by the stockholders of Safety (the “Effective Date”).

2.Purposes of the Plan.

The Plan is designed to:

(a)promote the long-term financial interests and growth of Safety and its Subsidiaries (together, the “Company”) by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;

(b)motivate management personnel by means of growth-related incentives to achieve long-range goals; and

(c)further the alignment of interests of Participants with those of the stockholders of Safety through opportunities for increased stock or stock-based ownership in Safety.

Toward these objectives, the Administrator may grant stock options, stock appreciation rights, stock awards, stock units, performance shares, performance units, and other stock-based awards to eligible individuals on the terms and subject to the conditions set forth in the Plan.

3.Terminology.

Except as otherwise specifically provided in an Award Agreement, capitalized words and phrases used in the Plan or an Award Agreement shall have the meaning set forth in the glossary at Section 17 of the Plan or as defined the first place such word or phrase appears in the Plan.

4.Administration.

(a)Administration of the Plan. The Plan shall be administered by the Administrator.

(b)Powers of the Administrator. The Administrator shall, except as otherwise provided under the Plan, have plenary authority, in its sole and absolute discretion, to grant Awards pursuant to the terms of the Plan to Eligible Individuals and to take all other actions necessary or desirable to carry out the purpose and intent of the Plan. Among other things, the Administrator shall have the authority, in its sole and absolute discretion, subject to the terms and conditions of the Plan to:

(i)determine the Eligible Individuals to whom, and the time or times at which, Awards shall be granted;

(ii)determine the types of Awards to be granted any Eligible Individual;

(iii)determine the number of shares of Common Stock to be covered by or used for reference purposes for each Award or the value to be transferred pursuant to any Award;

(iv)determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (A) the purchase price of any shares of Common Stock, (B) the method of payment for shares purchased pursuant to any Award, (C) the method for satisfying any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Common Stock, (D) the timing, terms and conditions of the exercisability, vesting or payout of any Award or any shares acquired pursuant thereto, (E) the Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (F) the time of the expiration of any Award, (G) the effect of the Participant’s Termination of Service on any of the foregoing, and (H) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto as the Administrator shall consider to be appropriate and not inconsistent with the terms of the Plan;

(v)subject to Sections 7(e), 10(c) and 15, modify, amend or adjust the terms and conditions of any Award;

(vi)accelerate or otherwise change the time at or during which an Award may be exercised or becomes payable and waive or accelerate the lapse, in whole or in part, of any restriction, condition or risk of forfeiture with respect to such Award; provided, however, that, except in connection with death, disability or a Change in Control, no such change, waiver or acceleration shall be made to any Award that is considered “deferred compensation” within the meaning of Section 409A of the Code if the effect of such action is inconsistent with Section 409A of the Code;

(vii)determine whether an Award will be paid or settled in cash, shares of Common Stock, or in any combination thereof and whether, to what extent and under what circumstances cash or shares of Common Stock payable with respect to an Award shall be deferred either automatically or at the election of the Participant;

(viii)for any purpose, including but not limited to, qualifying for preferred or beneficial tax treatment, accommodating the customs or administrative challenges or otherwise complying with the tax, accounting or regulatory requirements of one or more jurisdictions, adopt, amend, modify, administer or terminate sub-plans, appendices, special provisions or supplements applicable to Awards regulated by the laws of a particular jurisdiction, which sub-plans, appendices, supplements and special provisions may take precedence over other provisions of the Plan, and prescribe, amend and rescind rules and regulations relating to such sub-plans, supplements and special provisions;

(ix)establish any “blackout” period, during which transactions affecting Awards may not be effectuated, that the Administrator in its sole discretion deems necessary or advisable;

(x)determine the Fair Market Value of shares of Common Stock or other property for any purpose under the Plan or any Award;

(xi)administer, construe and interpret the Plan, Award Agreements and all other documents relevant to the Plan and Awards issued thereunder, and decide all other matters to be determined in connection with an Award;

(xii)establish, amend, rescind and interpret such administrative rules, regulations, agreements, guidelines, instruments and practices for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable;

(xiii)correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent the Administrator shall consider it desirable to carry it into effect; and

(xiv)otherwise administer the Plan and all Awards granted under the Plan.

(c)Delegation of Administrative Authority. The Administrator may designate officers or employees of the Company to assist the Administrator in the administration of the Plan and, to the extent permitted by applicable law and stock exchange rules, the Administrator may delegate to officers or other employees of the Company the Administrator’s duties and powers under the Plan, subject to such conditions and limitations as the Administrator shall prescribe, including without limitation the authority to execute agreements or other documents on behalf of the Administrator; provided, however, that such delegation of authority shall not extend to the granting of, or exercise of discretion with respect to, Awards to Eligible Individuals who are officers under Section 16 of the Exchange Act.

(d)Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards, and the ramifications of a Change in Control upon outstanding Awards) need not be uniform and may be made by the Administrator selectively among Awards or persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(e)Limited Liability; Advisors. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder. The Administrator may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Administrator, Safety, and the officers and directors of Safety shall be entitled to rely upon the advice, opinions or valuations of any such persons.

(f)Indemnification. To the maximum extent permitted by law, by Safety’s charter and by-laws, and by any directors’ and officers’ liability insurance coverage which may be in effect from time to time, the members of the Administrator and any agent or delegate of the Administrator who is a director, officer or employee of Safety or an Affiliate shall be indemnified by Safety against any and all liabilities and expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan.

(g)Effect of Administrator’s Decision. All actions taken and determinations made by the Administrator on all matters relating to the Plan or any Award pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion, unless in contravention of any express term of the Plan, including, without limitation, any determination involving the appropriateness or equitableness of any action. All determinations made by the Administrator shall be conclusive, final and binding on all parties concerned, including Safety, its stockholders, any Participants and any other employee, consultant, or director of Safety and its Affiliates, and their respective successors in interest. No member of the Administrator, nor any director, officer, employee or representative of Safety shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards.

5.Shares Issuable Pursuant to Awards.

(a)Initial Share Pool. As of the Effective Date, the number of shares of Common Stock issuable pursuant to Awards that may be granted under the Plan (the “Share Pool”) shall be equal to (i) 350,000 shares originally available for issuance under the 2018 Plan plus (ii) 350,000 shares as of the Effective Date.

(b)Adjustments to Share Pool. On and after the Effective Date, the Share Pool shall be adjusted, in addition to any adjustments to be made pursuant to Section 10 of the Plan, as follows:

(i)The Share Pool shall be reduced, on the date of grant, by one share for each share of Common Stock made subject to an Award granted under the Plan;

(ii)The Share Pool shall be increased, on the relevant date, by the number of unissued shares of Common Stock underlying or used as a reference measure for any Award that is cancelled, forfeited, expired, terminated, unearned or settled in cash, in any such case without the issuance of shares;

(iii)The Share Pool shall be increased, on the forfeiture date, by the number of shares of Common Stock that are forfeited back to Safety after issuance due to a failure to meet an Award contingency or condition with respect to any Award or portion of an Award;

For the avoidance of doubt, the Share Pool shall not be increased by (A) shares of Common Stock used as a reference measure for any Award granted under this Plan that are not issued upon settlement of such Award due to a net settlement, (B) shares of Common Stock withheld by or surrendered (either actually or through attestation) to Safety in payment of the exercise price of any Award, or (C) shares of Common Stock withheld by or surrendered (either actually or through attestation) to Safety in payment of the Tax Withholding Obligation that arises in connection with any Award.

(c)Subject to adjustment as provided in Section 10 of the Plan:

(i)the maximum number of shares of Common Stock that may be made subject to Awards granted under the Plan during a calendar year to any one person in the form of stock options or stock appreciation rights is, in the aggregate, 500,000 shares;

(ii)the maximum number of shares of Common Stock that may be made subject to Awards granted under the Plan during a calendar year to any one person in the form of Performance Awards is, in the aggregate, 500,000 shares, and

(iii)in connection with Awards granted under the Plan during a calendar year to any one person in the form of Performance Shares, the maximum cash amount payable thereunder is the amount equal to the number of shares made subject to the Award, as limited by Section 5(c)(ii), multiplied by the Fair Market Value as determined as of the payment date; and

(iv)in connection with Awards granted under the Plan during a calendar year to any one person in the form of Performance Units, the maximum cash amount payable under such Performance Units is $5,000,000; provided, however, that each of the limitations set forth above in clauses (i), (ii) and (iii) of this Section 5(c) shall be multiplied by two when applied to Awards granted to any individual during the calendar year in which such individual first commences service with Safety or a Subsidiary; and provided, further, that the limitations set forth above in clauses (ii) and (iii) of this Section 5(c) shall be multiplied by the number of calendar years over which the applicable Performance Period spans (in whole or in part), if the Performance Period is longer than 12 months’ duration, when applied to Performance Awards.

If an Award is terminated, surrendered or canceled in the same year in which it was granted, such Award nevertheless will continue to be counted against the limitations set forth above in this Section 5(c) for the calendar year in which it was granted.

(d)Non-Employee Director Award Limit. In addition, the Administrator may establish compensation for Non-Employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such Non-Employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation and the grant date fair value of Awards (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) granted under the Plan to a Non-Employee Director as compensation for services as a Non-Employee Director during any calendar year of the Company may not exceed $750,000 for an annual grant, provided however, in a Non-Employee Director’s first year of service compensation for services may not exceed $1,000,000 (such limits, the “Director Limits”). The Administrator may make exceptions to this limit for individual Non-Employee directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other compensation decisions involving Non-Employee Director.

(e)ISO Limit. Subject to adjustment pursuant to Section 10 of the Plan, the maximum number of shares of Common Stock that may be issued pursuant to stock options granted under the Plan that are intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Code shall be equal to 700,000 shares.

(f)Source of Shares. The shares of Common Stock with respect to which Awards may be made under the Plan shall be shares authorized for issuance under Safety’s charter but unissued, or issued and reacquired, including without limitation shares purchased in the open market or in private transactions.

6.Participation.

Participation in the Plan shall be open to all Eligible Individuals, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to Eligible Individuals in connection with hiring, recruiting or otherwise, prior to the date the individual first performs services for Safety or a Subsidiary; provided, however, that such Awards shall not become vested or exercisable, and no shares shall be issued to such individual, prior to the date the individual first commences performance of such services.

7.Awards.

(a)Awards, In General. The Administrator, in its sole discretion, shall establish the terms of all Awards granted under the Plan consistent with the terms of the Plan. Awards may be granted individually or in tandem with other types of Awards, concurrently with or with respect to outstanding Awards. All Awards are subject to the terms and conditions provided in the Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. Unless otherwise specified by the Administrator, in its sole discretion, or otherwise provided in the Award Agreement, an Award shall not be effective unless the Award Agreement is signed or otherwise accepted by Safety and the Participant receiving the Award (including by electronic delivery and/or electronic signature).

(b)Stock Options.

(i)Grants. A stock option means a right to purchase a specified number of shares of Common Stock from Safety at a specified price during a specified period of time. The Administrator may from time to time grant to Eligible Individuals Awards of Incentive Stock Options or Nonqualified Options; provided, however, that Awards of Incentive Stock Options shall be limited to employees of Safety or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Sections 424(e) and 424(f) of the Code, respectively, of Safety, and any other Eligible Individuals who are eligible to receive Incentive Stock Options under the provisions of Section 422 of the Code. No stock option shall be an Incentive Stock Option unless so designated by the Administrator at the time of grant or in the applicable Award Agreement.

(ii)Exercise. Stock options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that Awards of stock options may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The exercise price per share subject to a stock option granted under the Plan shall not be less than the Fair Market Value of one share of Common Stock on the date of grant of the stock option, except as provided under applicable law or with respect to stock options that are granted in substitution of similar types of awards of a company acquired by Safety or a Subsidiary or with which Safety or a Subsidiary combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) to preserve the intrinsic value of such awards.

(iii)Termination of Service. Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent stock options are not vested and exercisable, a Participant’s stock options shall be forfeited upon his or her Termination of Service.

(iv)Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock options, provided they are not inconsistent with the Plan.

(v)Rights of a Stockholder; Dividends. Until shares of Common Stock are issued to the Participant upon the exercise of stock options, the Participant shall not have any rights of a stockholder of Safety with respect to the options or the shares issuable thereunder including dividends.

(c)Limitation on Reload Options. The Administrator shall not grant stock options under this Plan that contain a reload or replenishment feature pursuant to which a new stock option would be granted automatically upon receipt of delivery of Common Stock to Safety in payment of the exercise price or any tax withholding obligation under any other stock option.

(d)Stock Appreciation Rights.

(i)Grants. The Administrator may from time to time grant to Eligible Individuals Awards of stock appreciation rights. A stock appreciation right entitles the Participant to receive, subject to the provisions of the Plan and the Award Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Award Agreement, times (ii) the number of shares specified by the stock appreciation right, or portion thereof, which is exercised. The base price per share specified in the Award Agreement shall not be less than the lower of the Fair Market Value on the date of grant or the exercise price of any tandem stock option to which the stock appreciation right is related, or with respect to stock appreciation rights that are granted in substitution of similar types of awards of a company acquired by Safety or a Subsidiary or with which Safety or a Subsidiary combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) such base price as is necessary to preserve the intrinsic value of such awards.

(ii)Exercise. Stock appreciation rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that stock appreciation rights granted under the Plan may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The applicable Award Agreement shall specify whether payment by Safety of the amount receivable upon any exercise of a stock appreciation right is to be made in cash or shares of Common Stock or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or upon the exercise of the stock appreciation right. If upon the exercise of a stock appreciation right a Participant is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(iii)Termination of Service. Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent stock appreciation rights are not vested and exercisable, a Participant’s stock appreciation rights shall be forfeited upon his or her Termination of Service.

(iv)Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock appreciation rights, provided they are not inconsistent with the Plan.

(v)Rights of a Stockholder; Dividends. Until shares of Common Stock are issued to the Participant upon the exercise of stock appreciation rights, the Participant shall not have any rights of a stockholder of Safety with respect to the stock appreciation right or the shares issuable thereunder including dividends.

(e) Repricing. Notwithstanding anything herein to the contrary, except in connection with a corporate transaction involving Safety (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of options and stock appreciation rights granted under the Plan may not be amended, after the date of grant, to reduce the exercise price of such options or stock appreciation rights, nor may outstanding options or stock appreciation rights be canceled in exchange for (i) cash, (ii) options or stock appreciation rights with an exercise price or base price that is less than the exercise price or base price of the original outstanding options or stock appreciation rights, or (iii) other Awards, unless such action is approved by Safety’s stockholders.

(f)Stock Awards.

(i)Grants. The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted Common Stock or Restricted Stock (collectively, “Stock Awards”) on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine. Stock Awards shall be evidenced in such manner as the Administrator may deem appropriate, including via book-entry registration.

(ii)Vesting. Restricted Stock shall be subject to such vesting, restrictions on transferability and other restrictions, if any, and/or risk of forfeiture as the Administrator may impose at the date of grant or thereafter. The Restriction Period to which such vesting, restrictions and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Subject to the provisions of the Plan and the applicable Award Agreement, during the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock.

(iii)Rights of a Stockholder; Dividends. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder of Common Stock including, without limitation, the right to vote Restricted Stock. Cash dividends declared payable on Common Stock shall be paid, with respect to outstanding Restricted Stock, in cash or as unrestricted shares of Common Stock having a Fair Market Value equal to the amount of such dividends or may be reinvested in additional shares of Restricted Stock as determined by the Administrator and held by Safety and made subject to forfeiture at least until achievement of the applicable Performance Goal related to or lapse of restrictions on such shares of Restricted Stock. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed. As soon as is practicable following the date on which restrictions on any shares of Restricted Stock lapse, Safety shall deliver to the Participant the certificates for such shares or shall cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Award Agreement or otherwise reasonably required by Safety.

(iv)Termination of Service. Except as provided in the applicable Award Agreement, upon Termination of Service during the applicable Restriction Period, Restricted Stock and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; provided that, the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(v)Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Restricted Stock, provided they are not inconsistent with the Plan.

(g)Stock Units.

(i)Grants. The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted stock Units or Restricted Stock Units on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine. Restricted Stock Units represent a contractual obligation by Safety to deliver a number of shares of Common Stock, an amount in cash equal to the Fair Market Value of the specified number of shares subject to the Award, or a combination of shares of Common Stock and cash, in accordance with the terms and conditions set forth in the Plan and any applicable Award Agreement.

(ii)Vesting and Payment. Restricted Stock Units shall be subject to such vesting, risk of forfeiture and/or payment provisions as the Administrator may impose at the date of grant. The Restriction Period to which such vesting and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Shares of Common Stock, cash or a combination of shares of Common Stock and cash, as applicable, payable in settlement of Restricted Stock Units shall be delivered to the Participant as soon as administratively practicable, but no later than 30 days, after the date on which payment is due under the terms of the Award Agreement provided that the Participant shall have complied with all conditions for delivery of such shares or payment contained in the Award Agreement or otherwise reasonably required by Safety, or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A of the Code.

(iii)No Rights of a Stockholder; Dividend Equivalents. Until shares of Common Stock are issued to the Participant in settlement of stock Units, the Participant shall not have any rights of a stockholder of Safety with respect to the stock Units or the shares issuable thereunder. The Administrator may grant to the Participant the right to receive Dividend

Equivalents on stock Units, on a current, reinvested and/or restricted basis, subject to such terms as the Administrator may determine provided, however, that Dividend Equivalents payable on stock Units shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to or lapse of restrictions on such stock Units.

(iv)Termination of Service. Upon Termination of Service during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of shares of Common Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units and any accrued but unpaid Dividend Equivalents with respect to such Restricted Stock Units that are then subject to deferral or restriction shall be forfeited; provided that, the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock Units.

(v)Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock Units, provided they are not inconsistent with the Plan.

(h)Performance Shares and Performance Units.

(i)Grants. The Administrator may from time to time grant to Eligible Individuals Awards in the form of Performance Shares and Performance Units. Performance Shares, as that term is used in this Plan, shall refer to shares of Common Stock or Units that are expressed in terms of Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. Performance Units, as that term is used in this Plan, shall refer to dollar-denominated Units valued by reference to designated criteria established by the Administrator, other than Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. The applicable Award Agreement shall specify whether Performance Shares and Performance Units will be settled or paid in cash or shares of Common Stock or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or at the payment or settlement date.

(ii)Performance Criteria. The Administrator shall, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an Award of Performance Shares or Performance Units upon (A) the attainment of Performance Goals during a Performance Period or (B) the attainment of Performance Goals and the continued service of the Participant. The length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Administrator in the exercise of its absolute discretion. Performance Goals may include minimum, maximum and target levels of performance, with the size of the Award or payout of Performance Shares or Performance Units or the vesting or lapse of restrictions with respect thereto based on the level attained. An Award of Performance Shares or Performance Units shall be settled as and when the Award vests or at a later time specified in the Award Agreement or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A of the Code.

(iii)Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Performance Shares or Performance Units, provided they are not inconsistent with the Plan.

(iv)Rights of a Stockholder; Dividends. Until shares of Common Stock are issued to the Participant in settlement of Performance Units, the Participant shall not have any rights of a stockholder of Safety with respect to the Performance Units or the shares issuable thereunder. The Administrator may grant to the Participant the right to receive Dividend Equivalents on stock Units, on a current, reinvested and/or restricted basis, subject to such terms as the Administrator may determine provided, however, that Dividend Equivalents payable on stock Units that are granted as a Performance Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such stock Units. Except to the extent restricted under the Award Agreement relating to the Performance Shares, a Participant granted Performance Shares shall have all of the rights of a stockholder of Common Stock including, without limitation, the right to vote Performance Shares. Dividends declared payable on Performance Shares shall be held by Safety and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such Performance Shares. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Performance Shares with respect to which such Common Stock or other property has been distributed. As soon as is practicable following the date on which restrictions on any Performance Shares lapse, Safety shall deliver to the Participant the certificates for such shares or shall cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Award Agreement or otherwise reasonably required by Safety.

(i)Other Stock-Based Awards. The Administrator may from time to time grant to Eligible Individuals Awards in the form of Other Stock-Based Awards. Other Stock-Based Awards in the form of Dividend Equivalents may be (A) awarded on a free-standing basis or in connection with another Award other than a stock option or stock appreciation right, (B) paid currently or credited to an account for the Participant, including the reinvestment of such credited amounts in Common Stock equivalents, to be paid on a deferred basis, and (C) settled in cash or Common Stock as determined by the Administrator; provided, however, that Dividend Equivalents payable on Other Stock-Based Awards that are granted as a Performance Award or restricted Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to or lapse of restrictions on such Other Stock-Based Awards. Any such settlements, and any such crediting of Dividend Equivalents, may be subject to such conditions, restrictions and contingencies as the Administrator shall establish.

(j)Awards to Participants Outside the United States. The Administrator may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause Safety or a Subsidiary to be subject to) tax, legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable in order that any such Award shall conform to laws, regulations, and customs of the country or jurisdiction in which the Participant is then resident or primarily employed or to foster and promote achievement of the purposes of the Plan.

(k)Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of shares of Common Stock with respect to dividends to Participants holding Awards of stock Units, shall only be permissible if sufficient shares are available under the Share Pool for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient shares are not available under the Share Pool for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of stock Units equal in number to the shares of Common Stock that would have been obtained by such payment or reinvestment, the terms of which stock Units shall provide for settlement in cash and for Dividend Equivalent reinvestment in further stock Units on the terms contemplated by this Section 7(l).

8.Withholding of Taxes.

Participants and holders of Awards shall pay to Safety or its Affiliate, or make arrangements satisfactory to the Administrator for payment of, any Tax Withholding Obligation in respect of Awards granted under the Plan no later than the date of the event creating the tax or social insurance contribution liability. The obligations of Safety under the Plan shall be conditional on such payment or arrangements. Unless otherwise determined by the Administrator, Tax Withholding Obligations may be settled in whole or in part with shares of Common Stock, including unrestricted outstanding shares surrendered to Safety and unrestricted shares that are part of the Award that gives rise to the Tax Withholding Obligation, having a Fair Market Value on the date of surrender or withholding equal to the statutory minimum amount required, (or such greater amount permitted under FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, for equity-classified awards) to be withheld for tax or social insurance contribution purposes, all in accordance with such procedures as the Administrator establishes. Safety or its Affiliate may deduct, to the extent permitted by law, any such Tax Withholding Obligations from any payment of any kind otherwise due to the Participant or holder of an Award.

9.Transferability of Awards.

(a) General Nontransferability Absent Administrator Permission. Except as otherwise determined by the Administrator, and in any event in the case of an Incentive Stock Option or a tandem stock appreciation right granted with respect to an Incentive Stock Option, no Award granted under the Plan shall be transferable by a Participant otherwise than by will or the laws of descent and distribution. The Administrator shall not permit any transfer of an Award for value. An Award may be exercised during the lifetime of the Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative, unless otherwise determined by the Administrator. Awards granted under the Plan shall not be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance, except as otherwise determined by the Administrator; provided, however, that the restrictions in this sentence shall not apply to the shares of Common Stock received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed. Nothing in this paragraph shall be interpreted or construed as overriding the terms of any Safety stock ownership or retention policy, now or hereafter existing, that may apply to the Participant or shares of Common Stock received under an Award.

(b) Administrator Discretion to Permit Transfers Other Than For Value. Except as otherwise restricted by applicable law, the Administrator may, but need not, permit an Award, other than an Incentive Stock Option or a tandem stock appreciation right granted with respect to an Incentive Stock Option, to be transferred to a Participant’s Family Member (as defined below) as a gift or pursuant to a domestic relations order in settlement of marital property rights. The Administrator shall not permit any transfer of an Award for value. For purposes of this Section 9, “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. The following transactions are not prohibited transfers for value: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity.

10.Adjustments for Corporate Transactions and Other Events.

(a)Mandatory Adjustments. In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting Safety (each, a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of Safety (each, a “Share Change”) that occurs at any time after adoption of this Plan by the Board (including any such Corporate Event or Share Change that occurs after such adoption and coincident with or prior to the Effective Date), the Administrator shall make equitable and appropriate substitutions or proportionate adjustments to (i) the aggregate number and kind of shares of Common Stock or other securities on which Awards under the Plan may be granted to Eligible Individuals, (ii) the maximum number of shares of Common Stock or other securities with respect to which Awards may be granted during any one calendar year to any individual, (ii) the maximum number of shares of Common Stock or other securities that may be issued with respect to Incentive Stock Options granted under the Plan, (iii) the number of shares of Common Stock or other securities covered by each outstanding Award and the exercise price, base price or other price per share, if any, and other relevant terms of each outstanding Award, and (iv) all other numerical limitations relating to Awards, whether contained in this Plan or in Award Agreements; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.

(b)Discretionary Adjustments. In the case of Corporate Events, the Administrator may make such other adjustments to outstanding Awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator in its sole discretion (it being understood that in the case of a Corporate Event with respect to which stockholders of Safety receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of a stock option or stock appreciation right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event over the exercise price or base price of such stock option or stock appreciation right shall conclusively be deemed valid and that any stock option or stock appreciation right may be cancelled for no consideration upon a Corporate Event if its exercise price or base price equals or exceeds the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event), (ii) the substitution of securities or other property (including, without limitation, cash or other securities of Safety and securities of entities other than Safety) for the shares of Common Stock subject to outstanding Awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the Administrator, of the surviving or successor entity or a parent thereof (“Substitute Awards”).

(c)Adjustments to Performance Goals. The Administrator may, in its discretion, adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in Safety’s consolidated financial statements, notes to the consolidated financial statements, management’s discussion and analysis or other Safety filings with the Securities and Exchange Commission. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of Safety or the applicable subsidiary, business segment or other operational unit of Safety or any such entity or segment, or the manner in which any of the foregoing conducts its business, or other events or circumstances, render the Performance Goals to be unsuitable, the Administrator may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable.

(d)Statutory Requirements Affecting Adjustments. Notwithstanding the foregoing: (A) any adjustments made pursuant to Section 10 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (B) any adjustments made pursuant to Section 10 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (1) continue not to be subject to Section 409A of the Code or (2) comply with the requirements of Section 409A of the Code; (C) in any event, the Administrator shall not have the authority to make any adjustments pursuant to Section 10 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the date of grant to be subject thereto; and (D) any adjustments made pursuant to Section 10 to Awards that are Incentive Stock Options shall be made in compliance with the requirements of Section 424(a) of the Code.

(e)Dissolution or Liquidation. Unless the Administrator determines otherwise, all Awards outstanding under the Plan shall terminate upon the dissolution or liquidation of Safety.

11.Change in Control Provisions.

(a)Termination of Awards. Notwithstanding the provisions of Section 11(b), in the event that any transaction resulting in a Change in Control occurs, outstanding Awards will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the issuance therefor of Substitute Awards of, the surviving or successor entity or a parent thereof. Solely with respect to Awards that will terminate as a result of the immediately preceding sentence and except as otherwise provided in the applicable Award Agreement:

(i)the outstanding Awards of stock options and stock appreciation rights that will terminate upon the effective time of the Change in Control shall, immediately before the effective time of the Change in Control, become fully exercisable and the holders of such Awards will be permitted, immediately before the Change in Control, to exercise the Awards;

(ii)the outstanding shares of Restricted Stock the vesting or restrictions on which are then solely time-based and not subject to achievement of Performance Goals shall, immediately before the effective time of the Change in Control, become fully vested, free of all transfer and lapse restrictions and free of all risks of forfeiture;

(iii)the outstanding shares of Restricted Stock the vesting or restrictions on which are then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting or lapsing of restrictions in a greater amount upon the occurrence of a Change in Control, become vested, free of transfer and lapse restrictions and risks of forfeiture in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement;

(iv)the outstanding Restricted Stock Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then solely time-based and not subject to or pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control, become fully earned and vested and shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code; and

(v)the outstanding Restricted Stock Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting, earning or settlement in a greater amount upon the occurrence of a Change in Control, become vested and earned in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement and shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code.

Implementation of the provisions of this Section 11(a) shall be conditioned upon consummation of the Change in Control.

(b)Continuation, Assumption or Substitution of Awards. Unless otherwise provided in the applicable Award Agreement, if a Change in Control occurs under which provision is made in connection with the transaction for the continuation or assumption of outstanding Awards by, or for the issuance of Substitute Awards of, the surviving or successor entity of a parent thereof, then upon a Participant’s Termination of Service by Safety, an Affiliate, or a successor to Safety or an Affiliate without Cause or for Good Reason during the 18-month period following a Change in Control:

(i)any outstanding stock options and stock appreciation rights granted under the Plan to the Participant or any such Substitute Awards which are not then exercisable and vested shall become fully exercisable and vested;

(ii)the restrictions and transferal limitations applicable to any shares of Restricted Stock granted under the Plan to the Participant or any such Substitute Awards shall lapse and such shares of Restricted Stock shall become free of all restrictions and become fully vested and transferable;

(iii)all Restricted Stock Units, Performance Shares and Performance Units granted under the Plan to the Participant or any such Substitute Awards shall be considered to be earned and payable at target level, any deferral or other restriction thereon shall lapse, any Restriction Period thereon shall terminate, and such Restricted Stock Units, Performance Shares and Performance Units or any such Substitute Awards shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable;

(iv)each outstanding Performance Award granted under the Plan to the Participant or any such Substitute Award shall be deemed to satisfy any applicable Performance Goals as set forth in the applicable Award Agreement; and

(v)subject to Section 15, the Administrator may also make additional adjustments and/or settlements of outstanding Awards granted to the Participant or any Substitute Awards as it deems appropriate and consistent with the Plan’s purposes.

(c)Other Permitted Actions. In the event that any transaction resulting in a Change in Control occurs, the Administrator may take any of the actions set forth in Section 10 with respect to any or all Awards granted under the Plan.

(d) Section 409A Savings Clause. Notwithstanding the foregoing, if any Award is considered to be a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, this Section 11 shall apply to such Award only to the extent that its application would not result in the imposition of any tax or interest or the inclusion of any amount in income under Section 409A of the Code.

12.Substitution of Awards in Mergers and Acquisitions.

Awards may be granted under the Plan from time to time in substitution for assumed awards held by employees, officers, consultants or directors of entities who become employees, officers, consultants or directors of Safety or a Subsidiary as the result of a merger or consolidation of the entity for which they perform services with Safety or a Subsidiary, or the acquisition by Safety of the assets or stock of the such entity. The terms and conditions of any Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the Awards to the provisions of the assumed awards for which they are substituted and to preserve their intrinsic value as of the date of the merger, consolidation or acquisition transaction. To the extent permitted by applicable law and marketplace or listing rules of the primary securities market or exchange on which the Common Stock is listed or admitted for trading, any available shares under a stockholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards granted pursuant to this Section 12 and, upon such grant, shall not reduce the Share Pool.

13.Compliance with Securities Laws; Listing and Registration.

(a)The obligation of Safety to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal, state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. If at any time the Administrator determines that the delivery of Common Stock under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or Federal, state or foreign (non-United States) securities laws, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Common Stock under the Plan would or may violate the rules of any exchange on which Safety’s securities are then listed for trade, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery would not violate such rules. If the Administrator determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any stock exchange upon which any of Safety’s equity securities are listed, then the Administrator may postpone any such exercise, nonforfeitability or delivery, as applicable, but Safety shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

(b)Each Award is subject to the requirement that, if at any time the Administrator determines, in its absolute discretion, that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state, federal or foreign (non-United States) law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c)In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a person receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to Safety in writing that the Common Stock acquired by such person is acquired for investment only and not with a view to distribution and that such person will not dispose of the Common Stock so acquired in violation of Federal, state or foreign securities laws and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Common Stock in compliance with applicable Federal, state or foreign securities laws.

14.Section 409A Compliance.

It is the intention of Safety that any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code shall comply in all respects with the requirements of Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code, and the terms of each such Award shall be construed, administered and deemed amended, if applicable, in a manner consistent with this intention. Notwithstanding the foregoing, neither Safety nor any of its Affiliates nor any of its or their directors, officers, employees, agents or other service providers will be liable for any taxes, penalties or interest imposed on any Participant or other person with respect to any amounts paid or payable (whether in cash, shares of Common Stock or other property) under any Award, including any taxes, penalties or interest imposed under or as a result of Section 409A of the Code. Any payments described in an Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. For purposes of any Award, each amount to be paid or benefit to be provided to a Participant that constitutes deferred compensation subject to Section 409A of the Code shall be construed as a separate identified payment for purposes of Section 409A of the Code. For purposes of Section 409A of the Code, the payment of Dividend Equivalents under any Award shall be construed as earnings and the time and form of payment of such Dividend Equivalents shall be treated separately from the time and form of payment of the underlying Award. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, any payments (whether in cash, shares of Common Stock or other property) to be made with respect to the Award that become payable on account of the Participant’s separation from service, within the meaning of Section 409A of the Code, while the Participant is a “specified employee” (as determined in accordance with the uniform policy adopted by the Administrator with respect to all of the arrangements subject to Section 409A of the Code maintained by Safety and its Affiliates) and which would otherwise be paid within six months after the Participant’s separation from service shall be accumulated (without interest) and paid on the first day of the seventh month following the Participant’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death. Notwithstanding anything in the Plan or an Award Agreement to the contrary, in no event shall the Administrator exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Code section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4).

15.Plan Duration; Amendment and Discontinuance.

(a)Plan Duration. The Plan shall remain in effect, subject to the right of the Board or the Compensation Committee to amend or terminate the Plan at any time, until the earlier of (a) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no shares of Common Stock approved for issuance under the Plan remain available to be granted under new Awards or (b) March 24, 2032. No Awards shall be granted under the Plan after such termination date. Subject to other applicable provisions of the Plan, all Awards made under the Plan on or before March 24, 2032, or such earlier termination of the Plan, shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

(b)Amendment and Discontinuance of the Plan. The Board or the Compensation Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law or rule of any securities exchange or market on which the Common Stock is listed or admitted for trading or to prevent adverse tax or accounting consequences to Safety or the Participant. Notwithstanding the foregoing, no such amendment shall be made without the approval of Safety’s stockholders to the extent such amendment would (A) materially increase the benefits accruing to Participants under the Plan, (B) materially increase the number of shares of Common Stock which may be issued under the Plan or to a Participant, (C) materially expand the eligibility for participation in the Plan, (D) eliminate or modify the prohibition set forth in Section 7(e) on repricing of stock options and stock appreciation rights, (E) lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and stock appreciation rights, or (F) modify the prohibition on the issuance of reload or replenishment options. Except as otherwise determined by the Board or Compensation Committee, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c)Amendment of Awards. Subject to Section 7(e), the Administrator may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall materially impair the rights of any Participant with respect to an Award without the Participant’s consent, except such an amendment made to cause the Plan or Award to comply with applicable law, applicable rule of any securities exchange on which the Common Stock is listed or admitted for trading, or to prevent adverse tax or accounting consequences for the Participant or the

Company or any of its Affiliates. For purposes of the foregoing sentence, an amendment to an Award that results in a change in the tax consequences of the Award to the Participant shall not be considered to be a material impairment of the rights of the Participant and shall not require the Participant’s consent.

16.General Provisions.

(a)Non-Guarantee of Employment or Service. Nothing in the Plan or in any Award Agreement thereunder shall confer any right on an individual to continue in the service of Safety or any Affiliate or shall interfere in any way with the right of Safety or any Affiliate to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest or become payable; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under any Award or the Plan. No person, even though deemed an Eligible Individual, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. To the extent that an Eligible Individual who is an employee of a Subsidiary receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that Safety is the Participant’s employer or that the Participant has an employment relationship with Safety.

(b)No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Safety and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from Safety pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of Safety.

(c)Status of Awards. Awards shall be special incentive payments to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for purposes of determining any pension, retirement, death, severance or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance, severance or other employee benefit plan of Safety or any Affiliate now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation or (b) any agreement between (i) Safety or any Affiliate and (ii) the Participant, except as such plan or agreement shall otherwise expressly provide.

(d)Subsidiary Employees. In the case of a grant of an Award to an Eligible Individual who provides services to any Subsidiary, Safety may, if the Administrator so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Administrator may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Eligible Individual in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled after such issue or transfer of shares to the Subsidiary shall revert to Safety.

(e)Governing Law and Interpretation. The validity, construction and effect of the Plan, of Award Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Award

Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable United States federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles. The captions of the Plan are not part of the provisions hereof and shall have no force or effect. Except where the context otherwise requires: (i) the singular includes the plural and vice versa; (ii) a reference to one gender includes other genders; (iii) a reference to a person includes a natural person, partnership, corporation, association, governmental or local authority or agency or other entity; and (iv) a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

(f)Use of English Language. The Plan, each Award Agreement, and all other documents, notices and legal proceedings entered into, given or instituted pursuant to an Award shall be written in English, unless otherwise determined by the Administrator. If a Participant receives an Award Agreement, a copy of the Plan or any other documents related to an Award translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version shall control.

(g)Recovery of Amounts Paid. Except as otherwise provided by the Administrator, Awards granted under the Plan shall be subject to any and all policies, guidelines, codes of conduct, or other agreement or arrangement adopted by the Board or Compensation Committee with respect to the recoupment, recovery or clawback of compensation (collectively, the “Recoupment Policy”) and/or to any provisions set forth in the applicable Award Agreement under which Safety may recover from current and former Participants any amounts paid or shares of Common Stock issued under an Award and any proceeds therefrom under such circumstances as the Administrator determines appropriate. The Administrator may apply the Recoupment Policy to Awards granted before the policy is adopted to the extent required by applicable law or rule of any securities exchange or market on which shares of Common Stock are listed or admitted for trading, as determined by the Administrator in its sole discretion.

17.Glossary.

Under this Plan, except where the context otherwise indicates, the following definitions apply:

“Administrator” means the Compensation Committee, or such other committee(s) or officer(s) duly appointed by the Board or the Compensation Committee to administer the Plan or delegated limited authority to perform administrative actions under the Plan, and having such powers as shall be specified by the Board or the Compensation Committee; provided, however, that at any time the Board may serve as the Administrator in lieu of or in addition to the Compensation Committee or such other committee(s) or officer(s) to whom administrative authority has been delegated. With respect to any Award to which Section 16 of the Exchange Act applies, the Administrator shall consist of either the Board or a committee of the Board, which committee shall consist of two or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and an “independent director” to the extent required by the rules of the national securities exchange that is the principal trading market for the Common Stock ; provided, that with respect to Awards made to a member of the Board who is not an employee of the Company, “Administrator” means the Board. Any member of the Administrator who does not meet the foregoing requirements shall abstain from any decision regarding an Award and shall not be considered a member of the Administrator to the extent required to comply with Rule 16b-3 of the Exchange Act.

“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, Safety or any successor to Safety. For this purpose, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) shall mean ownership, directly or indirectly, of 50% or more of the total combined voting power of all classes of voting securities issued by such entity, or the possession, directly or indirectly, of the power to direct the management and policies of such entity, by contract or otherwise.

“Award” means any stock option, stock appreciation right, stock award, stock unit, Performance Share, Performance Unit, and/or Other Stock-Based Award, whether granted under this Plan.

“Award Agreement” means the written document(s), including an electronic writing acceptable to the Administrator, and any notice, addendum or supplement thereto, memorializing the terms and conditions of an Award granted pursuant to the Plan and which shall incorporate the terms of the Plan.

“Board” means the Board of Directors of Safety.

“Cause” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement (i) the Participant’s plea of guilty or nolo contendere to, or conviction of, (A) a felony (or its equivalent in a non-United States jurisdiction) or (B) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of Safety, any of its Affiliates or a successor to Safety or an Affiliate, as determined by the Administrator in its sole discretion, or that legally prohibits the Participant from working for Safety, any of its Subsidiaries or a successor to Safety or a Subsidiary; (ii) a breach by the Participant of a regulatory rule that adversely affects the Participant’s ability to perform the Participant’s employment duties to Safety, any of its Subsidiaries or a successor to Safety or a Subsidiary, in any material respect; or (iii) the Participant’s failure, in any material respect, to (A) perform the Participant’s employment duties, (B) comply with the applicable policies of Safety, or of its Subsidiaries, or a successor to Safety or a Subsidiary, or (C)  comply with covenants contained in any contract or Award Agreement to which the Participant is a party; provided, however, that the Participant shall be provided a written notice describing in reasonable detail the facts which are considered to give rise to a breach described in this clause (iii) and the Participant shall have 30 days following receipt of such written notice (the “Cure Period”) during which the Participant may remedy the condition and, if so remedied, no Cause for Termination of Service shall exist.

“Change in Control” means the first of the following to occur: (i) a Change in Ownership of Safety, (ii) a Change in Effective Control of Safety, or (iii) a Change in the Ownership of Assets of Safety, as described herein and construed in accordance with Code section 409A.

(i)A “Change in Ownership of Safety” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of Safety that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of Safety. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50%, on a fully diluted basis, of the total fair market value or total voting power of the capital stock of Safety, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Safety or to cause a Change in Effective Control of Safety (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which Safety acquires its stock in exchange for property will be treated as an acquisition of stock.

(ii)A “Change in Effective Control of Safety” shall occur on the date either (A) a majority of members of Safety’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Safety’s Board before the date of the appointment or election, or (B) any one Person, or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of Safety possessing 50% or more of the total voting power of the stock of Safety.

(iii)A “Change in the Ownership of Assets of Safety” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from Safety that have a total gross fair market value equal to or more than 51% of the total gross fair market value of all of the assets of Safety immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Safety, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The following rules of construction apply in interpreting the definition of Change in Control:

(A)A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by Safety and by entities controlled by Safety or an underwriter, initial purchaser or placement agent temporarily holding the capital stock of Safety pursuant to a registered public offering.

(B)Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(C)A Change in Control shall not include a transfer to a related person as described in Code section 409A or a public offering of capital stock of Safety.

(D)For purposes of the definition of Change in Control, Section 318(a) of the Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor section, regulations and guidance.

“Common Stock” means shares of common stock of Safety, par value $0.01 per share, and any capital securities into which they are converted.

“Company” means Safety Insurance Group, Inc. and its Subsidiaries, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Safety.

“Compensation Committee” means the Compensation Committee of the Board.

“Dividend Equivalent” means a right, granted to a Participant, to receive cash, Common Stock, stock Units or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock.

“Effective Date” means the date on which adoption of the Plan is approved by the stockholders of Safety.

“Eligible Individuals” means (i) officers and employees of, and other individuals, including non-employee directors, who are natural persons providing bona fide services to or for, Safety or any of its Subsidiaries, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for Safety’s securities, and (ii) prospective officers, employees and service providers who have accepted offers of employment or other service relationship from Safety or a Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto. Reference to any specific section of the Exchange Act shall be deemed to include such regulations and guidance issued thereunder, as well as any successor section, regulations and guidance.

“Fair Market Value” means, on a per share basis as of any date, unless otherwise determined by the Administrator:

(i)if the principal market for the Common Stock (as determined by the Administrator if the Common Stock is listed or admitted to trading on more than one exchange or market) is a national securities exchange or an established securities market, the official closing price per share of Common Stock for the regular market session on that date on the principal exchange or market on which the Common Stock is then listed or admitted to trading or, if no sale is reported for that date, on the last preceding day on which a sale was reported, all as reported by such source as the Administrator may select;

(ii)if the principal market for the Common Stock is not a national securities exchange or an established securities market, but the Common Stock is quoted by a national quotation system, the average of the highest bid and lowest asked prices for the Common Stock on that date as reported on a national quotation system or, if no prices are reported for that date, on the last preceding day on which prices were reported, all as reported by such source as the Administrator may select; or

(iii)if the Common Stock is neither listed or admitted to trading on a national securities exchange or an established securities market, nor quoted by a national quotation system, the value determined by the Administrator in good faith by the reasonable application of a reasonable valuation method, which method may, but need not, include taking into account an appraisal of the fair market value of the Common Stock conducted by a nationally recognized appraisal firm selected by the Administrator.

Notwithstanding the preceding, for foreign, federal, state and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

“Full Value Award” means an Award that results in Safety transferring the full value of a share of Common Stock under the Award, whether or not an actual share of stock is issued. Full Value Awards shall include, but are not limited to, stock awards, stock units, Performance Shares, Performance Units that are payable in Common Stock, and Other Stock-Based Awards for which Safety transfers the full value of a share of Common Stock under the Award, but shall not include Dividend Equivalents.

“Good Reason” means, with respect to a Participant, during the 18-month period following a Change in Control, actions taken by Safety or any of its Affiliates or any successor corporation or other entity in a Corporate Transaction resulting in a material negative change in the employment relationship of the Participant who is an officer or an employee in one or more of the following ways:

(i)the assignment to the Participant of duties materially inconsistent with the Participant’s position (including offices, titles and reporting requirements), authority, duties or responsibilities, or a material diminution in such position, authority, duties or responsibilities, in each case from those in effect immediately prior to the Change in Control;

(ii)a material reduction of the Participant’s aggregate annual compensation, including, without limitation, base salary and annual bonus and incentive compensation opportunity, from that in effect immediately prior to the Change in Control; or

(iii)a change in the Participant’s principal place of employment that increases the Participant’s commute by 75 or more miles as compared to the Participant’s commute immediately prior to the Change in Control.

In order to invoke a Termination of Service for Good Reason, a Participant must provide written notice to Safety, its Affiliate or any successor corporation or other entity in a Corporate Transaction with respect to which the Participant is employed or providing services (as applicable, the “Service Recipient”) of the existence of one or more of the conditions constituting Good Reason within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Service Recipient shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Service Recipient fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s Termination of Service must occur, if at all, within 90 days following the expiration of such Cure Period in order for such termination as a result of such condition to constitute a Termination of Service for Good Reason.

“Incentive Stock Option” means any stock option that is designated, in the applicable Award Agreement or the resolutions of the Administrator under which the stock option is granted, as an “incentive stock option” within the meaning of Section 422 of the Code and otherwise meets the requirements to be an “incentive stock option” set forth in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not an employee of Safety Insurance Group, Inc. or any of its Affiliates.

“Nonqualified Option” means any stock option that is not an Incentive Stock Option.

“Other Stock-Based Award” means an Award of Common Stock or any other Award that is valued in whole or in part by reference to, or is otherwise based upon, shares of Common Stock, including without limitation Dividend Equivalents and convertible debentures.

“Participant” means an Eligible Individual to whom one or more Awards are or have been granted pursuant to the Plan and have not been fully settled or cancelled and, following the death of any such person, his successors, heirs, executors and administrators, as the case may be.

“Performance Award” means a Full Value Award, the grant, vesting, lapse of restrictions or settlement of which is conditioned upon the achievement of performance objectives over a specified Performance Period and includes, without limitation, Performance Shares and Performance Units.

“Performance Goals” means the performance goals established by the Administrator in connection with the grant of Awards based on Performance Metrics or other performance criteria selected by the Administrator.

“Performance Period” means that period established by the Administrator during which any Performance Goals specified by the Administrator with respect to such Award are to be measured.

“Performance Metrics” means criteria established by the Administrator relating to any of the following, as it may apply to an individual, one or more business units, divisions, or Affiliates, or on a company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, or an index covering multiple companies:

(i)Earnings or Profitability Metrics: any derivative of revenue; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; operating margins; combined ratio; expense levels or ratios; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments or investment losses, early extinguishment of debt or stock-based compensation expense;

(ii)Return Metrics: any derivative of return on investment, assets, equity or capital (total or invested);

(iii)Investment Metrics: relative risk-adjusted investment performance; investment performance of assets under management;

(iv)Cash Flow Metrics: any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

(v)Liquidity Metrics: any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios); and/or

(vi)Stock Price and Equity Metrics: any derivative of return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes).

“Performance Shares” means a grant of stock or stock Units the issuance, vesting or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period.

“Performance Units” means a grant of dollar-denominated Units the value, vesting or payment of which is contingent on performance against predetermined objectives over a specified Performance Period.

“Plan” means this Amended and Restated Safety Insurance Group, Inc. 2018 Long-Term Incentive Plan, as set forth herein and as it may be amended from time to time.

“Restricted Stock” means an Award of shares of Common Stock to a Participant that may be subject to certain transferability and other restrictions and to a risk of forfeiture (including by reason of not satisfying certain Performance Goals).

“Restricted Stock Unit” means a right granted to a Participant to receive shares of Common Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain Performance Goals).

“Restriction Period” means, with respect to Full Value Awards, the period commencing on the date of grant of such Award to which vesting or transferability and other restrictions and a risk of forfeiture apply and ending upon the expiration of the applicable vesting conditions, transferability and other restrictions and lapse of risk of forfeiture and/or the achievement of the applicable Performance Goals.

“Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with Safety if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain or otherwise has the power to direct the management and policies of the entity by contract or by means of appointing a majority of the members of the board or other body that controls the affairs of the entity; provided, however, that solely for purposes of determining whether a Participant has a Termination of Service that is a “separation from service” within the meaning of Section 409A of the Code or whether an Eligible Individual is eligible to be granted an Award that in the hands of such Eligible Individual would constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code , a “Subsidiary” of a corporation or other entity means all other entities with which such corporation or other entity would be considered a single employer under Sections 414(b) or 414(c) of the Code.

“Tax Withholding Obligation” means any federal, state, local or foreign (non-United States) income, employment or other tax or social insurance contribution required by applicable law to be withheld in respect of Awards.

“Termination of Service” means the termination of the Participant’s employment or consultancy with, or performance of services for, Safety and its Subsidiaries. Temporary absences from employment because of illness, vacation or leave of absence and transfers among Safety and its Subsidiaries shall not be considered Terminations of Service. With respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, “Termination of Service” shall mean a “separation from service” as defined under Section 409A of the Code to the extent required by Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code. A Participant has a separation from service within the meaning of

Section 409A of the Code if the Participant terminates employment with Safety and all Subsidiaries for any reason. A Participant will generally be treated as having terminated employment with Safety and all Subsidiaries as of a certain date if the Participant and the entity that employs the Participant reasonably anticipate that the Participant will perform no further services for Safety or any Subsidiary after such date or that the level of bona fide services that the Participant will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for fewer than 36 months); provided, however, that the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or, if longer, so long as the Participant retains the right to reemployment with Safety or any Subsidiary.

“Total and Permanent Disability” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement, that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death, or (ii) determined to be totally disabled by the Social Security Administration or other governmental or quasi-governmental body that administers a comparable social insurance program outside of the United States in which the Participant participates and which conditions the right to receive benefits under such program on the Participant being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death. The Administrator shall have sole authority to determine whether a Participant has suffered a Total and Permanent Disability and may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

“Unit” means a bookkeeping entry used by Safety to record and account for the grant of the following types of Awards until such time as the Award is paid, cancelled, forfeited or terminated, as the case may be: stock units, Restricted Stock Units, Performance Units, and Performance Shares that are expressed in terms of units of Common Stock.

{end of document}

SAFETY INSURANCE GROUP, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS PO BOX 1342 BRENTWOOD, NY 11717

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SAFETY INSURANCE GROUP, INC.
The Board of Directors recommends you vote FOR the following:

1.	Election of two Class II Directors to serve a three year term expiring in 2025.

	Nominees:	For	Withhold

1a.	Deborah E. Gray	◻	◻
1b.	George M. Murphy	◻	◻

The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5, 6 and 7.						For	Against	Abstain

2.	Ratification of the Appointment of DELOITTE & TOUCHE LLP.					◻	◻	◻

3.	Advisory Vote on Executive Compensation.					◻	◻	◻

4.	Vote to Provide Stockholders the Right to Call a Special Meeting				.	◻	◻	◻
5.	Vote to Provide Stockholders the Right to Act by Written Consent.					◻	◻	◻
6.	Vote to Replace Supermajority Provisions.					◻	◻	◻

7.	Vote to Approve the Amended and Restated 2018 Long-Term Incentive Plan.					◻	◻	◻

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			◻

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 10K Wrap are available at www.proxyvote.com

SAFETY INSURANCE GROUP, INC.

Annual Meeting of Shareholders

June 1, 2022 10:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) George M. Murphy and Christopher T. Whitford (each with the power to act without the other and with power of substitution) or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SAFETY INSURANCE GROUP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 10:00 AM, EDT on June 1, 2022, at 20 CUSTOM HOUSE STREET BOSTON, MA 02110, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side